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Analog Devices, Inc.

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Notice of Annual Meeting and Proxy Statement

2022

Analog Devices, Inc. One Analog Way Wilmington, MA 01887

LETTER FROM OUR BOARD

Dear Fellow Shareholders,

First and foremost, we thank you for your continued investment in Analog Devices, Inc., or ADI.

At ADI, we are committed to maximizing shareholder value creation over the long-term, and we have a highly engaged Board and sound corporate governance structure in place to oversee this commitment.

The ADI Board of Directors cordially invites you to attend the 2022 Annual Meeting of Shareholders, or Annual Meeting, which will be held at ADI’s offices located at 125 Summer Street, Boston, Massachusetts 02110 on Wednesday, March 9, 2022, at 9:00 a.m. local time.

At the Annual Meeting you are being asked to:

1.	Elect 12 members of our Board of Directors, each to serve for a term expiring at the next annual meeting of shareholders;

2.	Approve a non-binding advisory proposal on the compensation of our named executive officers;

3.	Approve the Analog Devices, Inc. 2022 Employee Stock Purchase Plan; and

4.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2022 fiscal year.

Your vote is very important to us. Our Board encourages you to read these proxy materials and to vote your shares “FOR” each proposal.

Thank you for the trust you place in us and the opportunity to serve as your directors.

Sincerely,

THE ADI BOARD OF DIRECTORS

Analog Devices, Inc. One Analog Way Wilmington, MA 01887

LETTER FROM OUR CEO

Dear Fellow Shareholders,

While 2021 was a tumultuous year for the world, ADI worked closely with our customers, invested in impactful innovations, and focused on operational excellence to not just weather the challenges, but accelerate through them. Our efforts to support our customers through supply constraints and inflationary pressures helped to differentiate ADI from our competitors and resulted in increased customer engagement and strong financial results in fiscal 2021. Our investments in high-value applications across automotive, communications, digital healthcare, industrial and more, positioned us well to take advantage of society’s accelerating digitalization and the ongoing evolution of how we work, learn and live our lives. We enter fiscal 2022 with tremendous momentum and look forward to collaborating more closely than ever with our customers and ecosystems on the innovations that will continue humanity’s advancement in 2022 and beyond.

Strategic Progress & Fiscal 2021 Results

Fiscal 2021 was a remarkable year for ADI, with record operating results. Our success was driven by our industry-leading, high-performance product portfolio and our team’s strong operational execution, which collectively enabled us to meet the increased demand for our products. We delivered $7.3 billion of revenue, adjusted gross margins over 70%, and record adjusted earnings per share. We continued to deliver strong cash generation, with operating cash flow of $2.7 billion and free cash flow of $2.4 billion. Notably, our free cash flow margin is in the top 10% of companies in the S&P 500 and we returned more than $3.7 billion to shareholders through dividends and share repurchases.

It was also a year of transformation for ADI. To complement our organic efforts, we have selectively used M&A over the years to expand both our scale and scope. The completion of the Maxim Integrated acquisition further builds our comprehensive portfolio of products, enabling us to serve the expanding needs of our customers better than ever before, which we believe better positions ADI to deliver long-term, profitable and sustainable growth.

Milestone Acquisition of Maxim Integrated

We are hard at work on the integration of Maxim Integrated as we work to further solidify ADI as the strongest and most durable analog franchise on earth. This combination increases the breadth and depth of our best-in-class technology offerings – we now have approximately 75,000 product SKUs, and 80% of these products individually account for less than 0.1% of our total revenue. We believe our portfolio diversity helps to create a high barrier to entry and business model that is both resilient and rich with growth opportunities.

The addition of Maxim Integrated positions us to develop and deliver more complete, cutting-edge solutions for our customers. For example, we now have a more comprehensive power management portfolio, where Maxim’s primarily application-focused offerings are highly complementary with ADI’s more general purpose or catalog portfolio. We expect to accelerate growth in our more than $2 billion revenue power management portfolio as there are abundant cross-selling and design support opportunities across all our end markets.

More importantly, Maxim Integrated expands our global team of talented employees, including our cadre of brilliant engineering talent, which now stands at 11,000 engineers strong. This increased scale unlocks additional avenues of professional growth for our people, while enabling us to better address the future needs of our customers.

Destination for the Best Engineering Talent

We recognize the importance of our engineering talent as a key competitive differentiator. Over the last several years, our customers have allocated more of their engineering resources towards software and away from hardware. As a result, they are increasingly relying on us to fill this void and be a close partner in helping them architect complete analog solutions.

Our commitment to R&D investment and engineer autonomy is what makes us a destination for the world’s best technologists. At its core, our culture is deeply rooted in solving our customers’ most challenging problems and developing and shaping the growth of our people. Our global team of problem solvers is mentored by the best minds and empowered to imagine the future instead of waiting for it. With that foundation, they’re able to develop breakthrough solutions that impact the world.

At the same time, ADI continues to expand our recruitment efforts to attract more diverse talent to our organization. Bringing different perspectives together not only fosters innovation, but it also strengthens bonds between people working towards a united goal and results in improved business outcomes.

Our Mission to “Engineer Good”

Broadly speaking, we believe our industry-leading portfolio defines the edge of performance, creates successful business outcomes, and inherently delivers environmental and sustainability benefits.

With each generation of chip design, we increase energy efficiency, while enhancing the performance of our customers’ systems. For example, in 2021 alone, electric vehicles equipped with ADI’s battery management system (BMS) technologies reduced the amount of carbon dioxide entering the atmosphere by nearly 100 million tons.

Beyond making products that enable energy-efficient applications across transportation, communication, healthcare, and more, we are leveraging our expertise to support climate-focused initiatives. In April 2021, we launched the Ocean and Climate Innovation Accelerator (OCIA) consortium with Woods Hole Oceanographic Institution. Unleashing the ocean’s potential to address the global climate crisis begins with science-driven knowledge, and our sensors and domain expertise in physical world metrology measurement will be critical to understanding the ocean’s role in climate change.

We’re also committed to answering the global call to action to address the world’s environmental degradation and climate change with more sustainable operations. For our part, we’ve set science-based emission reduction targets that ensure our sustainability plans are based on climate science and are independently verified and certified. These include using 100% renewable energy in our legacy ADI manufacturing sites by 2025, as well as achieving carbon neutrality by 2030 and net zero emissions by 2050 or sooner.

Thank You

In closing, our company remains strong, resilient, and adaptable in a period of tremendous change for our industry. I’ve never been more optimistic about our future in this ubiquitously sensed and connected world given the wide array of secular growth drivers, the breadth and depth of our product and technology portfolio and, critically, our increased ability to reach and fully serve our more-than one hundred thousand customers. I’d like to thank our employees and partners, who worked tirelessly throughout fiscal 2021 to help ADI achieve these historic results. I would also like to thank the Board for their confidence in appointing me as the incoming Chair of the Board, effective as of our Annual Meeting date. I look forward to continuing to work with the Board and management team to take ADI to even greater heights.

Lastly, thank you for choosing to invest in ADI and for your continued trust in our Board and management team.

VINCENT ROCHE Incoming Chair and Chief Executive Officer

Strengthening Our End Markets with Maxim Integrated
Industrial

The Industrial sector is characterized by a diversity of customers, products and applications, and features sticky, long-life-cycle products. ADI’s heritage in this market, combined with Maxim Integrated, positions us as the partner of choice across precision signal processing, control, power management, connectivity and safety. And, we have a significant opportunity to connect Maxim’s rich power portfolio, which is underrepresented in the Industrial sector today, with ADI’s strong position in this market.

Automotive

ADI’s automotive business is focused on vehicle electrification and in-cabin connectivity. Maxim Integrated strengthens our market-leading BMS position with its growing power management capabilities. Now, seven of the top 10 electric vehicle brands use our solution, and our BMS revenue has doubled. Maxim Integrated also adds an industry-leading Gigabit Multimedia Serial Link™ (GSML) franchise, making ADI the go to provider for connectivity systems in the vehicle, which is critical in architecting Advanced Driver Assistance Systems (ADAS) systems.

Communications

ADI is a wireless market leader, and our deep domain expertise enabled the launch of the industry’s first software-defined radio transceiver with a fully integrated digital front end this year. In wireline, our precision signal chain for optical control systems and power management is used by carrier networks and data centers. Maxim Integrated more than doubles our data center exposure and expands our growth opportunities with power management solutions for cloud processors and accelerators.

Consumer

Our Consumer business is focused on enhancing human sensory experiences, and we have repositioned this franchise by further diversifying our customers, products and applications. Our portfolio is defined by signal processing solutions across hearables, wearables and professional audio/video, along with strong power management capabilities. Maxim Integrated builds on this, bringing additional power and sensing capabilities and new applications, including fast charging and gaming.

Analog Devices, Inc. One Analog Way Wilmington, MA 01887

A GLOBAL TEAM

“At ADI, our greatest asset is our people. We offer the most curious problem-solvers career-long opportunities to learn from the best minds and maximize their potential and impact. This environment, when paired with our inspiring mission to solve the world’s most complex challenges, creates a unique draw for brilliant people who are passionate about partnering with our customers to make a lasting, positive impact on humanity. And this applies across all functions – their ingenuity and collaborative approach power the innovation engine that is at the root of our customer success and long-term value creation.”

ANELISE SACKS Chief Customer Officer

Talent Priorities

We invest in our people so they can engineer the next generation of technology that betters our world. We care about our employees, offering competitive benefits and compensation, as well as fulfilling career opportunities. In support of this, we are continuously looking for ways to evolve our programs and practices to ensure employee satisfaction.

1.	Empower Innovation Leadership & Mentoring	Empowering our teams to innovate and learn, across every level & function

Our pandemic-inspired ADI Ignite Network “innovates how we innovate.” The network opens up innovation to all employees and expands the impact of mentoring across the globe. Our recently launched ADI Mentoring Program makes it easier for mentors and mentees to connect via a digital platform that matches mentors and mentees based on suggestions, personality, and other preferences.

ADI’s Pulse survey captures employee feedback on 30 cultural dimensions and enables ADI to prioritize actions for positive organizational impact. Employee participation in fiscal 2021 was 87% with 80% likely to recommend working at ADI and 77% employee satisfaction.

2.	Focus on Social Purpose & Employee Engagement	Fostering a collaborative workplace where the best minds can do the best work

GEEC, or Global Early Employee Challenge, is a company-wide competition that helps to develop the business skills of employees with five or fewer years of experience. In fiscal 2021, we had 400+ early career participants across 60 teams focused on designing solutions that help protect and regenerate the environment, enabling a more sustainable future.

Diversity, equity, and inclusion is a global mission for us. We launched a Diversity Council and Working Group to ensure all our initiatives resonate locally while still having a global impact. These teams are currently helping to identify systemic oppression within their regions so we can address inequity beyond the United States.

3.	Building the Workforce of the Future	Evolving our workforce skills to prepare our customers for the future

As the future of the workforce is redefined, ADI continues to prioritize attracting and retaining the world’s finest talent to push the limit of what’s possible. ADI is focused on creating an agile, evolving view of the workforce of the future by developing a more complete understanding of the types of skills, location, and working environment employees prefer.

As experiential learning is vitally important to employees’ development, we will continue to work to make opportunities and roles available to employees starting early in their careers and at every stage thereafter, preparing them for long, distinguished careers at ADI.

We know that amazing talent drives our success as a company. That’s why we aim to be the destination for the world’s best analog engineering talent. We invest in our people, so they can engineer solutions that sense the world around us and make it better. ADI is proud to foster an inclusive workplace where all voices and diverse backgrounds can contribute, thrive and produce better outcomes for our employees and customers.

~11,000 Engineers Worldwide	~4,700 U.S. Patents

$1.3B R&D Investment in FY’21	93% Employee Retention in FY’21

SPOTLIGHT:

Analog Devices Fellows

ADI Fellow is a distinguished technical position given to engineers who contribute significantly to the company’s success through exceptional innovation, leadership and an unparalleled ability to unite and mentor others. In addition to their business and innovation impact, Fellows serve as company ambassadors and are recognized as industry leaders in their fields of expertise.

“ADI challenges you to push the bounds of what’s possible, presenting tremendous opportunity to innovate for the future. Our culture is defined by diversity of perspective, background and interests enabling us to deliver solutions for our customer’s most complex problems.”

SUSAN FEINDT ADI Fellow

“I’m inspired by the ADI culture, and more specifically, our talented colleagues who are deeply committed to collaboration. It’s a dream environment for an engineer to work in, with state-of-the-art technologies, world-leading products and knowing that I’m having the opportunity to innovate and really make an impact.”

KHIEM NGUYEN ADI Fellow

Analog Devices, Inc. One Analog Way Wilmington, MA 01887

NOTICE OF 2022

ANNUAL MEETING OF SHAREHOLDERS

2022 Annual Meeting of Shareholders

Date and Time: Wednesday, March 9, 2022 9:00 a.m. local time	Place: 125 Summer Street Boston, MA 02110	Record Date: Monday, January 3, 2022

Items of Business

The 2022 Annual Meeting of Shareholders of Analog Devices, Inc., or Annual Meeting, will be held at our offices located at 125 Summer Street, Boston,

Massachusetts 02110, on Wednesday, March 9, 2022 at 9:00 a.m. local time. At the meeting, shareholders will consider and vote on the following matters:

1.	To elect the 12 director nominees named in this proxy statement to our Board of Directors, each to serve for a term expiring at the next annual meeting of shareholders;

2.

To approve, by a non-binding “say on pay” vote, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;

3.	To approve the Analog Devices, Inc. 2022 Employee Stock Purchase Plan; and

4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 29, 2022.

The shareholders will also act on any other business that may properly come before the meeting.

The Board recommends that you vote “FOR” each director nominee included in Proposal 1 and “FOR” each of the other proposals. The full text of these proposals is set forth in this proxy statement. Registered shareholders of the Company at the close of business on the record date are eligible to vote at the meeting.

Please note that we are furnishing proxy materials and access to our proxy statement to our shareholders via our website instead of mailing printed copies to each of our shareholders. By doing so, we save costs and reduce our impact on the environment.

Beginning on January 21, 2022, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials, or Notice, which contains instructions on how to access our proxy materials and vote online. The Notice also contains instructions on how each of our shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2021 Annual Report and a form of proxy card or voting instruction form. All shareholders who do not receive the Notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically.

Shareholders of record at the close of business on the record date of January 3, 2022 are entitled to vote at the meeting.

Your vote is important no matter how many shares you own, and we encourage you to vote promptly whether or not you plan to attend the Annual Meeting.

By Order of the Board of Directors,

JANENE ASGEIRSSON Chief Legal Officer, Chief Risk Officer and Corporate Secretary January 21, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on March 9, 2022: This proxy statement and the 2021 Annual Report are available for viewing, printing and downloading at www.analog.com/AnnualMeeting.

How to vote: Your vote is important

PLEASE VOTE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM

Vote by Internet Go to www.proxyvote.com You will need the 16-digit control number that appears on your proxy card or the Notice.	Vote by Telephone Call 1-800-690-6903 You will need the 16-digit control number that appears on your proxy card or the Notice.	Vote by Mail Mark, sign, date, and mail your proxy card or your voting instruction form. No postage is required if mailed in the United States.

DURING THE ANNUAL MEETING

For details on voting your shares during the Annual Meeting, see “Q&A About Annual Meeting and Voting” on page 77.

Web links throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

The sum and/or computation of individual numerical amounts or percentages disclosed in this proxy statement may not equal the total due to rounding.

Forward-Looking Statements

This proxy statement contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” “could” and “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections regarding our future financial performance; our anticipated growth and trends in our businesses; our future liquidity, capital needs and capital expenditures; the impact of the COVID-19 pandemic on our business, financial condition and results of operations; our future market position and expected competitive changes in the marketplace for our products; our ability to pay dividends or repurchase stock; our ability to service our outstanding debt; our expected tax rate; the effect of changes in or the application of new or revised tax laws, expected cost savings; the effect of new accounting pronouncements; our ability to successfully integrate acquired businesses and technologies, including the acquired business, operations and employees of Maxim Integrated Products, Inc.; and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified in Part I, Item 1A. “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements, including to reflect events or circumstances occurring after the date of the filing of this proxy statement, except to the extent required by law.

Notice of 2022 Annual Meeting of Shareholders

Helpful Resources

Annual Meeting

Proxy Statement & Annual Report:

investor.analog.com/financial-info/annual-reports

Voting Your Proxy via the Internet Before the Annual Meeting: www.proxyvote.com

Board of Directors

investor.analog.com/governance/board-of-directors

Investor Relations

investor.analog.com

Corporate Social Responsibility

analog.com/csr

Governance Documents

https://investor.analog.com/governance/governance-documents. Corporate governance documents and policies, including:

•	Corporate Governance Guidelines

•	Committee Charters

•	Code of Business Conduct and Ethics

•	Related Person Transaction Policy

•	Stock Option and Stock-Based Award Grant Date Policy

•	Code of Corporate Social Responsibility

•	Global Tax Policy

•	Political Contributions and Expenditures

Proxy Summary

 VOTING MATTERS

This proxy summary provides an overview of select information in this proxy statement. We encourage you to read the entire proxy statement before voting. Shareholders will be asked to vote on the following matters at the Annual Meeting:

Proposal	Items of Business	Board Recommendation	Where to Find Details
1	Election of 12 directors	FOR each director nominee	11

2	Advisory approval of the compensation of the company’s named executive officers	FOR	32

3	Approval of the Analog Devices, Inc. 2022 Employee Stock Purchase Plan	FOR	67

4	Ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the company’s fiscal year ending October 29, 2022	FOR	73

What’s new?

We continually review our corporate strategy and governance practices to ensure that ADI is in a position to consistently deliver on its commitment to sustaining a culture of innovation, collaboration, solid performance, and fiduciary responsibility. We believe providing a broader understanding of our perspectives on these items will be beneficial to you as you consider this year’s voting matters. This year’s updated items include:

•	Completed the acquisition of Maxim Integrated Products, Inc., or Maxim Integrated, on August 26, 2021

•	Continued to enhance ESG disclosure, publishing second annual Corporate Responsibility Report and EEO-1 data

•

First U.S. technology company to deploy a sustainable finance instrument with an inaugural green bond issuance in fiscal 2020, followed by the issuance of a sustainability-linked revolving credit facility and a sustainability-linked bond offering in fiscal 2021

•	Strengthened ADI’s commitment to reducing carbon emissions by setting a new goal to reach carbon neutrality by 2030 and net zero greenhouse gas emissions by 2050 or sooner

•	Continued to connect our shareholders with key stakeholders within our company around topics of interest, including sustainability and human capital management reporting

•	Appointed ADI’s first Chief Risk Officer and continued to enhance risk oversight practices with quarterly cross-functional committee meetings and regular updates to the Board

•	Further diversified Board, with female directors now representing more than 30% of the Board

•	Increased our stock ownership guidelines for the CEO from 2x to 5x and for all other executive officers from 1x to 3x

Governance Highlights

Effective Board leadership, independent oversight and strong corporate governance	Shareholder rights and accountability

Majority of directors are independent	Annual election of directors of a declassified Board

Average tenure of independent directors standing for re-election is approximately 6.7 years	Majority voting for directors in uncontested director elections

Regular executive sessions of independent directors	Proxy access bylaw

Clawback policy for CEO and executive officers, including our named executive officers	Annual Board and Committee self-evaluations

Active Board engagement in managing talent and long-term succession planning for executives	No dual class of stock or controlling shareholder

ABOUT ADI

ADI is a leading global high-performance semiconductor company dedicated to solving the toughest engineering challenges.

As a premier edge processing company, we connect the physical and digital worlds, where data is born. Our technologies transform physical phenomena into digital intelligence that ignites human breakthroughs.

ADI At a Glance

Background
Founded: 1965
Headquarters: Wilmington, MA
Employees: ~24,700
Countries: 35 Worldwide sales, field applications, engineers, distribution, design and technical support
Products: ~75,000 SKUs
Customers: 125,000+
Publicly Listed – NASDAQ: ADI
Design Centers: ~70
Global Manufacturing: United States (Massachusetts, Oregon, Washington) Ireland | Philippines | Malaysia | Thailand

Fiscal 2021 Revenue: $7.3B
Industrial Aerospace and Defense Energy Factory Automation Healthcare Instrumentation

Automotive Electrification Infotainment Autonomous Mobility

Communications Wired/Optical Networking Wireless

Consumer Hearable & Wearable Devices High-End Audio & Video Portables

Our Strategy

Central to our strategy is our focus on challenges that our customers have across the most impactful application areas. By bringing together domain expertise with some of the world’s best technologies across hardware, software and AI, we make our customers’ solutions more accurate, efficient and intelligent — driving profitable growth.

Fiscal 2021 represented a year of strategic progress for ADI as we continued to deliver strong results and progress against our three key priorities:

Deploying Capital Efficiently

•  Combined annual R&D investment of $1.3B with 95% targeted on most attractive B2B opportunities

•  Extracting value from M&A to enhance scale & scope, creating destination for world’s best analog talent: Maxim Integrated in FY’21, Linear Technology in FY’17 & Hittite in FY’14

•  Updated our capital allocation priorities in September 2021 following the acquisition of Maxim Integrated, including targeting to return 100% of free cash flow via dividends & buybacks with 7–15% dividend CAGR

Deepening Customer Centricity

•  Partnering more deeply with customers to deliver complete solutions

•  Strengthening customer engagement: customers enhancing software focus, leaving more of the increasingly complex hardware challenges to ADI

•  Accelerating innovation engine to develop cutting-edge technologies. Opportunity pipeline value achieved record levels in FY’21

Capitalizing on Secular Trends	• Automotive: Electrification, In-Cabin Digitalization • Industrial: Industrial 4.0 IoT, Digital Health, Space • Communications: Next-Gen Wireless (5G), Data Center • Consumer: Consumer IoT

Fiscal 2021 Performance Highlights*

$7.3B Revenue	61.8% Gross Margins	23.1% Operating Margins	$3.46 Diluted Earnings per Share	$2.7B Operating Cash Flow
~88% Business- to-Business Revenue	70.9% Adjusted Gross Margins**	42.4% Adjusted Operating Margins**	$6.46 Adjusted Diluted Earnings per Share**	$2.4B Free Cash Flow**

*

The fiscal 2021 financial results in this proxy statement include the financial results of Maxim Integrated prospectively from the closing date of the Maxim Integrated acquisition, or Acquisition Date.

**

See Additional Information for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Fiscal 2021 Shareholder Value Creation

Returned $3.7B to shareholders in the form of dividends and share repurchases	Increased our dividends per share paid to shareholders by 11% on an annualized basis	1-, 3- and 5-year TSR[1] of 49%, 111% and 202%, respectively, which outperformed the S&P 500 over the same periods

(1)

Total Shareholder Return calculation is share price appreciation plus cumulative cash dividend payments, and the effect of reinvesting those dividends into the security, for the one-, three- and five-year periods ended October 30, 2021.

GOVERNANCE HIGHLIGHTS

ADI’s Board is composed of a diverse, experienced group of global thought, business, and academic leaders. Tunç Doluca and Mercedes Johnson joined ADI’s Board on August 26, 2021 in connection with our acquisition of Maxim Integrated. On January 18, 2022, Dr. Little informed our Nominating and Corporate Governance Committee of his intent to retire from our Board and not stand for re-election. Consequently, Dr. Little’s term as a director will expire at the Annual Meeting on March 9, 2022. Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has determined, to nominate all other members of our Board for re-election at the Annual Meeting. If the current nominees are elected we will have 12 members serving on our Board and the size of our Board will decrease to 12 members at such time.

Director Nominees

Name	Age	Director Since	Principal Occupation	Independent Director	Other Company Board(s)	Committee Member- ship(s)
Ray Stata	87	1965	Outgoing Chair of the Board of Analog Devices, Inc.	—	—	—

Vincent Roche	61	2013	Incoming Chair of the Board and Chief Executive Officer of Analog Devices, Inc.	—	—	—

James A. Champy	79	2003	Former Vice President of the Dell/Perot Systems business unit of Dell, Inc.		—	NCGC (Chair)

Anantha P. Chandrakasan	53	2019	Dean of MIT’s School of Engineering and Vannevar Bush Professor of Electrical Engineering and Computer Science		—	NCGC

Tunç Doluca	64	2021	Former President and Chief Executive Officer of Maxim Integrated Products, Inc.	—	1	—

Bruce R. Evans	62	2015	President of Evans Capital and Senior Advisor & Former Chairman of the Board of Summit Partners		1	AC

Edward H. Frank	65	2014	Co-Founder and Former Chief Executive Officer of Cloud Parity		2	CC (Chair)

Laurie H. Glimcher	70	2020	Professor of Medicine at Harvard Medical School and President and Chief Executive Officer of the Dana-Farber Cancer Institute		1	CC

Karen M. Golz	67	2018	Former Global Vice Chair of Ernst & Young		2	AC (Chair)

Mercedes Johnson	67	2021	Former Chief Financial Officer of Avago Technologies (now Broadcom Inc.)		3	AC

Kenton J. Sicchitano	77	2003	Former Global Managing Partner of PricewaterhouseCoopers LLP		—	NCGC

Susie Wee	52	2019	Former Senior Vice President and General Manager of DevNet and CX Ecosystem Success at Cisco Systems		—	CC

AC = Audit Committee CC = Compensation Committee NCGC = Nominating and Corporate Governance Committee

Board Composition

The Board of Directors and the Nominating and Corporate Governance Committee are committed to ensuring that the Board is composed of a highly capable group of directors who collectively provide a significant breadth of experience, knowledge and ability to effectively represent the interest of shareholders, drive shareholder value and reflect our corporate values of integrity, honesty and adherence to high ethical standards.

50%	92%	36	9 of 12

of director nominees added in the last 5 years	overall attendance at Board and Committee meetings in fiscal 2021	Board and Committee meetings in fiscal 2021	director nominees are independent

Strong Board Diversity

The Board also believes that having directors with a mix of tenure helps transition the institutional knowledge of the more experienced directors while providing a broad, fresh set of perspectives. The Board has continued to make progress in broadening the experience, gender and tenure of our 12 director nominees.

Average Tenure of Director Nominees

50%	0–5 Years
25%	5–10 Years
25%	10+ Years

7.0 Years	Average Tenure of independent director nominees

Diversity of Director Nominees

4 of 12
Directors are female, or 33%

3 of 12
Directors are ethnically diverse, or 25%

Board Profile

ADI’s directors contribute significant experience in the areas most relevant to overseeing the Company’s business and strategy. The below matrix provides a high-level summary of the experience and qualifications of our director nominees:

Name

Ray Stata

Vincent Roche

James A. Champy

Anantha P. Chandrakasan

Tunç Doluca

Bruce R. Evans

Edward H. Frank

Laurie H. Glimcher

Karen M. Golz

Mercedes Johnson

Kenton J. Sicchitano

Susie Wee

INTEGRATED APPROACH TO

SHAREHOLDER ENGAGEMENT

We conduct extensive investor outreach throughout the year involving our senior management, investor relations, legal and human resources departments. This helps management and the Board understand and focus on the issues that matter most to our shareholders, so ADI can address them effectively.

ADI’s Year-Round Engagement Process

Engaging with Shareholders Year-round

•	In fiscal 2021, we conducted more than 200 unique engagements with our shareholders, including the majority of our top 25 shareholders, on a variety of topics

•	Continued ADI Uncovered webcast series discussing business strategy and secular growth trends of instrumentation & test, and space

•

Held multiple webcasts and attended multiple conferences to keep shareholders informed of Company developments; this included a special investor call regarding our capital allocation plans following the close of the Maxim Integrated acquisition

Enhancing Practices & Disclosures

•	During fiscal 2021, we reached out to our top 25 shareholders, representing approximately 45% of our outstanding shares, with an offer to engage with their corporate governance teams

•

Topics of interest during engagement included Board composition and risk oversight, Board evaluation and refreshment, corporate governance trends and environmental, social and governance considerations, including human capital management reporting

•	Shareholder and stakeholder feedback is integrated into boardroom discussions regularly and helps to inform the Board’s decisions and the Company’s practices and disclosures

Shareholder Topics & Company Response

In the spirit of continuous improvement, we have reviewed with our Board of Directors the key takeaways from these meetings with our shareholders with the goal of continuing to evolve our corporate governance practices to best meet the needs of the Company and our shareholders. Our dialogue has led to enhancements to our practices and disclosure, our Board believes are in the best interests of the Company and our shareholders. For example:

Topics of Discussion	Recent Outcomes of Engagement
Corporate Governance	• Continued focus on active Board refreshment and diversity; added one new female director to the Board, bringing female representation to more than 30% of the Board
• Increased our stock ownership guidelines for the CEO from 2x to 5x and for all other executive officers from 1x to 3x

• Appointed ADI’s first Chief Risk Officer and continued to enhance our risk oversight practices with quarterly cross-functional committee meetings, quarterly updates to the Audit Committee and regular updates to the Board

Corporate Social Responsibility	• Continued to enhance ESG disclosure, publishing second annual Corporate Responsibility Report and EEO-1 data

• First U.S. technology company to deploy a sustainable finance instrument with an inaugural green bond issuance, followed by the issuance of a sustainability-linked revolving credit facility and a sustainability-linked bond offering

• Strengthened ADI’s commitment to reducing carbon emissions by setting a new goal to reach carbon neutrality by 2030 and net zero greenhouse gas emissions by 2050 or sooner

EXECUTIVE COMPENSATION

Our executive compensation program is designed to attract, retain and motivate top executive talent and align the interests of our executive officers and our shareholders.

Compensation Best Practices

•	Our cash incentive bonus awards are based solely on our financial performance

•	A significant portion of equity awards are contingent upon long-term performance achievement

•	Incentive awards are tied to rigorous performance targets aligned with our corporate strategy

•	Payout for relative TSR-based awards capped at target for instances of negative absolute TSR

•	Clawback policy for all executive officers in the event of a material financial restatement due to fraud or willful misconduct

•	Specific policy regarding the grant dates of stock options, RSUs and other stock-based awards for our directors, executive officers and employees

•	Stock ownership guidelines for all officers and directors

•	Prohibit hedging and pledging of ADI securities

•	Annual “say on pay” vote

Overview of CEO Pay

Executive pay at ADI is strongly aligned with long-term company performance, with the majority of compensation delivered in long-term equity-based awards. The pay mix chart is based on target compensation consisting of the annual rate of base salary and short-term and long-term incentive targets approved by the Compensation Committee.

(1)	The sum of the individual amounts may not equal the total due to rounding. See page 35 for further details regarding the calculations.

Fiscal 2021 Total Shareholder Return

2021 compensation actions for our executive officers, including our named executive officers, are supported by solid corporate performance and strong shareholder returns.

Total Shareholder Return calculation is share price appreciation plus cumulative cash dividend payments, and the effect of reinvesting those dividends into the security for the one-year period ended October 30, 2021.

Summary of Direct Compensation Elements

We provide a mix of compensation elements that support our goals of attracting and retaining top executive talent and incentivizing our key performance objectives in the short-and long-term.

Pay Element		Purpose	Time Period	Performance Measures

• Base Salary		• Attract and retain executive talent	• Annual

• Variable Cash Incentive		• Motivate and reward our executive officers for achieving short-term Company financial objectives aligned with value creation	• Paid semi-annually, with quarterly corporate financial targets tied to corporate strategy of profitable growth	• 50%: quarterly operating profit before taxes, or OPBT, margin • 50%: year over year revenue growth (measured quarterly) • Minimum OPBT margin required for payout

• Annual Long-Term Incentives	• TSR PRSUs – 25%	• Align executive officer and shareholder interest to drive superior relative TSR results	• Cumulative three-year period	• Relative TSR compared to comparator group • Payouts capped at target if absolute TSR is negative

	• Financial Metric PRSUs – 25%	• Align executive officer and shareholder interests with long-term profitability	• One-year, two-year cumulative and three-year cumulative time periods	• Operating profit

	• Stock Options – 25%	• Align executive officer and shareholder interests in absolute stock price appreciation	• Four year graded vesting • 10 year term	• Absolute stock price appreciation

	• RSUs – 25%	• Attract and retain key executives	• Four year graded vesting	• None

OPBT = Operating Profit Before Taxes.    TSR = Total Shareholder Return

Historical “Say on Pay” Votes

Our pay programs have a history of strong shareholder support. Our Compensation Committee believes the results of last year’s “Say on Pay” vote and input from our shareholder engagement affirmed our shareholders’ support of our company’s executive compensation program. This informed our decision to maintain a consistent overall approach in setting executive compensation in fiscal 2021.

Please see the Compensation Discussion and Analysis section beginning on page 32 of this proxy statement for a more detailed description of our executive compensation program, philosophy and design.

CORPORATE RESPONSIBILITY

Our Approach

As a global company, we are passionately driven to be a leading responsible corporate citizen — “engineering good” through the relentless pursuit of innovative technologies in order for our customers to be more successful in a better connected, greener and healthier future.

We believe sustainability means delivering holistic solutions that make a positive, demonstrable impact on the world. The following core pillars are the foundation of our strategy for achieving our sustainability goals:

1.	Protect and Regenerate the Environment: Deliver solutions that reduce our carbon and environmental footprint, as well as restore and replenish our natural resources and ecosystems

2.	Empower People: Create opportunities for people and make a meaningful impact on their lives — both at ADI and in the broader community

3.	Impact Through Engagement: Leverage the ingenuity of ADI employees to drive positive change and help solve real-world problems that benefit our lives, communities and planet

Sustainability Governance

Our Chief Executive Officer, alongside a senior management team that includes our Chief People Officer, Chief Financial Officer, Chief Legal & Risk Officer, Senior Vice President, Automotive & Energy, Communications and Aerospace Group and our recently appointed Senior Director, ESG and Sustainability Programs, leads our sustainability agenda. Our Chief Legal & Risk Officer also chairs our Enterprise Risk Management Committee, which oversees risk management on a company-wide basis.

Our Board of Directors receives regular updates from management about our progress against our sustainability initiatives and regarding areas of material risk to ADI. Our Nominating and Corporate Governance Committee has specific oversight responsibility for our ESG-related programs and our Audit Committee oversees enterprise risk management.

Fiscal 2021 Highlights

Disclosure & Transparency	Our Environment	Our People & Society

• Published the company’s second Corporate Responsibility Report

• Our Corporate Responsibility Report is prepared in accordance with the Global Reporting Initiative (GRI): Core Option and we report separately to the CDP Climate Change and Water Security projects

• Aligned our Corporate Responsibility Report with two additional sustainability frameworks (TCFD and SASB), and we will continue to assess other evolving frameworks

• Published online our most recent EEO-1 reports in the interest of increased transparency

• Science Based Targets initiative, SBTi, approved our science-based emission reductions targets

• Set goals to become carbon neutral by 2030 and achieve net zero emissions by 2050 or sooner, joining the U.N. Global Compact and their campaign, Business Ambition for 1.5°C

• First U.S. technology company to deploy a sustainable finance instrument with an inaugural green bond issuance, followed by the issuance of a sustainability-linked revolving credit facility and a sustainability-linked bond offering

• Continued to innovate and develop solutions with meaningful environmental benefits, including our Battery Management Solutions, Energy Storage Systems and leveraged our intelligent sensing systems to make data centers greener

• Grew ADI’s female engineering population[1] by 20% over the last 3 years, experienced 5% YoY growth in ‘FY21

• Partnered with Historically Black Colleges and Universities (HBCUs) to enhance their engineering curriculum and research efforts

• Provided $1.8 million in community grants and matched $720,000 in employee donations in FY’21 through the Analog Devices Foundation, supporting 900+ unique organizations

• Supported Gavi, the Vaccine Alliance, with a $1 million donation for COVAX efforts to help ensure people in all corners of the world have access to COVID-19 vaccines

(1)	Includes exempt engineering roles globally

Innovating for Environmental Sustainability

Our technologies reduce greenhouse gas emissions and waste, contributing to a lower carbon economy. ADI views achieving environmental sustainability as not only a responsibility for businesses and a necessity for a healthy planet, but also a business opportunity for energy efficient products.

Electrification	Communications	Industry 4.0

Electric Vehicles (EVs)	Data Centers	Factory Automation

•  ADI’s battery management
systems enable EVs to achieve
longer drive range and less
charge time at lower costs

•  Impact: EVs equipped with
ADI’s BMS solutions reduced
CO2 emissions by nearly
100 million tons in 2021

•  ADI’s power solutions for high
density servers, storage and
network equipment improve
energy efficiency and operating
costs

•  Impact: ADI is on the leading
edge of transition to 48 volts,
delivering systems solutions
that reduce wasted power
by 15% compared with the
industry standard

•  Precision sensing and drive
technologies from ADI enable
variable-speed motors to operate
factory lines with more efficient
energy usage

•  Impact: 40% reduced motor
energy consumption in factory
lines using ADI’s precision signal
chain and power management
technology

Renewable Energy	5G Networks	Predictive Maintenance

•  Energy Storage Systems capture
renewable energy, store and
redeploy it to provide efficient
grid distribution and help EV
charging stations run off
cleaner energy

•  Impact: 30% more battery life
in ADI’s energy storage systems,
combining accuracy with
efficient power conversion
and isolation capabilities

•  Exponential growth in network
traffic would increase emissions
to 600M tonnes by 2030 if
5G networks weren’t 90%
more energy efficient than 4G
networks

•  Impact: 540M tonnes of avoided
emissions. ADI’s transceivers and
algorithms allow miniaturization
that enables beamforming and
densification

•  ADI’s AI-driven sensing
interpretation platform
OtoSense® provides real-time
machine health insights at the
edge

•  Impact: 98% reduced energy
consumption enabled by ADI-OtoSense® edge computing,
compared to traditional
services using a cloud

Proposal 1

ELECTION OF DIRECTORS

Our Board of Directors unanimously recommends that you vote   FOR   the election of each of the below nominees.

Election Process

All members of our Board of Directors are elected annually by our shareholders and currently consists of 13 directors, of whom 10 are deemed to be “independent directors” as defined and in accordance with the Nasdaq Stock Market, Inc. Marketplace Rules, or Nasdaq Rules. Tunç Doluca and Mercedes Johnson joined our Board on August 26, 2021, in connection with our acquisition of Maxim Integrated. On January 18, 2022, Dr. Little informed our Nominating and Corporate Governance Committee of his intent to retire from our Board and not stand for re-election. Consequently, Dr. Little’s term as a director will expire at the Annual Meeting on March 9, 2022. Our Nominating and Corporate Governance Committee recommended, and our Board has determined, to nominate all other current directors for reelection in 2022. As such, at the Annual Meeting, our shareholders will have an opportunity to vote for each of the 12 nominees listed below. If the current nominees are elected, we will have 12 members serving on our Board, of whom 9 are deemed to be “independent directors” in accordance with Nasdaq Rules, and the number of directors composing our Board will be reduced to 12. The persons named in the proxy card, upon receipt of a properly executed proxy, will vote for each of these nominees, unless you instruct them to vote otherwise on the proxy card (whether executed by you or through Internet or telephonic voting). Each of the nominees has indicated his or her willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board of Directors may reduce the number of directors.

Director Criteria, Qualifications and Experience

The Board of Directors is committed to ensuring that it is composed of a highly capable group of directors who collectively span a broad range of leadership skills and provide a significant breadth of experience, knowledge and abilities, relevant to the Company’s strategic vision, long-term objectives and business activities to effectively represent the interests of shareholders, exercise sound judgment and reflect our corporate values of integrity, honesty and adherence to high ethical standards. Key factors that the Board of Directors and the Nominating and Corporate Governance Committee consider when selecting director nominees include:

Diversity of Director Nominees
4 of 12 Directors are female, or 33%
3 of 12 Directors are ethnically diverse, or 25%

While the Board of Directors does not have a specific diversity policy, our Corporate Governance Guidelines provide that gender, racial, and ethnic diversity, consistent with the requirement for relevant and diverse experience, skills, and industry familiarity, are important search criteria.

Independence of Director Nominees
9 of 12 Directors are Independent, or 75%

Under Nasdaq Rules, a majority of the members of our Board must be independent directors. To be considered independent, a director must be independent as determined under applicable Nasdaq Rules, and in the Board’s judgment, the director must not have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Experience of our Director Nominees

Experience/Expertise	Number of Directors

CEO Experience Experienced leadership of complex global businesses	6

Industry Experience Insight into key issues affecting our Company	9

Technology Leadership Expertise and thought leadership relating to technological innovation in our industry and our end markets	10

Governance/Public Company Board Expertise Knowledge of public company governance issues and policies to enhance Board practices	8

Financial Expertise Oversight of our company’s audit function and preparation of financial statements and capital market expertise	4

International Experience Insight into the many factors involved in overseeing management of our Company’s global footprint	10

Strategy Experience Oversight of management’s development and implementation of strategic priorities	12

Risk Management Expertise Oversight of risks facing our Company and a comprehensive approach to risk management	3

Cybersecurity Expertise Oversight of our Company’s efforts to maintain our customers’ trust and protect the security of their data	4

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director nominee has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to ADI and our Board of Directors. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each director nominee appears below under the heading “Security Ownership of Directors and Executive Officers.” See also “Certain Relationships and Related Transactions.” There are no family relationships among any of the directors and executive officers of ADI.

Ray Stata

Outgoing Chair of the Board of Directors

Director since: 1965        Age: 87        Committee(s): None

Professional Experience and Background

Mr. Stata has served as our Chair of the Board of Directors since 1973 and served as an executive officer of ADI from its inception until April 2012. Mr. Stata will be stepping down as the Chair of our Board of Directors at the Annual Meeting on March 9, 2022. Mr. Stata served as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991.

Key Qualifications and Expertise

Mr. Stata has more than 50 years of experience and leadership in the semiconductor industry, including as our founder, our Chair for 44 years and formerly as our President for 20 years.

Other Public Company Boards:

Current: None                Past 5 Years: None

Vincent Roche

Incoming Chair of the Board of Directors and Chief Executive Officer

Director since: 2013        Age: 61        Committee(s): None

Professional Experience and Background

Mr. Roche has served as President of ADI since 2012 and was appointed Chief Executive Officer and elected as a Director in 2013. At the Annual Meeting, Mr. Roche will also become the Chair of our Board. Mr. Roche’s tenure as CEO began in 2013 through the end of fiscal 2021, the Company’s total shareholder returns has increased 371% (vs. S&P total shareholder return of 237% over the same time period), our market capitalization has increased by more than $80 billion and our revenue has more than doubled to $7.3 billion. Mr. Roche began his career at ADI in 1988 and has served in key positions spanning corporate leadership, worldwide sales, strategic marketing, business development, and product management over his more than 30-year tenure at ADI. Mr. Roche was recognized by Forbes in 2019 as one of America’s Most Innovative Leaders.

Key Qualifications and Expertise

Mr. Roche’s leadership role in the Company and his deep knowledge of the Company’s products, markets, customers, culture and organization.

Other Public Company Boards:

Current: None                Past 5 Years: Acacia Communications, Inc. (until March 2021)

James A. Champy

Presiding Director

Independent Director since: 2003       Age: 79

Committee(s): Nominating and Corporate Governance

Professional Experience and Background

Mr. Champy retired in 2010 as Vice President of the Dell/Perot Systems business unit of Dell, Inc., a computer and technology services company. He was previously a Vice President and the Chairman of Consulting at Perot Systems Corporation from 1996 to November 2009. He served as a director of Perot Systems Corporation from 1996 to 2004. Mr. Champy is the author of several business books and is a Life Member of the MIT Corporation, the governing body of the Massachusetts Institute of Technology.

Key Qualifications and Expertise

Mr. Champy’s expertise in corporate strategy development and his organizational acumen.

Other Public Company Boards:

Current: None                Past 5 Years: None

Anantha P. Chandrakasan

Independent Director since: 2019         Age: 53

Committee(s): Nominating and Corporate Governance

Professional Experience and Background

Dr. Chandrakasan has served as the Dean of the School of Engineering at the Massachusetts Institute of Technology, or MIT, a private research university, since July 2017, and is the Vannevar Bush Professor of Electrical Engineering and Computer Science. In addition, Dr. Chandrakasan co-chairs the MIT–IBM Watson AI Lab, the MIT-Takeda Program, and the MIT and Accenture Convergence Initiative for Industry and Technology. Dr. Chandrakasan currently serves on the Board of Directors of the Singapore-MIT Alliance for Research and Technology, or SMART. Dr. Chandrakasan joined the MIT faculty in 1994. He was the director of the Microsystems Technology Laboratories (MTL) from 2006 until he became the head of the Department of Electrical Engineering and Computer Science in 2011, a position that concluded with his appointment as Dean in July 2017. He is an Institute of Electrical and Electronics Engineers (IEEE) fellow, and was elected to the National Academy of Engineering in 2015 and to the American Academy of Arts & Sciences in 2019.

Key Qualifications and Expertise

Dr. Chandrakasan’s deep understanding of complex technologies and experience driving innovation.

Other Public Company Boards:

Current: None                Past 5 Years: None

Tunç Doluca

Director since: 2021        Age: 64

Committee(s): None

Professional Experience and Background

Mr. Doluca has over 30 years of executive leadership and technical experience in the semiconductor industry. He served as a director of Maxim Integrated, as well as its President and Chief Executive Officer, from January 2007 to August 2021, when Analog Devices completed its acquisition of Maxim Integrated. Mr. Doluca joined Maxim Integrated in 1984 as a Member of Technical Staff. While at Maxim Integrated, Mr. Doluca personally designed over 40 products and holds 11 patents. In 1994, he became the leader of Maxim Integrated’s first vertical business unit for portable power-management products. Mr. Doluca currently serves on the Board of Trustees of University of California, Santa Barbara Foundation.

Key Qualifications and Expertise

Mr. Doluca’s over 30 years of executive leadership and technical experience in the semiconductor industry, and his valuable perspectives directly relevant to our business.

Other Public Company Boards:

Current: Western Digital Corporation    Past 5 Years: Maxim Integrated Products, Inc. (until 2021)

Bruce R. Evans

Independent Director since: 2015       Age: 62       Committee(s): Audit

Professional Experience and Background

Mr. Evans has served as the President of Evans Capital, a private investment fund, since he founded it in March 2019. Mr. Evans has also served in various positions with Summit Partners, a growth equity and venture capital focused alternative investments firm, since 1986, including most recently as Senior Advisor, a role he has held since 2018. From 2018 to March 2019, he served as Chairman of Summit Partners’ board and as a Senior Advisor to the firm. From 2011 to December 2017, he served as Managing Director and Chairman of Summit Partners’ board. From 1999 to 2011, he was one of Summit Partners’ Co-Managing Partners. During his 36 years with Summit Partners, Mr. Evans has served as a member of the boards of directors of over 35 technology and other growth industry companies , including 14 public companies. In addition, Mr. Evans is Chairman of the Vanderbilt University Board of Trust and the former Chairman of Vanderbilt’s Investment Committee.

Key Qualifications and Expertise

Mr. Evans’ financial and management expertise, including his investing experience in the technology sector and his experience with acquisitions and other transactions.

Other Public Company Boards:

Current: Casa Systems, Inc.                Past 5 Years: None

Edward H. Frank

Independent Director since: 2014       Age: 65     Committee(s): Compensation

Professional Experience and Background

Dr. Frank was most recently co-founder and CEO of Cloud Parity, a voice of the customer startup, from January 2014 through August 2016. From May 2009 to October 2013, Dr. Frank held the position of Vice President, Macintosh Hardware Systems Engineering at Apple Inc., a company that designs, manufactures and markets electronic devices. Prior to his tenure at Apple, Dr. Frank served as Corporate Vice President, Research and Development, of Broadcom Corp. Dr. Frank was founding CEO of Epigram, Inc., a developer of integrated circuits and software for home networking, which Broadcom acquired in 1999, and was a Distinguished Engineer at Sun Microsystems, Inc. Dr. Frank is vice-chair of the Carnegie Mellon University Board of Trustees, where he has been a Trustee since 2000, and since July 2017, has been Executive Director (pro bono) of Metallica’s All Within My Hands Foundation. He is a member of the National Academy of Engineering and a Fellow of the IEEE.

Key Qualifications and Expertise

Dr. Frank’s substantial experience in the design, manufacture, sale and marketing of semi-conductors for a broad set of markets, including many of the markets serviced by the Company and his extensive executive leadership experience.

Other Public Company Boards:
Current: Marvell Technology, Inc.	Past 5 Years: Cavium, Inc. (until 2018)
SiTime Corp.	Amesite, Inc. (until 2020)
Quantenna Communications, Inc (until 2018)

Laurie H. Glimcher

Independent Director since: 2020       Age: 70       Committee(s): Compensation

Professional Experience and Background

Dr. Glimcher has served as a Professor of Microbiology and Immunology at Harvard Medical School since May 2017, the Richard and Susan Smith Professor of Medicine at Harvard Medical School and Dana-Farber Cancer Institute since October 2016, an Attending Physician, Department of Cancer Immunology and Virology at Dana-Farber Cancer Institute since October 2016 and the President and Chief Executive Officer of the Dana-Farber Cancer Institute since September 2016. In addition to a number of senior leadership roles held at both Harvard Medical School and Harvard School of Public Health from 1984 to 2011 and from October 2016 to present, she also served as the Stephen and Suzanne Weiss Dean and Professor of Medicine of Weill Cornell Medicine and Provost for Medical Affairs of Cornell University from January 2012 to August 2016. She is a member of the Board of Trustees at the Dana-Farber Cancer Institute and a member of the US National Academy of Sciences, the National Academy of Medicine, the American Academy of Arts and Sciences and the American Philosophical Society.

Key Qualifications and Expertise

Dr. Glimcher’s scientific and public health expertise as well as diversity of technical skills and experience as a physician, scientist and professor.

Other Public Company Boards:
Current: GlaxoSmithKline plc	Past 5 Years: Bristol-Myers Squibb Company (until 2017)
Waters Corporation (until 2020)

Karen M. Golz

Independent Director since: 2018       Age: 67       Committee(s): Audit

Professional Experience and Background

Ms. Golz is a retired partner of Ernst & Young, or EY, a public accounting firm, where she held various senior leadership positions during her tenure at the firm, including most recently, Global Vice Chair, Japan from July 2016 to 2017 and prior thereto, from July 2010 to 2016, as Global Vice Chair, Professional Practice. Ms. Golz also served on EY’s Global Risk Management Executive Committee, which was charged with risk management across EY’s global network, from 2008 to 2016. Ms. Golz currently serves as senior advisor to The Boston Consulting Group’s Audit and Risk Committee, a role she has held since August 2017, and as a principal for K.M. Golz Associates, LLC, a consulting services company, since August 2017. She also sits on the Board of Trustees of the University of Illinois Foundation. Ms. Golz is also a National Association of Corporate Directors (NACD) Board Leadership Fellow.

Key Qualifications and Expertise

Ms. Golz’s accounting and audit expertise and extensive experience helping large organizations successfully navigate the complexities of international trade and regulation.

Other Public Company Boards:

Current: Aspen Technology, Inc.                Past 5 Years: None

              iRobot Corporation

Mercedes Johnson

Independent Director since: 2021     Age: 67     Committee(s): Audit

Professional Experience and Background

Ms. Johnson is a seasoned executive with more than 20 years of experience in finance, accounting, corporate development, corporate governance, management, and operations. Ms. Johnson served as interim Chief Financial Officer (CFO) of Intersil Corporation from April 2013 to September 2013 and as Senior Vice President and Chief Financial Officer of Avago Technologies Limited (now Broadcom Inc.) from December 2005 to August 2008. Prior to joining Avago, Ms. Johnson was Senior Vice President, Finance, of Lam Research Corporation from June 2004 to January 2005 and Chief Financial Officer of Lam from May 1997 to May 2004.

Key Qualifications and Expertise

Ms. Johnson’s valuable industry experience as a former senior financial executive at semiconductor and semiconductor equipment companies as well as current directorships at global technology companies.

Other Public Company Boards:

Current: Teradyne, Inc.	Past 5 Years: Juniper Networks, Inc. (until 2019)
Synopsys, Inc.	Micron Technology, Inc. (until 2019)
Millicom International Cellular SA	Intersil Corporation (until 2017)
Maxim Integrated Products, Inc. (until 2021)

Kenton J. Sicchitano

Independent Director since: 2003       Age: 77       Committee(s): Nominating and Corporate Governance

Professional Experience and Background

Mr. Sicchitano retired from PricewaterhouseCoopers LLP, or PwC, a public accounting firm, in July 2001. At the time of his retirement, Mr. Sicchitano was the Global Managing Partner of Independence and Regulatory Matters for PwC. Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PwC, in 1970 and became a partner in 1979. During his 31-year tenure with PwC, Mr. Sicchitano held various positions, including the Global Managing Partner of Audit/Business Advisory Services and the Global Managing Partner responsible for Audit/Business Advisory, Tax and Financial Advisory Services.

Key Qualifications and Expertise

Mr. Sicchitano’s extensive experience with public and financial accounting matters for complex global organizations.

Other Public Company Boards:

Current: None	Past 5 Years: PerkinElmer, Inc. (until 2017)
MetLife, Inc. (until 2017)

Susie Wee

Independent Director since: 2019       Age: 52       Committee(s): Compensation

Professional Experience and Background

Dr. Wee is the former Senior Vice President and General Manager of DevNet and CX Ecosystem Success at Cisco Systems Inc., or Cisco, a technology company, a position she held from October 2019 to August 2021. She founded and led DevNet, Cisco’s developer program, beginning in 2013. Dr. Wee began working at Cisco in April 2011, and has held leadership roles including Senior Vice President & Chief Technology Officer of DevNet from October 2018 to October 2019, Vice President & Chief Technology Officer of DevNet from October 2013 to October 2018, Vice President & Chief Technology Officer of Networked Experiences from October 2012 to October 2013, and Vice President & Chief Technology and Experience Officer of Cisco’s Collaboration Technology Group from April 2011 to October 2012. Previously, Dr. Wee had a 15-year career at Hewlett Packard Enterprise Company, a technology company, where she held a number of technical and leadership roles, including Vice President and General Manager of the HP Experience Software Business and Lab Director at HP Labs. Dr. Wee is an IEEE fellow and serves on the visiting committee of the MIT Electrical Engineering and Computer Science department.

Key Qualifications and Expertise

Dr. Wee’s extensive experience in information technology and application development, together with her established track record of driving software innovation at global technology companies.

Other Public Company Boards:

Current: None                 Past 5 Years: None

Board Diversity Matrix (as of October 30, 2021)

Total Number of Directors: 13

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	4	9	0	0

Part II: Demographic Background

African American or Black	0	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian	1	1	0	0

Hispanic or Latinx	1	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	2	8	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0	0	0	0

Did Not Disclose Demographic Background	0	0	0	0

CORPORATE GOVERNANCE

Board Policies & Practices

We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. As a result, we have adopted the following policies and procedures that we believe are in the best interests of Analog Devices and our shareholders:

Policy/Practice	Summary

Corporate Governance Guidelines	Our Board of Directors has adopted Corporate Governance Guidelines for our Company that establish a common set of expectations to assist the Board and its committees in performing their duties. The Board reviews these Guidelines at least annually, and updates them as necessary to reflect changing regulatory requirements and evolving practices.

Declassified Board of Directors	We have a declassified Board of Directors and our bylaws provide that each director will serve for a term ending on the date of the annual meeting following the one at which such director was elected. All of our directors will stand for election for terms expiring at the next annual meeting of shareholders.

Majority Voting for Election of Directors	Our bylaws provide for a majority voting standard in uncontested director elections, so a nominee is elected to the Board of Directors if the votes “for” that director exceed the votes “against” (with abstentions and broker non-votes not counted as for or against the election). If a nominee does not receive more “for” votes than “against” votes, the director must offer his or her resignation, which the Board of Directors must determine whether to accept and publicly disclose that determination.

Executive Sessions	At least twice per year, our Board of Directors holds executive sessions with our independent, non-employee directors, as defined under the Nasdaq Rules. Our Presiding Director, James A. Champy, presides at these independent director executive sessions. In addition, the committees of our Board of Directors also regularly hold executive sessions with their advisors without management present.

No Hedging and No Pledging Policy	We prohibit all hedging transactions or short sales involving Company securities by our directors and employees, including our executive officers. Since January 2013, we have prohibited our directors and executive officers from holding any Company securities in a margin account, and from any future pledging of their Company securities as collateral for a loan.

Equity Award Grant Date Policy	We do not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so. In addition, the Compensation Committee has adopted specific written policies regarding the grant dates of stock option and stock-based awards made to our directors, executive officers and employees. See “—Director Compensation” and “INFORMATION ABOUT EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Equity Award Grant Date Policy” below for more information.

Executive Stock Ownership Guidelines	Under our recently updated guidelines, the target stock ownership levels are five times annual base salary for the Chief Executive Officer and three times annual base salary for other executive officers and any Senior Vice President reporting to the Chief Executive Officer, which we collectively refer to as, the Leadership Team. The Chief Executive Officer has four years from the date of his appointment as CEO to achieve his targeted level. Members of the Leadership Team other than the CEO have five years from the date he or she becomes part of the Leadership Team to achieve their targeted level. Shares subject to unexercised options, whether or not vested, and unvested performance-based RSUs whose performance have not yet been certified by the Compensation Committee will not be counted for purposes of satisfying these guidelines. RSUs and restricted stock (whether or not vested) and unvested performance-based RSUs whose performance has been certified by the Compensation Committee are counted for purposes of satisfying the guidelines. All members of the Leadership Team, other than Mses. Sacks and Asgeirsson, who first joined ADI in fiscal 2021, were in compliance with our stock ownership guidelines as of the end of fiscal 2021. Mses. Sacks and Asgeirsson are expected to be in compliance with our stock ownership guidelines within the first five years of their appointment to the Leadership Team.

Clawback Policy	Our clawback policy provides that in the event of a material restatement of our financial results, the Compensation Committee may, as appropriate, seek to recover from any executive officer whose fraud or willful misconduct caused or partially caused such restatement, all or a portion of the performance-based compensation awarded to such executive officer that was in excess of the amount that would have been awarded based on the restated financial results.

Adoption of Proxy Access Right	Our Board of Directors approved a bylaw amendment implementing proxy access, which allows shareholders that meet standard eligibility requirements to nominate and include in the Company’s proxy statement director candidates for election.

Code of Business Conduct and Ethics	We have a Code of Business Conduct and Ethics which details Analog Devices’ commitment to conducting business ethically, in compliance with the law, and in a way that reflects our deeper values. Our Board of Directors recently approved updates to the Code to further detail our commitment to safeguarding personal data, better explain our whistleblower reporting process, and make other updates consistent with best practices. The new Code provides greater transparency on our enhanced whistleblower process. Specifically, we affirm our commitment to a consistent and transparent review process, prompt and thorough investigations, assignment of neutral investigators, communication about investigation outcomes, and implementation of appropriate corrective actions.

Code of Corporate Social Responsibility

We recently implemented a new Code of Corporate Social Responsibility that details Analog Devices’ policies for itself and its suppliers in the areas of Labor and Human Rights, Health and Safety, Environmental, Ethics, Management Systems and Data Privacy.

You can access our bylaws, the current charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Related Person Transaction Policy, our Stock Option and Stock-Based Award Grant Date Policy and other governance documents and corporate policies at investor.analog.com/corporate-governance.cfm or by writing to:

Investor Relations Department

Analog Devices, Inc.

One Analog Way

Wilmington, Massachusetts 01887

Phone: 781-461-3282

Email: investor.relations@analog.com

Board of Directors Leadership Structure

The Board is responsible for broad corporate policy and overall performance of the Company through oversight of management. Among other duties, the Board appoints the Company’s executive officers, assigns to them responsibility for management of the Company’s operations, and reviews their performance. The Board of Directors regularly reviews our Board leadership structure and it is recognized that the combination or separation of the CEO and Chair roles are driven by the needs of the Company at a particular time. Currently, the roles are separate with Mr. Stata serving as the non-executive Chair and Mr. Roche serving as the CEO. In January 2022, in connection with Mr. Stata’s decision to step down as our Board Chair in 2022, our Board determined to appoint Mr. Roche to the role of Chair, in addition to his role as CEO, in connection with the Annual Meeting. Mr. Champy has served as our independent Presiding Director since 2010. In accordance with best practices, the Presiding Director has significant responsibilities, including:

•	Leadership of executive sessions of the independent directors or other meetings at which the Chair is not present;

•	Authority to call meetings of the independent directors;

•	Coordinating with the Chair to call Board meetings;

•	Overseeing the annual Board evaluation process;

•	Serving as a liaison between the Chair and the independent directors, as required;

•	Coordinating with the Chair to set and approve the Board schedule and agenda to assure sufficient time for discussion of all agenda items;

•	Determining the appropriate materials to be provided to the Board;

•	Serving as the focal point for shareholder communications with the independent directors and requests for consultation addressed to independent members of the Board;

•	The ability to retain outside professionals on behalf of the Board as the Board may determine is necessary or appropriate; and

•	Such other functions as the Board may direct from time to time.

Board of Directors Meetings and Committees

The Board of Directors has responsibility for reviewing our overall performance, rather than day-to-day operations. The Board of Directors’ primary responsibility is to oversee the management of the Company and, in doing so, serve the best interests of the Company and its shareholders. The Board of Directors provides for the succession of the Chief Executive Officer, nominates for election at annual shareholder meetings individuals to serve as directors of Analog Devices, and elects individuals to fill any vacancies on the Board of Directors. It reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. It oversees the Company’s risk management programs and participates in decisions that have a potential major economic impact on Analog Devices. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met ten times and its committees collectively held 26 meetings in fiscal 2021 (including by telephone and video conference). During fiscal 2021, overall attendance at Board and committee meetings was 92% and each of our incumbent directors attended 90% or more of the total number of meetings of the Board of Directors and the committees on which he or she served. The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance, and Corporate Development Committees. With the exception of the Corporate Development Committee, of which Vincent Roche is Chair, the members of all three other committees are comprised of independent, non-employee directors. Each committee has a charter that has been approved by the Board of Directors and is reviewed annually. In addition, each committee conducts an annual self-evaluation of its own performance and the performance of its members in accordance with its respective Committee charter. Each director also undertakes an evaluation of the Board more generally. Our Presiding Director, working with our Chief Legal Officer, also has conversations with each Board member designed to assess the competencies and skills each director brings to the Board. Summaries of the evaluations are presented to the Board. Mr. Roche is the only current director who is, or has been in the past three years, an employee of Analog Devices. Mr. Stata does not serve on any standing Board committee and Messrs. Roche and Stata do not participate in the portion of any Board or committee meeting during which their compensation is evaluated. Prior to Mr. Doluca having joined the Board, the independent directors met in executive session without Messrs. Stata or Roche at two Board meetings during fiscal 2021.

Our Corporate Governance Guidelines set forth our policy that directors are expected to attend annual meetings of shareholders. All of our directors attended our virtual 2021 Annual Meeting of Shareholders.

Audit Committee

The current members of our Audit Committee are Mses. Golz (Chair) and Johnson and Mr. Evans. The Board of Directors has determined that each of Mses. Golz and Johnson and Mr. Evans qualifies as an “audit committee financial expert” under the rules of the U.S. Securities and Exchange Commission, or SEC, and is independent as defined under the Nasdaq Rules and the independence requirements under Rule 10A-3(b)(1) of the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is able to read and understand financial statements, including the Company’s consolidated balance sheet and its consolidated statements of income, comprehensive income, shareholders’ equity and cash flows and related notes as required under the Nasdaq Rules. The Board of Directors has certified that it has at least one member of the Audit Committee who has past employment experience in finance or accounting as required by the Nasdaq Rules. Our Audit Committee charter provides that no member of the Audit Committee may serve on the audit committee of more than two other public companies in addition to ADI, unless approved by the Board of Directors. Ms. Johnson, who first joined the Board in August 2021, is a member our Audit Committee and is also a member of the audit committees of three other public companies, serving as the audit committee chair for two of those public companies. Our Audit Committee considered Ms. Johnson’s additional board and audit committee service and whether or not such service created an actual or potential conflict with her service on the ADI Board and Audit Committee. Having determined that no such conflict existed, our Audit Committee recommended that our Board approve, and our Board did approve, Ms. Johnson’s service on up to four public company boards, inclusive of the Company’s Board. Neither Ms. Golz nor Mr. Evans serve on the audit committees of more than two other public companies in addition to ADI.

The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of (i) the integrity of our financial statements and the Company’s systems of internal control over financial reporting and disclosure controls and procedures, (ii) the qualifications and independence of our independent registered public accounting firm, (iii) the performance of our internal audit function and independent registered public accounting firm, and (iv) the process relating to internal enterprise risk management and control systems. The Audit Committee has the authority to engage any independent legal, accounting and other advisors that it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of those advisors as established by the Audit Committee. The Audit Committee selected and appointed Ernst & Young LLP, our independent registered public accounting firm, and did not retain any other advisors during fiscal 2021. The Audit Committee met eight times during fiscal 2021 (including by telephone and video conference). The responsibilities of our Audit Committee and its activities during fiscal 2021 are described in the Report of the Audit Committee below.

Compensation Committee

The current members of our Compensation Committee are Drs. Frank (Chair), Glimcher, Little1 and Wee. The Board of Directors has determined that each of Drs. Frank, Glimcher, Little and Wee is independent as defined under the Nasdaq Rules and the independence requirements under Rule 10C-1 of the Exchange Act. The Compensation Committee (i) evaluates and sets the compensation of our Chief Executive Officer, our other executive officers and any Senior Vice President reporting to the Chief Executive Officer, (ii) makes recommendations to our Board of Directors regarding the compensation of our directors, (iii) oversees management of the risks associated with the Company’s compensation practices and policies and (iv) oversees the evaluation of senior management. In connection with its oversight and administration of ADI’s cash and equity incentive plans, the Compensation Committee authorizes the granting of stock options, RSUs and other stock incentives (within guidelines established by our Board of Directors and in accordance with our Stock Option and Stock-Based Award Grant Date Policies) to our officers. In accordance with the terms of our Amended and Restated 1996 Stock Incentive Plan (which we refer to as the 1996 Plan and which we assumed in the Maxim Integrated acquisition), and our 2020 Equity Incentive Plan, which we refer to as the 2020 Plan, the Compensation Committee has delegated to a standing committee composed of our Chief Executive Officer, Chief Financial Officer, Chief People Officer and Chief Legal Officer the power to grant options, RSUs and other stock awards to employees who are not (i) executive officers, (ii) other senior vice presidents who report to the Chief Executive Officer or (iii) directors, subject to specified thresholds, parameters and applicable law. The same standing committee also has the ability to accelerate outstanding awards under 1996 Plan, 2020 Plan, Amended and Restated 2006 Stock Incentive Plan, which we refer to as the 2006 Plan, our Amended and Restated 2005 Equity Plan, which we refer to as the 2005 Plan, and out Amended and Restated 2010 Equity Incentive Plan, which we refer to as the 2010 Plan (the latter two of which were assumed by us when as acquired Linear Technology Corporation, or Linear Technology) granted to employees who are not (i) executive officers, (ii) other senior vice presidents who report to the Chief Executive Officer or (iii) directors, subject to specified thresholds, parameters and applicable law. Additionally, the Compensation Committee oversees our clawback policy, as well as any clawback policy the Company may adopt in the future. Our Compensation Committee held eight meetings (including by telephone and video conference) during fiscal 2021.

Compensation Committee Consultants. The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of any independent legal, accounting or other advisors it deems necessary or appropriate to carry out its responsibilities. The Compensation Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of these advisors as established by the Compensation Committee. The Compensation Committee retained Pearl Meyer and Partners, or Pearl Meyer, an independent compensation consultant, during fiscal 2021. Pearl Meyer reports directly to the Compensation Committee and assists the Compensation Committee in evaluating and designing our executive and director compensation program and policies. For fiscal 2021, the Compensation Committee instructed Pearl Meyer to assist in the following matters:

•	Defining a peer group of companies;

•	Reviewing and validating the appropriateness of executive incentive plan goals;

•	Advising on the design of the CEO Performance Stock Option award and the Maxim Integrated PRSU awards;

•

Providing market data and advice regarding executive and director compensation plan design, design of the executive performance incentive plan and equity incentive mix and design, including a market update relating to the effects of COVID-19 on executive compensation;

•

Conducting a detailed analysis of the competitiveness and appropriateness of the Company’s total executive compensation opportunity and total director compensation opportunity in comparison to our defined peer group; and

•	Conducting a risk assessment of our executive compensation program.

In connection with its work for the Compensation Committee, Pearl Meyer is invited to attend the Compensation Committee’s meetings and, upon request of the Compensation Committee, attends executive sessions of the Compensation Committee. Pearl Meyer is retained only by the Compensation Committee and does not provide any other consulting services to Analog Devices. The Compensation Committee also solicits advice from time to time from our outside counsel, WilmerHale. The Compensation Committee assesses the independence of its advisors on an annual basis. The Compensation Committee requested and received an independence letter from each of Pearl Meyer and WilmerHale providing information to assist the Compensation Committee in selecting and receiving advice from such advisor after considering the independence factors that are identified in the Nasdaq Rules. The Compensation Committee determined that the engagement of these advisors did not raise any conflicts of interest for all work performed for the Compensation Committee during fiscal 2021. The activities of our Compensation Committee and the services Pearl Meyer performed for the Compensation Committee during fiscal 2021 are further described in “INFORMATION ABOUT EXECUTIVE COMPENSATION–Compensation Discussion and Analysis” below.

(1)	Dr. Little is not standing for re-election and his term on the Board will end at the Annual Meeting on March 9, 2022.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Messrs. Champy (Chair) and Sicchitano and Dr. Chandrakasan. The Board of Directors has determined that each of Messrs. Champy and Sicchitano and Dr. Chandrakasan is independent as defined under the Nasdaq Rules. The primary responsibilities of the Nominating and Corporate Governance Committee are to identify individuals qualified to become Board members consistent with criteria approved by the Board of Directors, recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at any meeting of shareholders and the persons to be elected by the Board to fill any vacancies on the Board, recommend to the Board of Directors the directors to be appointed to each committee of the Board of Directors, develop and recommend to the Board of Directors a set of corporate governance principles and oversee the evaluation of the Board of Directors. The Nominating and Corporate Governance Committee also leads the Board of Directors’ succession planning efforts with respect to senior executives, has oversight of our Code of Business Conduct and Ethics, and oversees and periodically reviews the Company’s environmental, social and governance policies, goals and programs. The Nominating and Corporate Governance Committee also oversee risks associated with its areas of responsibility.

The Nominating and Corporate Governance Committee has the authority to engage any independent legal and other advisors it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Nominating and Corporate Governance Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of these advisors as established by the Nominating and Corporate Governance Committee. For information relating to nominations of directors by our shareholders, see “—Director Candidates” above. Our Nominating and Corporate Governance Committee held four meetings during fiscal 2021 (including by telephone and video conference).

Corporate Development Committee

The Corporate Development Committee was established by the Board of Directors in June 2021 to assist the Board in evaluating strategic transactions, investments and capital allocation and structure. The current members of our Corporate Development Committee are Messrs. Roche (Chair) and Evans and Drs. Frank and Chandrakasan. The Board of Directors has determined that each of Mr. Evans and Drs. Frank and Chandrakasan is independent as defined under the Nasdaq Rules. The primary responsibility of the Corporate Development Committee is to review and, where appropriate, make recommendations to the Board of Directors, with respect to: (i) strategic plans and transactions, including mergers, acquisitions and divestitures; (ii) the results, performance and financial impact of significant capital expenditures and material transactions; (iii) the Company’s capital structure, including potential issuance of debt and equity securities, credit agreements, investment policy, dividends, stock splits and stock repurchases; (iv) significant financial exposures and contingent liabilities of the Company; and (v) the Company’s financial outlook and plans for financing its working and long-term capital requirements.

The Corporate Development Committee has the authority to engage any independent legal and other advisors it deems necessary or appropriate to carry out its responsibilities. These independent advisors may be the regular advisors to the Company. The Corporate Development Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of these advisors as established by the Corporate Development Committee. The Corporate Development Committee met one time during fiscal 2021 (by video conference).

Determination of Independence

Under applicable Nasdaq Rules, a director of Analog Devices will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has established guidelines (within our Corporate Governance Guidelines) to assist it in determining whether a director has a relationship with Analog Devices that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. These guidelines are posted on our website under investor.analog.com/corporate-governance.cfm. For relationships not covered by the guidelines, the determination of whether such a relationship exists is made by the members of our Board of Directors who are independent (as defined above). Our Board of Directors has determined that none of Messrs. Champy, Doluca, Evans and Sicchitano, Mses. Golz and Johnson, and Drs. Chandrakasan, Frank, Glimcher, Little1 and Wee has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Rules. The Board of Directors has determined that Mr. Roche, incoming Chair and Chief Executive Officer, and Mr. Stata, our outgoing Chair and founder, are not “independent” under the Nasdaq Rules because Mr. Roche is a current

(1) Dr. Little is not standing for re-election and his term on the Board will end at the Annual Meeting on March 9, 2022.

employee and Mr. Stata is our founder. In addition, the Board of Directors has determined that Mr. Doluca is not “independent” under the Nasdaq Rules at this time given his prior role as the President and Chief Executive Officer of Maxim Integrated, which was acquired by the Company in August 2021, and the fact that integration efforts between the companies are still ongoing. The Board of Directors considered the Company’s annual laboratory membership and sponsorship of university research projects with MIT (of which Anantha P. Chandrakasan is the Dean of the School of Engineering and James A. Champy is a board member) and Karen Golz’s former affiliation with Ernst & Young, and determined that those relationships would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Director Candidates

Shareholders of record of Analog Devices may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board of Directors recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board of Directors determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in Analog Devices’ proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of Analog Devices’ common stock for at least one year as of the date the recommendation is made, to the “Analog Devices Nominating and Corporate Governance Committee,” c/o Janene Asgeirsson, Corporate Secretary, Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts 01887. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board of Directors. From time to time, the Nominating, and Corporate Governance Committee may also seek input from director search firms for identification and evaluation of candidates. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as it follows for director candidates submitted by Board members.

Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board of Directors, by following the procedures set forth in our bylaws and described in the response to the question “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2023 annual meeting of shareholders?” below.

In considering whether to recommend any candidate for inclusion in the Board of Directors’ slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, experience, commitment, and diligence; the presence of any conflicts of interest and the ability of the candidate to act in the interests of all shareholders. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Analog Devices believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. While we do not have a policy regarding Board diversity, the Nominating and Corporate Governance Committee includes gender, racial and ethnic diversity as part of its search criteria, consistent with the requirement for relevant and diverse experience, skills and industry familiarity.

Communications from Shareholders and Other Interested Parties

The Board of Directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chair of the Nominating and Corporate Governance Committee will, with the assistance of Analog Devices’ internal legal counsel, (1) be primarily responsible for monitoring communications from shareholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chair of the Nominating and Corporate Governance Committee considers to be important for the directors to review. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances, commercial solicitations and matters as to which Analog Devices tends to receive repetitive or duplicative communications.

Shareholders and other interested parties who wish to send communications on any topic to the Board of Directors (including the Presiding Director or the independent directors as a group) should address such communications to James A. Champy, Presiding Director, c/o Corporate Secretary, Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts 01887.

The Board of Directors’ Role in Risk Oversight

The following table summarizes management’s and the Board of Directors’ role in risk management and oversight:

Management	Our enterprise risk management program defines how we identify, manage and govern risk throughout our organization to promote the achievement of our financial and operational goals in a compliant manner. It assigns accountability for risk management to every business unit, based on the risks they encounter as part of their day-to-day operations. Risk governance is managed by our Enterprise Risk Management Committee, which is chaired by our newly appointed Chief Risk Officer. Our Chief Risk Officer, and other members of management, report to the Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) regarding risk identification, risk management and risk mitigation strategies.

Board of Directors	The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company. Specifically, our Chief Risk Officer, who oversee internal enterprise risk management programs and chairs our Enterprise Risk Management Committee, provides regular reports to our full Board of Directors regarding our management of all enterprise and operational risks and our enterprise risk management program, with periodic updates on focus areas, such as cybersecurity. The Board also receives regular updates from our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, which provide our Board with thorough insight about how ADI manages risk.

Audit Committee	The Audit Committee is chaired by Karen Golz, who previously served on EY’s Global Risk Management Executive Committee. The Audit Committee has oversight responsibility with respect to ADI’s risk assessment and risk management programs, especially as they apply to ADI’s financial statement integrity and reporting and internal controls. The Audit Committee also receives regular reports from our Director of Internal Audit on internal audit matters and, since our Chief Risk Officer joined in August 2021, from our Chief Risk Officer on risk management matters. The Audit Committee also receives reports at least annually from our Chief Information Officer on information security, technology and data privacy and protection. The Chief Information Officer also provides an annual report to the full Board of Directors regarding cybersecurity risk.

Compensation Committee	The Compensation Committee assesses risk associated with their areas of oversight, including whether ADI’s executive compensation program and non-executive director compensation practices encourage excessive or inappropriate risk taking.

Nominating and Corporate Governance Committee	The Nominating and Corporate Governance Committee leads the Board with respect to the adequacy of the Company’s governance structure and process and of succession planning for the Company’s Board of Directors, Chief Executive Officer and other executive officers. The Committee oversees the Company’s environmental, social and governance policies, goals and programs, including reviewing the Company’s sustainability initiatives and goals and the Company’s progress toward achieving those goals.

Engagement with Our Shareholders

Since our inception as a public company, we have maintained an active engagement program with our shareholders, meeting with them extensively throughout the year as part of our investor outreach efforts. In fiscal 2021, we conducted more than 200 unique engagements with our shareholders, including the majority of our top 25 shareholders, on a variety of topics. We also continued our specific outreach effort with our institutional investors to discuss corporate governance issues affecting the Company. During fiscal 2021, we reached out to our top 25 shareholders, representing approximately 45% of our outstanding shares, with an invitation to have discussions with their corporate governance teams. Of the shareholders who accepted our engagement invitation, topics covered in these meetings included:

•	Board composition and risk oversight

•	Board evaluations and refreshment

•	Corporate governance trends

•	Environmental, social and governance considerations, including diversity, equity and inclusion and human capital management

•	Executive compensation practices and design

In the spirit of continuous improvement, we have reviewed with our Board of Directors the key takeaways from these meetings with our shareholders with the goal of continuing to evolve our corporate governance practices to best meet the needs of the Company and our shareholders. Our dialogue has led to enhancements to our practices and disclosure, which our Board believes is in the best interests of our company and our shareholders. For example:

Topics of Discussion	Recent Outcomes of Engagement
Corporate Governance

• Continued focus on active Board refreshment and diversity; added one new female director to the Board, bringing female representation to more than 30% of the Board

• Enhanced risk oversight practices for our Board, including cybersecurity at the Board level and ESG under the Nominating and Corporate Governance Committee

• Named ADI’s first Chief Risk Officer and continued to enhance risk oversight practices with quarterly cross-functional committee meetings and regular updates to Board

Corporate Social Responsibility

• Published our second Corporate Responsibility Report in May 2021 that includes enhanced disclosure of our ESG initiatives

• Enhanced our diversity and inclusion disclosures including publishing our most recent EEO-1 reports online in the interest of increased transparency

• Continued to refine our shareholder engagement process to connect our shareholders with key stakeholders within our company around topics of interest

We intend to continue our shareholder outreach efforts on an on-going basis and look forward to continuing to engage with our valued shareholders.

Corporate Responsibility Highlights

We believe that sustainability is about delivering holistic solutions to ensure we are making a real, positive impact in the world. ADI strives to create a rewarding workplace and be a trusted partner, leading corporate citizen, environmental steward and contributor to our communities. We periodically evaluate our sustainability priorities outlined in our 2020 Corporate Responsibility Report, entitled Engineering Good, to ensure alignment with our long-term strategy. As part of this process, we regularly engage with key stakeholders to ensure we continue to focus on the most important issues.

Approach to Stakeholder Engagement

Our Shareholders	Our Workforce	Our Suppliers	Our Communities

We actively engage with our shareholders around topics of interest, including sustainability reporting and human capital management.	We solicit employee feedback through our quarterly ADI Pulse engagement survey and empower employee-led Green Teams to champion and improve sustainability initiatives at local offices globally.	ADI is a proud member of the Responsible Business Alliance and requires our suppliers adhere to its code of conduct.	ADI continues to fund and support STEM education and local environmental initiatives across the globe.

Our sustainability agenda is led and managed by our Chief Executive Officer alongside a senior management team that includes our Chief People Officer, Chief Financial Officer, Chief Legal and Risk Officer, Senior Vice President, Automotive & Energy, Communications and Aerospace Group, Chief Customer Officer, and our recently appointed Senior Director, ESG and Sustainability Programs. In addition, our Board of Directors is fully engaged and receives updates from senior management about our progress against our sustainability initiatives.

We utilize third-party disclosure initiatives to inform our sustainability activities and reporting. In fiscal 2021, we aligned our Corporate Responsibility Report with two additional frameworks (TCFD and SASB) as well as with the Global Reporting Initiative: Core Option. We also report separately to the CDP Climate Change and Water Security Projects. Our sustainability activities and reporting are aligned with the UN Sustainable Development Goals.

We have a long history of leadership in corporate responsibility and pursue a four-pronged strategy — Protect and Regenerate the Environment, Empower People, Impact Through Engagement and Promoting Good Governance.

Protect and Regenerate the Environment — While we are focused on reducing our carbon footprint and our impact on the environment today, we also strive to deliver an even greater environmental impact. Our goal is to make meaningful progress on environmental regeneration efforts and partner with our customers to help them solve their sustainability challenges. We leverage our expertise to develop new solutions to help restore natural resources, regenerate the quality of our biosphere and reduce carbon.

We have established both long-term environmental goals and interim environmental performance objectives using a five-year planning horizon, and make annual updates to our objectives, targets, and programs. In fiscal 2021, ADI set and developed emission reduction plans approved by the SBTi. Additionally, ADI has set goals to become carbon neutral by 2030 and achieve net zero emissions by 2050 or sooner — and is part of the UN Global Compact and their campaign, Business Ambition for 1.5°C. We were also the first U.S. technology company to deploy a sustainable finance instrument with an inaugural green bond issuance, followed by the issuance of a sustainability-linked revolving credit facility and a sustainability-linked bond offering. At the business level, we continued to innovate and develop solutions with meaningful environmental benefits, including our Battery Management Solutions,

Energy Storage Systems and leveraging our intelligent sensing systems to make data centers greener.

Empower People — We are committed to helping our employees thrive through education, inclusion and support. We are focused on building programs within ADI to enhance our diverse and accepting workplace culture, while also broadening availability of STEM education, training and employment to underserved communities across the globe.

As we continue to evolve our business offerings and innovate our designs, we are also placing our environmental and social responsibilities at the center of our operations. The empowerment of our people is a key focus area. Core to our empowerment strategy is embracing diversity and building a culture of inclusion across the organization. This year we launched a Diversity Council and Working Group following a global listening tour focused on accelerating ADI’s diversity, equity, and inclusion journey. We plan to continue to expand the diversity of our workforce, creating growth and development opportunities for our employees, embracing different perspectives and fostering an inclusive work environment for all.

Impact Through Engagement — ADI takes an active role in addressing problems that impact our employees, our communities and our planet. We stand behind our employee engagement efforts and are proud to contribute to their causes. For example, the Analog Devices Foundation provided $1.8 million in community grants and matched $720,000 in employee donations in fiscal 2021 supporting 900+ unique organizations.

Promoting Good Governance — We have long believed that good corporate governance is important to ensure Analog Devices is managed for the long-term benefit of our shareholders. We review our corporate governance policies and practices annually and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. In 2021 we revised our policies and practices in ways that enhance transparency and that we believe are in the best interests of Analog Devices and our shareholders. For example, we recently published our EEO-1 reports online, creating greater transparency about the make-up of our workforce.

Sustainability is infused into all aspects of how we do business, and we are proud that our sustainability commitment is routinely recognized around the globe, including most recently with the following awards:

Employer Brand

•	The Boston Globe’s Top Places to Work (2017–2021)
—	Rankings based on employee satisfaction

•	Forbes World’s Best Employers (2018–2020)
—	Rankings based on independent survey
•	Forbes 2021 World’s Top Female-Friendly Companies (2021)
—	Rankings based on independent survey

•	Newsweek’s Most Responsible Companies (2021–2022)
—	Rankings based on independent survey

Corporate Reputation

•	Clarivate Top 100 Global Innovators™ (2016–2021)
—	Recognizes companies at the pinnacle of the global innovation landscape by measuring the ideation culture that produces patents
•	Shingo Accreditation (2021)
—	Global recognition for premier quality and operational excellence; ADI Limerick is the first semiconductor site in the world to achieve this

For more information about our corporate responsibility efforts, please refer to our Corporate Responsibility Report available at analog.com/csr. We are not including the information contained in our Corporate Responsibility Report in, or incorporating it by reference into, this proxy statement.

Director Compensation

Our non-employee director compensation program is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. Each non-employee director receives an annual cash retainer and an annual equity award in the form of RSUs. To reflect their additional responsibilities, the Chairs and members of all committees receive an additional cash retainer. The Presiding Director also receives an additional cash retainer. Mr. Roche, as an employee director, does not receive any additional compensation for his services as director or as Chair of the Corporate Development Committee.

The Board of Directors has delegated to the Compensation Committee the responsibility to review and recommend to the Board of Directors any proposed changes to non-employee director compensation. Annually, the Compensation Committee reviews with Pearl Meyer, the Compensation Committee’s independent compensation consultant, non-employee director compensation information for our peer group to check the alignment of our non-employee director compensation package with market practice and current trends. The Compensation Committee then makes recommendations to the full Board with respect to compensation of our non-employee directors, and the full Board reviews these recommendations and makes a final determination. In fiscal 2021 we granted 100% of the value of the annual equity award to each of our non-employee directors in the form of time-based RSUs. These RSUs vest in full on the earlier of the first anniversary of the date of grant or the date of the Company’s next annual meeting of shareholders. On March 10, 2021, we granted each non- employee director 1,435 RSUs for services to be provided from that date until the earlier of the first anniversary of the date of the grant or the Company’s next annual meeting of shareholders. On September 15, 2021, each of Mercedes Johnson and Tunç Doluca, who joined the Board of Directors in August 2021 in connection with the Company’s acquisition of Maxim Integrated, was granted 685 RSUs for services to be provided from the date of their initial elections as directors through the Annual Meeting.

The following table details the total compensation earned by our non-employee directors in fiscal 2021.

Fiscal 2021 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2) (3)	All Other Compensation ($)(4)	Total ($)
James A. Champy	125,000	207,144	—	332,144
Anantha P. Chandrakasan	93,778	207,144	—	300,922
Tunç Doluca (5)	14,444	117,354	—	131,798
Bruce R. Evans	98,778	207,144	—	305,922
Edward H. Frank	103,779	207,144	—	310,923
Laurie H. Glimcher	90,000	207,144	—	297,144
Karen M. Golz	97,708	207,144	—	304,852
Mercedes Johnson (5)	17,152	117,354	—	134,506
Mark M. Little	90,000	207,144	—	297,144
Kenton J. Sicchitano	106,388	207,144	—	313,532
Ray Stata	250,000	207,144	14,948	472,092
Susie Wee	90,000	207,144	—	297,144

(1)

This amount includes an $80,000 annual board retainer. An additional annual retainer of $30,000 was paid to the chair of the Audit Committee, an additional annual retainer of $20,000 was paid to the chair of the Compensation Committee and an additional annual retainer of $20,000 was paid to the chair of the Nominating and Corporate Governance Committee. Mr. Roche, as an employee director, did not receive any additional compensation for his services as director or as Chair of the

Corporate Development Committee. The Presiding Director also received an additional annual retainer of $25,000. The members of the Audit Committee (other than the chair) received an additional annual retainer of $15,000, the members of the Compensation Committee (other than the chair) received an additional annual retainer of $10,000, the members of the Nominating and Corporate Governance Committee (other than the chair) received an additional annual retainer of $10,000 and the members of the Corporate Development Committee (other than the chair) received an additional annual retainer of $10,000. For fiscal 2021, Mr. Stata, as Chair of the Board of Directors, received a total annual retainer of $250,000. All cash retainers are paid in quarterly installments each on the 15th day of December, March, June and September of each fiscal year and are pro-rated for a partial year of service. Each director can elect to defer receipt of his or her fees under our Deferred Compensation Plan, or DCP. For more information relating to our DCP, see “Information About Executive Compensation—Non-Qualified Deferred Compensation Plan” below. Dr. Frank and Dr. Gilmcher elected to defer receipt of their fees under the DCP in fiscal 2021.

(2)

These amounts represent the aggregate grant date fair value of awards for grants of RSUs to each listed director in fiscal 2021. These amounts do not represent the actual amounts paid to or realized by the directors during fiscal 2021. We recognize the fair value as of the grant date for RSUs over the number of days of service required for the award to become vested.

(3)	The aggregate number of stock options and RSUs outstanding held by each non-employee director (representing unexercised stock options and unvested RSUs) at October 30, 2021 is as follows:

Name	Number of Shares Subject to Option Awards Held as of October 30, 2021	Number of RSUs that have not Vested as of October 30, 2021

James A. Champy	37,620	1,435

Anantha P. Chandrakasan	—	1,435

Tunc Doluca	—	685

Bruce R. Evans	—	1,435

Edward H. Frank	—	1,435

Laurie H. Glimcher	—	1,435

Karen M. Golz	—	1,435

Mercedes Johnson	—	685

Mark M. Little	1,040	1,435

Kenton J. Sicchitano	16,100	1,435

Ray Stata	37,620	1,435

Susie Wee	—	1,435

The following table includes the assumptions, rounded to the nearest hundredth, which we used to calculate the grant date fair value amounts included in the “Stock Awards” column for fiscal 2021 Director Compensation.

Grant Date		Assumptions		Grant Date Fair Value Per Share ($)
		Risk-Free Interest Rate (%)	Dividend Yield (%)

3/10/2021	RSUs	0.08	1.88	144.35

9/15/2021	RSUs	0.07	1.59	171.32

The grant date fair value of RSUs represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 3 to the Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended October 30, 2021.

(4)	The amount represents payment of medical and dental insurance premiums on behalf of Mr. Stata and his spouse.

(5)

Tunç Doluca and Mercedes Johnson joined the Board on August 26, 2021, and in accordance with our Equity Award Grant Date Policy, each was granted a pro rata RSU award for his or her service from August 26, 2021 through our Annual Meeting.

We also reimburse our directors for travel to Board meetings and other related expenses.

Stock Ownership Guidelines for Non-Employee Directors

Under our stock ownership guidelines, the target share ownership level for non-employee directors is at least four times the directors’ annual cash retainer. Directors have four years to achieve their targeted level. Shares subject to unexercised options, whether or not vested, and any shares that have been pledged as collateral for a loan will not be counted for purposes of satisfying these guidelines. Unvested RSUs are counted for purposes of satisfying the guidelines. All of our non-employee directors were in compliance with our stock ownership guidelines as of the end of fiscal 2021.

Equity Award Grant Date Policy for Non-Employee Directors

During fiscal 2021, our Equity Award Grant Date Policy for non-employee directors provided for the following:

•

Each newly elected non-employee director elected other than at an annual meeting of shareholders is granted under the 2020 Plan an RSU award for a number of shares of our common stock approved by the Board of Directors, on the 15th day of the month following the month of the date of initial election as a director, or if Nasdaq is closed on that day, the next succeeding business day that Nasdaq is open.

•

On an annual basis, each non-employee director elected or re-elected at an annual meeting of shareholders is granted under the 2020 Plan an RSU award for a number of shares of our common stock approved by the Board of Directors, on the date of our annual meeting of shareholders, or if Nasdaq is closed on that day, the next succeeding business day that Nasdaq is open.

For fiscal 2021, RSUs granted to our non-employee directors under the 2020 Plan vest on the earlier of the date of the Annual Meeting and the first anniversary of the date of grant, subject to acceleration as described below. The RSU awards vest in full upon the occurrence of a Change in Control Event (as defined in the 2020 Plan) or the director’s death. If the director ceases to serve as a director by reason of his or her disability, as determined by the Board of Directors, each outstanding and unvested RSU will vest in full at the time he or she ceases to be a director. In addition, upon the occurrence of a Change in Control Event or in the event of the director’s death, disability or retirement after age 60, each vested option will continue to be exercisable for the balance of its term.

Certain Relationships and Related Transactions

Transactions with Related Persons

During fiscal 2021, Mr. Stata, our founder and Chair of the Board, received a cash retainer for service on the Board of $250,000. Following his retirement as an employee in 2012, the Company agreed to provide medical and dental benefits to Mr. Stata and his spouse during their lifetimes on the same basis as provided to U.S. employees of the Company. The value of those medical and dental benefits in fiscal 2021 was $14,948. On March 10, 2021, we granted 1,435 RSUs to Mr. Stata. This award is identical to the award granted to our other non-employee directors on March 10, 2021 and vests on the earlier of the date of the Annual Meeting or the first anniversary of the grant date.

The Company contributes annually to Massachusetts Institute of Technology (MIT) to fund university research projects. In fiscal 2021, the Company made approximately $1.4 million in total contributions to MIT of which $120,000 funded a graduate student working in Dr. Chandrakasan’s laboratory.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analog Devices is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our Chief Legal Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If our Chief Legal Officer determines that advance review and approval is not practicable, the Nominating and Corporate Governance Committee will review, and, in its discretion, may ratify the related person transaction at the next meeting of the Nominating and Corporate Governance Committee. The policy also permits the Chair of the Nominating and Corporate Governance Committee to

review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Nominating and Corporate Governance Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating and Corporate Governance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Nominating and Corporate Governance Committee will review and consider:

•	The related person’s interest in the related person transaction;

•	The approximate dollar value of the amount involved in the related person transaction;

•	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of our business;

•	Whether the terms of the transaction are no less favorable to us than the terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to us of, the transaction; and

•

Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Nominating and Corporate Governance Committee may approve or ratify the transaction only if the Nominating and Corporate Governance Committee determines that, under all of the circumstances, the transaction is in Analog Devices’ best interests. The Nominating and Corporate Governance Committee may, in its sole discretion, impose any conditions on us or the related person in connection with approval of the related person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

Interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of that entity), that is a participant in a transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in the entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; or

•	The transactions that are specifically contemplated by provisions of Analog Devices’ charter or bylaws.

The policy provides that the transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Proposal 2

   ADVISORY VOTE ON THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our Board of Directors unanimously recommends that you vote    FOR  approval of the compensation of our named executive officers as disclosed in this proxy statement.

We are requesting shareholder approval of the compensation of the executive officers named in our Summary Compensation Table below, who we refer to as our named executive officers or NEOs. We are required to provide our shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. At the 2017 annual meeting of shareholders, our shareholders voted in favor of holding future “say on pay” votes every year. In accordance with the results of that vote, our Board of Directors determined to submit “say on pay” proposals to our shareholders every year.

Our Board of Directors is asking shareholders to approve the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures in this proxy statement, is hereby approved.

As required by the Dodd-Frank Act, this is an advisory vote, which means that this proposal is not binding on us. Our Compensation Committee, however, values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs. You may vote for, against or abstain from voting on this matter. At our 2021 annual meeting of shareholders, our compensation program for our NEOs received the support of 94.95% of the total votes cast. In light of the support received, our Compensation Committee did not make significant changes to our executive compensation program.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, ADI’s executive compensation program is significantly performance-based and designed to attract, retain and motivate strong executives to lead our complex, global organization and to align their interests with those of our shareholders. We seek to provide total compensation to our executive officers, including our named executive officers, that is competitive with our peers, and we believe that our executive compensation program is designed to encourage the most talented individuals to grow their careers at ADI.

ADI has a longstanding philosophy and practice of paying executives for performance. In order to align our pay practices with shareholder interests, we tie a significant percentage of each executive’s compensation to the Company’s performance, in the form of variable cash incentive bonus payments, and equity awards that are subject to performance vesting and rise in value only if our stock price increases. In fiscal 2021, a year in which

ADI experienced robust year-over-year revenue growth, aggregate payments under our executive performance incentive bonus plan were made at 253% of target, compared to 77% in fiscal 2020 and 95% in fiscal 2019.

We believe that our executive compensation program is working as intended and appropriately aligns executive pay with Company performance.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes our fiscal 2021 executive compensation goals, philosophies and program design, including the Compensation Committee’s process for determining compensation, the various components of pay, and how our fiscal 2021 financial results affected performance-based compensation. As used in this proxy statement, named executive officers or NEOs refers to the following individuals who served as executive officers during fiscal 2021:

Named Executive Officer	Position

Vincent Roche	President and Chief Executive Officer

Prashanth Mahendra-Rajah	Senior Vice President, Finance and Chief Financial Officer

Martin Cotter	Senior Vice President, Industrial and Multi-Markets

John Hassett	Senior Vice President and Chief Operating Officer of the Maxim Integrated Business (1)

Greg Henderson	Senior Vice President, Automotive & Energy, Communications and Aerospace Group

Anelise Sacks	Senior Vice President and Chief Customer Officer

(1)

Mr. Hassett served as an executive officer and Senior Vice President, Industrial and Consumer for the first few months of fiscal 2021. In February 2021, Mr. Hassett’s role changed to Senior Vice President, Corporate Integration Management and, after consummation of the acquisition of Maxim Integrated, to Senior Vice President and Chief Operating Officer of the Maxim Integrated Business. As of Mr. Hassett’s role change in February 2021, he was no longer considered an executive officer of the Company. He is included as a NEO for fiscal 2021 because he would have been one of the three most highly compensated executive officers of the Company other than our Chief Executive Officer and our Chief Financial Officer during such period, but for the fact that he was not serving as an executive officer as of the end of fiscal 2021.

Performance and Key Pay Decisions

Fiscal 2021 was an important year for ADI. We completed our acquisition of Maxim Integrated, strengthening ADI as a semiconductor leader with increased breadth and scale across multiple attractive end markets. We delivered record financial results against a backdrop of challenging conditions, including global supply chain constraints and ongoing disruptions caused by the COVID-19 pandemic. In fiscal 2021, we delivered sequential revenue growth every quarter, leading to all-time high annual revenue of $7.3 billion and industry-leading gross and operating margins. Importantly, we made progress positioning ADI for continued long-term success through deepening our customer engagements, continuing to invest in our business to drive innovation, extracting value from recent acquisitions and capitalizing on secular trends to drive addressable markets and diversified growth. We also demonstrated our commitment to deliver strong shareholder returns during fiscal 2021, returning approximately $3.7 billion to our shareholders in the form of dividends and share buybacks. ADI’s total shareholder return over its last three fiscal years, ending October 30, 2021, was 111%, which is 1.4x the S&P 500 return of 78% over that same time period.

Fiscal 2021 also highlighted the strength of our executive leadership team, including our CEO. Mr. Roche has played a key role in transforming the company since he became CEO in 2013, and the Board recognizes the importance of retaining the continuity of his leadership during this critical phase in ADI’s growth. Since Mr. Roche’s tenure as CEO began in 2013 through the end of fiscal 2021, the Company’s total shareholder return has increased to 371%, which is 1.5x the S&P 500 return of 237% for the same time period, and the Company’s market capitalization has increased by more than $80 billion. Mr. Roche’s unique depth of understanding of ADI, strength of leadership capability and vision are important to driving the long-term corporate strategy and continued success of the Company, particularly given the rapid changes and consolidation taking place within the semiconductor industry and the constant need to transform and grow within this highly competitive environment.

Fiscal 2021 Performance Highlights*

$7.3B Revenue	61.8% Gross Margins	23.1% Operating Margins	$3.46 Diluted Earnings per Share	$2.7B Operating Cash Flow

~88% Business- to-Business Revenue	70.9% Adjusted Gross Margins**	42.4% Adjusted Operating Margins**	$6.46 Adjusted Diluted Earnings per Share**	$2.4B Free Cash Flow**

*

The fiscal 2021 financial results in this proxy statement include the financial results of Maxim Integrated prospectively from the closing date of the Maxim Integrated acquisition, or Acquisition Date.

**

See Additional Information for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Fiscal 2021 Shareholder Value Creation

Returned $3.7B to shareholders in the form of dividends and share repurchases	Increased our dividends per share paid to shareholders by 11% on an annualized basis	1-, 3- and 5-year TSR[1] of 49%, 111% and 202%, respectively, which outperformed the S&P 500 over the same periods

1.

Total Shareholder Return, or TSR, calculation is share price appreciation plus cumulative cash dividend payments, and the effect of reinvesting those dividends into the security, for the one-, three- and five-year periods ended October 30, 2021.

Important Fiscal 2021 Compensation Actions

Our executive team has been key in weathering the impact of COVID-19, completing key strategic integrations, and delivering strong financial results. In December 2020, while the Maxim Integrated acquisition remained pending, the Compensation Committee considered the importance of maintaining leadership continuity, and especially the importance of retaining Vincent Roche as our Chief Executive Officer in light of the significant value he has created since becoming our Chief Executive Officer in 2013. The Committee also considered the need to incentivize continued stock price appreciation, particularly following an all-equity acquisition, and the importance of a successful integration of Maxim Integrated. In light of this, the Committee established two entirely performance-based special awards that were awarded in addition to our annual compensation program:

1.

The CEO Performance Stock Option Award, which was awarded to Vincent Roche and is a performance option award tied to the attainment of challenging stock price goals over a five-year performance period. The target award is not earned unless the stock price grows by at least 79% from the date the award was determined.

2.

The Maxim Integration PRSUs, which were awarded to our executives officers other than the CEO, are performance-based RSUs, which are tied to achieving key synergies related to the Maxim Integrated acquisition in a timely manner, as well as strong profit margins.

These awards are described in greater detail below in the section entitled “Special Equity Awards.”

Compensation Philosophy and Objectives

Our business is based on innovation and helping our customers solve some of the world’s most complex problems. As a knowledge-based business, we believe that the skills, expertise, and experience of our employees, including our NEOs, are unique and critical factors in our overall success. The competition for talent in the technology sector is fierce. To drive continued successful operational and financial performance, we must attract, motivate, reward, and retain top executive talent. Accordingly, our executive compensation program is designed to:

•	Create alignment between executive and shareholder interests;

•	Pay for performance by ensuring incentives are tied to multiple business performance metrics; and

•	Provide highly competitive compensation to attract and retain top executive talent.

Each of these important elements is discussed in more detail below.

Pay and Governance Best Practices

Our pay and governance practices are designed to align our executive officers’ interests with those of our shareholders.

For example:

•	Our cash incentive bonus awards are based solely on our financial performance

•	A significant portion of equity awards are contingent upon long-term performance achievement

•	Incentive awards are tied to rigorous performance targets aligned with our corporate strategy

•	Payout for relative TSR-based awards capped at target for instances of negative absolute TSR

•	We have a clawback policy for all executive officers in the event of a material financial restatement due to fraud or willful misconduct

•	We have a specific policy regarding the grant dates of stock options, RSUs and other stock-based awards for our directors, executive officers and employees

•	We have stock ownership guidelines for all directors, and have recently increased the stock ownership guidelines for our CEO to 5x, and for all other members of our Leadership Team to 3x

•	We prohibit hedging and pledging of ADI securities

•	Annual “say on pay” vote

Pay for Performance

A significant portion of the total target compensation for our executive officers, including our NEOs, is in the form of variable, performance-based incentive compensation, with only a small portion of the total target compensation provided in the form of “fixed” compensation. We believe this provides our executive officers an opportunity to earn above average compensation, as compared to our peer group companies, if ADI delivers strong results. Conversely, if the Company delivers weaker results, our executive officers will earn less compensation. The target pay mix for our NEOs for fiscal 2021 is shown below:

In order to best illustrate the underlying structure of our executive compensation program, the pay mix charts above exclude the impact of the special one-time, performance-vested equity awards granted to our NEOs in fiscal 2021, which are described below under “Special Equity Awards” and reflect the regular annual target compensation consisting of the annual rate of base salary and short-term and long-term incentive targets approved by the Compensation Committee as part of its annual executive compensation review. When taking into account the impact of the special one-time equity awards in fiscal 2021, the percentage of total compensation which is tied to performance based incentives increases to 96% for the CEO and 89% for the other NEOs. For more information about the components of the performance-based incentive compensation for our NEOs, see

“Compensation Discussion and Analysis—Components of Executive Compensation.”

(1) The sum of the individual amounts may not equal the total due to rounding.

Summary of Direct Compensation Elements

We provide a mix of compensation elements that support our goals of attracting and retaining top executive talent and incentivizing our key performance objectives in the short- and long-term.

Pay Element		Purpose	Time Period	Performance Measures

• Base Salary		• Attract and retain executive talent	• Annual

• Variable Cash Incentive		• Motivate and reward our executive officers for achieving short-term Company financial objectives aligned with value creation	• Paid semi-annually, with quarterly corporate financial targets tied to corporate strategy of profitable growth	• 50%: quarterly operating profit before taxes, or OPBT, margin • 50%: year over year revenue growth (measured quarterly) • Minimum OPBT margin required for payout

• Annual Long-Term Incentives	• TSR PRSUs – 25%	• Align executive officer and shareholder interest to drive superior relative TSR results	• Cumulative three-year period	• Relative TSR compared to comparator group • Payouts capped at target if absolute TSR is negative

	• Financial Metric PRSUs – 25%	• Align executive officer and shareholder interests with long-term profitability	• One-year, two-year cumulative and three-year cumulative time periods	• Operating profit

	• Stock Options – 25%	• Align executive officer and shareholder interests in absolute stock price appreciation	• Four year graded vesting • 10 year term	• Absolute stock price appreciation

	• RSUs – 25%	• Attract and retain key executives	• Four year graded vesting	• None

OPBT = Operating Profit Before Taxes     TSR = Total Shareholder Return

Process for Determining Fiscal 2021 Compensation

As part of its annual review of our executive compensation program, including NEO compensation, our Compensation Committee solicits the input of Mr. Roche and the Compensation Committee’s independent compensation consultant, Pearl Meyer, which reports directly to our Compensation Committee. The roles of our Compensation Committee, Pearl Meyer and management, including our CEO, CFO, and Human Resources and Legal departments, in setting our fiscal 2021 executive compensation program are summarized below.

In June 2020, Pearl Meyer and management recommended a peer group of companies for the purpose of assessing our executive compensation program, which was approved by the Compensation Committee. Management then gathered data from these companies as well as from the Radford Global Technology Survey, which was considered by Pearl Meyer in its analysis of Mr. Roche’s compensation, and by Mr. Roche in his recommendations on our other executive officers’ compensation. The Compensation Committee considered Pearl Meyer’s advice, Mr. Roche’s recommendations for those executive officers reporting to him, and management’s proposed fiscal 2021 performance goals prior to making its final and sole decision on all fiscal 2021 executive compensation. At the Compensation Committee’s direction, Pearl Meyer provided a risk analysis of our executive compensation program. Finally, the Compensation Committee also certified performance-based compensation payouts for the applicable periods ended fiscal 2021.

During fiscal 2021, our Compensation Committee continued to use Pearl Meyer as its compensation consultant because of Pearl Meyer’s experience working with our Compensation Committee and with compensation committees at other technology companies. Our Compensation Committee analyzed whether Pearl Meyer’s role raised any conflicts of interest. In conducting its analysis, the Compensation Committee considers the following factors: (i) Pearl Meyer does not provide any services directly to ADI (although we pay Pearl Meyer on the Compensation Committee’s behalf), (ii) the percentage of Pearl Meyer’s total revenue resulting from fees paid by us on the Compensation Committee’s behalf, (iii) Pearl Meyer’s conflict of interest policies and procedures, (iv) any business or personal relationship between Pearl Meyer and an executive officer, or between Pearl Meyer’s individual compensation advisors and an executive officer or any member of our Compensation Committee, and (v) any ADI stock owned by Pearl Meyer or its individual compensation advisors. After considering these factors, our Compensation Committee determined that Pearl Meyer’s work did not create any conflicts of interest.

Market Compensation Data

The Compensation Committee has sought to select peer group companies that are publicly traded, are headquartered in the United States, compete with us for talent, and are similar to ADI in their product and services offerings, business model, revenue size and market capitalization.

As a result of rapid consolidation in the semiconductor industry over the last several years, in addition to companies that meet the criteria outlined above, the peer group also includes companies outside of the semiconductor industry. These additional companies are similar in size and have similar gross margins and research and development expenditures as the Company, include peers of peers and peers of other companies in our sector, and often compete with the Company for talent. Further to this review, our peer group companies for fiscal 2021 remained unchanged from fiscal 2020.

In fiscal 2021, the peer group companies used by the Compensation Committee to evaluate executive compensation consisted of the following companies:

2021 Peer Group
Advanced Micro Devices, Inc.	Maxim Integrated Products, Inc.
Agilent Technologies, Inc.	Microchip Technology Inc.
Applied Materials, Inc.	NetApp, Inc.
Boston Scientific Corporation	NVIDIA Corporation
Broadcom Limited	Skyworks Solutions Inc.
KLA-Tencor Corporation	Texas Instruments Inc.
Lam Research Corporation	Xilinx Inc.
Marvell Technology Group Ltd.

	2020 Market Capitalization	2020 Revenue
	(as of April 2020) (in millions)	(in millions)
Analog Devices	$40,357	$5,603
2021 Peer Group Median	$25,725	$5,806

For executive officers in positions for which the fiscal 2021 peer group companies do not publicly disclose compensation data, the Compensation Committee reviewed data collected from Radford’s Global Technology Survey. This survey depicts executive compensation levels across a wide spectrum of technology sector companies comparable to ADI in annual revenue size.

Determining Fiscal 2021 Target Compensation Levels

Our executive compensation program is designed to attract and retain top executive talent and align the interests of our executive officers, including our NEOs, and shareholders. The level of compensation for our executive officers is determined through the following steps:

Step 1	Step 2	Step 3

First, we ensure our executive compensation is competitive and attracts and retains top executive talent by understanding how the total target compensation (consisting of salary, bonus, and equity awards) of each of our executive officers compares to the total target compensation of those in similar positions within our peer group.	We then consider a variety of factors, including the scope of the role, tenure in the position, and the performance and experience of the individual when deciding how to position each executive officer’s total target compensation to the total target compensation of those in similar positions within our peer group.	We structure our compensation package to align our executive officers’ interests with those of our shareholders by tying a significant portion of their total compensation directly to ADI’s short- and long-term performance. For executive officers, this is measured by OPBT, OPBT margin, year-over-year revenue growth, absolute stock price appreciation, and relative total shareholder return, which all drive shareholder value.

Factors Considered in Determining Fiscal 2021 Target Compensation Levels

Chief Executive Officer Pay Determination. Mr. Roche has served as our President and Chief Executive Officer since May 2013. Under his leadership, the Company has experienced significant growth and transformation, including successfully completing the acquisition of Maxim Integrated in 2021. In determining Mr. Roche’s compensation as President and Chief Executive Officer for fiscal 2021, the Compensation Committee considered all elements of Mr. Roche’s compensation and compared his total target compensation to the median of chief executive officer compensation of our peer group companies. The Committee also considered Mr. Roche’s experience, tenure, and performance executing the Company’s strategy and driving long-term shareholder value. The design of Mr. Roche’s fiscal 2021 compensation provided incentives that linked realized compensation with Company performance.

Pay Determination for Other Executive Officers: In determining fiscal 2021 compensation for our other executive officers, including our named executive officers, including base salary levels, annual incentive payout targets, and fiscal 2021 equity grants, the Compensation Committee considered the executive’s individual responsibilities and other factors including their performance, tenure and market data, and benchmark information from our peer group companies.

Components of Fiscal 2021 Executive Compensation

For fiscal 2021, compensation for our executive officers, including our named executive officers, consisted of the following principal elements:

Base Salary	Cash Incentive Bonus Award	Long-term Equity Compensation	Retirement and Other Employee Benefits

• Attract and retain executive talent • Provide stable source of income	• Link pay and short-term Company performance • Motivate and reward executives for achieving short-term Company financial objectives aligned with value creation	• Link pay and long- term Company performance • Align the interests of executives with shareholders by rewarding long-term stock price appreciation	• Retain executive talent by providing financial protection and security

Base Salary

We use salaries for similar positions within our peer group companies as an important factor in setting the base salaries of our executive officers at a level designed to attract and retain talent. When setting the fiscal 2021 base salary for each individual executive officer, the Compensation Committee also considered other factors, including the scope of the role and the performance and experience of the individual.

Fiscal 2021 Executive Performance Incentive Plan

In September 2020, the Compensation Committee approved the terms of our executive performance incentive plan for fiscal 2021. The plan is designed to be variable, depending on ADI’s operating results.

All executive officers, including our NEOs, participated in our fiscal 2021 executive performance incentive plan.

We calculated and paid bonuses under this plan as follows:

Base Salary	Individual Target Bonus Percentage	Bonus Payout Factor	Bonus Payout

Individual Target Bonus Percentage. For fiscal 2021, the Compensation Committee set target percentages of 150% of base salary for our Chief Executive Officer and 100% of base salary for our other executive officers, including each of our NEOs. The Compensation Committee selected these target bonus percentages to ensure that a substantial portion of each executive officer’s cash compensation is performance-based and linked directly to our business performance, and to ensure that total compensation is competitive with those in similar positions within our peer group companies. Setting our Chief Executive Officer’s target at 150% also ties the majority of his cash compensation directly to Company performance.

Bonus Payout Factor. For fiscal 2021, we based the Bonus Payout Factor for the applicable quarterly bonus period on our OPBT margin and year-over-year revenue growth compared to the same quarter in the prior year. While our executive performance incentive plan contains quarterly performance targets, the Compensation Committee designed this plan to drive long-term performance. The targets are directly linked to our long-term corporate strategy of profitable growth, which drives shareholder value. We believe this combination ensures that we encourage a long-term focus on our business objectives, while measuring and rewarding progress against those objectives on a quarterly basis.

The Compensation Committee reviews and approves our performance targets, and historically these targets have not been re-set during the performance period, regardless of Company performance or economic conditions. We believe that this approach fosters accountability for our business results and is in keeping with our core belief that variable compensation expense, which increases when our performance is good and contracts when it is poor, gives us maximum flexibility to operate our business. While the OPBT margin and year-over-year revenue growth targets are typically set annually, we measure performance against those targets on a quarterly basis, applying the corresponding Bonus Payout Factor to base salary for that quarter, and pay the bonus amounts to our executive officers on a semi-annual basis following the end of the second and fourth fiscal quarters.

In setting performance targets for our executive performance incentive plan, multiple factors are considered including our actual past business results, estimates of multi-year performance from our long-term strategic planning, and the performance of market competitors. Based on our evaluation of these factors the Compensation Committee determined that our fiscal 2021 OPBT margin and year-over-year revenue growth targets would remain the same as fiscal 2020 and that these quarterly performance targets were challenging and consistent with the Company’s long-term strategy, incentivizing continued industry-leading profit margins and long-term growth.

The Compensation Committee implemented the following targets1 for fiscal 2021:

50% of Bonus Based on OPBT Margin	Bonus Payout Factor	50% of Bonus Based on Revenue Growth	Bonus Payout Factor
≤36%	0%	≤0%	0%
39%	100%	5%	100%
42%	200%	10%	200%
≥45%	300%	≥15%	300%

We also have a floor on the OPBT margin target so that profitability at or below 36% will result in no bonus payments for that performance period, regardless of revenue growth levels.

Fiscal 2021 was a year in which we had strong financial results and robust year-over-year revenue growth.

(1)

Note: The Compensation Committee may adjust the OPBT margin and year-over-year revenue growth metrics in its sole discretion to exclude special items such as (but not limited to) restructuring-related expense, acquisition-related expense, amortization of intangibles, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items. The Compensation Committee may, in its discretion, exclude these items in order to prevent payments under the plan from being adversely or advantageously affected by special items. For purposes of determining the Bonus Payout Factor for each quarter of fiscal 2021, OPBT margin was adjusted to exclude acquisition-related expenses, acquisition-related transaction costs, and restructuring-related expenses (or special charges in the case of our fourth quarter financial results), consistent with the non-GAAP adjustments included in our fiscal 2021 quarterly earnings releases.

For fiscal 2021, the calculated OPBT Margin, Year-Over-Year Revenue Growth and Bonus Payout Factor under our executive performance incentive program for each quarter were as follows:

	OPBT Margin (50% weight)		Revenue Growth (50% weight)		Quarterly Bonus Payout Factor (average)
Quarter	OPBT Margin (by quarter)	Bonus Payout Factor (by quarter)	YOY Revenue Growth (by quarter)	Bonus Payout Factor (by quarter)
Q1	40.7%	158%	19.5%	300%	229%
Q2	41.7%	192%	26.1%	300%	246%
Q3	43.6%	252%	20.8%	300%	276%
Q4[1]	42.6%	219%	16.7%	300%	260%

(1)	Results do not include results of Maxim Integrated

Aggregate payments under our executive performance incentive plan were made at 253% of target, compared to 77% in fiscal 2020 and 95% in fiscal 2019.

Base Salary and Individual Target Bonus Percentages

In March 2021, as part of our standard annual review cycle, the Compensation Committee reviewed the base salaries and individual target bonus percentages for Mr. Roche and our other executive officers, including our NEOs. They considered several factors, including each executive officer’s performance, tenure, job responsibilities, market benchmark information from our peer group and continued uncertainties in the broader economy resulting from the COVID-19 pandemic. As a result of this review, the Compensation Committee decided to make no changes to base salary and target bonus percentages in fiscal 2021, except for Mr. Henderson whose base salary was increased by 2.2%. Ms. Sacks joined ADI in February 2021.

The Compensation Committee approved base salaries and target bonus percentages for our NEOs for fiscal 2021 as specified in the table below:

Name of Executive	Fiscal 2021 Base Salary	Fiscal 2020 Base Salary	% Increase	Fiscal 2021 Individual Target Bonus as % of Base Salary	Fiscal 2020 Individual Target Bonus as % of Base Salary	% Increase
Vincent Roche President & Chief Executive Officer	$1,050,000	$1,050,000	0%	150%	150%	0%
Prashanth Mahendra-Rajah Senior Vice President, Finance and Chief Financial Officer	$575,000	$575,000	0%	100%	100%	0%
Martin Cotter Senior Vice President, Industrial and Multi-Markets	$460,000	$460,000	0%	100%	100%	0%
John Hassett Senior Vice President and Chief Operating Officer of the Maxim Integrated Business	$475,000	$475,000	0%	100%	100%	0%
Greg Henderson Senior Vice President, Automotive & Energy, Communications and Aerospace Group	$460,000	$450,000	2.2%	100%	100%	0%
Anelise Sacks Senior Vice President, Chief Customer Officer	$425,000	N/A	N/A	100%	N/A	N/A

Equity Compensation

Our equity compensation program is a broad-based, long-term employee rewards program that is intended to attract, retain and motivate our employees, executive officers and directors and to align their interests with those of our shareholders. We believe that our equity program is critical to our efforts to hire and retain the best talent in the extremely competitive analog semiconductor industry. All equity awards granted to our executive officers, including our NEOs, in fiscal 2021 were made under the 2020 Plan.

Equity Mix. The most significant portion of our executive officers’, including our NEOs’, total compensation is in the form of equity awards, the value of which is directly tied to our stock price performance over the long term. In fiscal 2021, approximately 75% of the average total target compensation of our NEOs was in the form of equity.

In fiscal 2021, the form and mix of equity awards delivered as part of our annual equity award program for our executive officers, including our NEOs, was as follows:

Equity Award Type	Value of Annual Grant	Purpose	TimePeriod	Performance Metrics	Payout

Relative TSR PRSUs	25%	Align executive officers’ and shareholders’ interests to drive superior TSR relative to comparison group	3-year performance period. Earned shares (if any) vest 3 years +14 days after grant date	ADI’s 3-year TSR compared to median of a comparator group	0–200%

Financial Metric PRSUs	25%	Align executive officers’ and shareholders’ interests in long-term profitability	1-year, 2-year cumulative and 3-year cumulative performance periods; earned shares (if any) vest on 3rd anniversary of grant date. 3-year cliff vesting	1-year, 2-year cumulative and 3-year cumulative operating profit (in dollars)	0–200%

Stock Options	25%	Align executive officers’ and shareholders’ interests in absolute stock price appreciation	• 4-year graded vesting • 10-year term	Absolute stock price appreciation	100% Value only delivered if stock price appreciates

Time-Based RSUs	25%	Attract and retain key executives	4-year graded vesting	None	100% Value in line with stock price performance

Equity Vehicle Structure

PRSUs. For fiscal 2021, approximately 50% of our annual equity awards to our executive officers, including our NEOs, were in the form of PRSUs. To ensure that a direct link exists between the value of our long-term incentives and the value that is created for our shareholders, our fiscal 2021 equity compensation program included two types of PRSUs for our executive officers: Relative TSR PRSUs and Financial Metric PRSUs.

Relative TSR PRSUs. The number of PRSUs that executive officers, including our NEOs, may earn is based on our TSR performance relative to the TSR performance of other companies in the Philadelphia Semiconductor Index (SOX Index) over a three-year period. The number of PRSUs vested is determined by ADI’s TSR performance relative to the median SOX Index company TSR. Target vesting of PRSUs is achieved when ADI’s TSR equals the TSR of the median company in the SOX Index. The actual amount of PRSUs that will be earned can range from 0%-200% of the target amount, and will adjust upward or downward from the target 100% payout by 1.5% for each percentage point ADI’s TSR is above or below that of the median company’s TSR. No shares will vest if ADI’s TSR is 66.67 percentage points lower than the median company’s TSR. The number of earned shares is capped at 100% if ADI’s TSR performance is negative.

The following table illustrates the percentage of target PRSUs that could be earned based on the Company’s relative TSR performance to the median company in the SOX Index:

ADI TSR	Payout Percentage

Equal to or greater than 66.67% above the median company TSR	200%

Equal to Median Company TSR	100%

Equal to or less than -66.67% below the median company TSR	—%

Attainment within performance parameters is subject to interpolation on a linear basis.

2018-2021 TSR PRSUs Payouts. The relative TSR PRSUs granted on March 29, 2018 had a three-year performance period that ended on March 29, 2021. The comparator group designated by the Compensation Committee for the relative TSR PRSUs granted in fiscal 2018 once again consisted of the companies represented in the SOX Index as of the grant date that are included in the SOX Index for the entire performance period. On a three-year cumulative basis, our TSR performance was 69.88%, compared to the median comparative peer group TSR of 121.96%. The median comparative peer group TSR performance exceeded the Company’s TSR performance by more than 50 percentage points, the performance threshold for the 2018 TSR PRSUs, which resulted in a payout percentage of 0% of target.

Financial Metric PRSUs. Beginning in fiscal 2019, the Compensation Committee has included Financial Metric PRSUs, based on non-GAAP operating profit in dollars, for our executive officers to incentivize long-term profitable growth measured over one-year, two-year cumulative and three-year cumulative time periods.

The Compensation Committee selected this metric because it is a key measure that executives use both internally to drive business decisions and externally when speaking to investors about Company results and progress against execution of the Company’s strategy. The use of multiple performance periods incentivizes executives to achieve short-term objectives that support our long-term strategy, as well as to focus on long-term financial growth. For each award, the Compensation Committee reviews and approves challenging targets taking into consideration the Company’s long-term strategic priorities and objectives.

The Compensation Committee does not re-set these targets during the performance period, regardless of Company performance or economic conditions.

The number of PRSUs an executive officer, including each NEO, may earn ranges from 0% to a maximum of 200% of the target amount based on the Company’s performance against the targets of this metric. The Compensation Committee determines the level of achievement of each tranche of Financial Metric PRSUs after the completion of each of the one-year, two-year cumulative and three-year cumulative performance periods. After such determination, the number of shares of PRSUs earned by an executive officer remains subject to a time-based service requirement and will cliff vest on the third anniversary of the grant date, subject to the executive’s employment through such date.

In December 2021, the Compensation Committee determined the level of achievement of the current Financial Metric PRSUs as follows:

2019 – 2021 Financial Metric PRSUs: The targets were set at the beginning of fiscal 2019, and the awards were granted in March 2019. The Compensation Committee reviewed the achievement of the third and final tranche of these awards, covering the three-year cumulative non-GAAP operating profit for fiscal 2019 through fiscal 2021, and determined that with a non-GAAP operating profit of $7.520 billion, which was below the non-GAAP operating profit maximum attainment level of $8.920 billion and the non-GAAP operating profit target attainment level of $8.305 billion, but above the non-GAAP operating profit minimum attainment level of $7.335 billion, the executives had achieved a 16% attainment level under this incentive compensation vehicle for that period. With all three measurement periods completed, and with the first and second tranches payable at 0%, the Company’s executive officers will earn an aggregate of 5.3% of the total target number of PRSUs subject to this incentive compensation vehicle.

2020 – 2022 Financial Metric PRSUs: The targets were set at the beginning of fiscal 2020, and the awards were granted in March 2020. The Compensation Committee reviewed the achievement of the second tranche of these awards, covering the two-year non-GAAP operating profit for fiscal 2020 and fiscal 2021, and determined that with a non-GAAP operating profit of $5.087 billion, which was above both the non-GAAP operating profit target attainment level of $4.481 billion and the non-GAAP operating profit maximum attainment level of $4.705 billion, 200% of the target number of PRSUs subject to the second tranche were earned by the Company’s executive officers under this incentive compensation vehicle for that period.

2021-2023 Financial Metric PRSUs: The targets were set at the beginning of fiscal 2021, and the awards were granted in March 2021. The Compensation Committee reviewed the achievement of the first tranche of these awards, covering the one-year non-GAAP operating profit for fiscal 2021, and determined that with a non-GAAP operating profit of $2.853 billion, which was above both the non-GAAP operating profit target attainment level of $2.392 billion and the non-GAAP operating profit maximum attainment level of $2.512 billion, 200% of the target number of PRSUs subject to the first tranche were earned by the Company’s executive officers under this incentive compensation vehicle for that period.

Stock Options. We use stock options as a way to reward long-term value creation. Stock options granted to our executive officers, including our NEOs, in fiscal 2021 will vest 25% per year on each of the first four anniversaries of March 10, 2021, and are subject to a 10 year term.

Time-Based RSUs. In a volatile stock market, time-based RSUs continue to provide incentive and retentive value when stock options may not, which the Compensation Committee believes to be useful in retaining talented executives and employees in uncertain economic times. In this way, we use time-based RSUs as a retention tool and to enable our executive officers to accumulate stock ownership in the Company. Time-based RSUs granted to our executive officers, including our NEOs, in fiscal 2021 will vest 25% per year on each of the first four anniversaries of March 10, 2021.

Special Equity Awards

Maxim Integration PRSUs. To promote the successful integration of Maxim Integrated and the achievement of the Company’s synergy goals, in December 2020, the Compensation Committee approved the award of Maxim Integration PRSUs to a select group of key employees, including our NEOs, but excluding our CEO. The CEO received a different award, described in greater detail below, that vests contingent on significant stock price appreciation. Both awards ultimately incentivize the accomplishment of ADI’s long-term strategy and the creation of long-term shareholder value. However, the Compensation Committee determined it was important to incentivize the CEO to achieve substantial stock price appreciation following the all-stock Maxim Integrated acquisition, while focusing other executives on the more immediate objective of a successful integration.

The number of Maxim Integration PRSUs that may be earned ranges from zero to a maximum of 200% of the target amount of Maxim Integration PRSUs, or the Target Amount, and will be determined according to the achievement of three performance metrics set forth below. Any PRSUs earned will vest on the 60th day following the period, which we refer to as the Performance Period, which extends from December 15, 2020 until August 26, 2023, which is the two-year anniversary of the closing date of the Maxim Integrated acquisition, or the Acquisition Date. The performance metrics are designed to incentivize the achievement of stretch targets with respect to both the magnitude of cost synergies and the speed of delivery:

•

Operating Profit Goal: As a gatekeeping hurdle, the combined company must maintain a minimum average non-GAAP OPBT for the last four fiscal quarters completed as of the end of the Performance Period as a percentage of revenue. If this requirement is not met, then no Maxim Integration PRSUs will vest.

•

Synergy Performance Goal: Provided the Operating Profit Goal has been attained for the Performance Period, a number of Maxim Integration PRSUs ranging from zero to 150% of the Target Amount will vest based on the gross dollar amount of cost synergies attained following the Acquisition Date, as represented by the scale set forth below. For cost synergies to be deemed attained, either (i) cost synergies must take effect within the Performance Period, or (ii) cost synergies must take effect within the 12-month period following the Performance Period as a result of a firm commitment made during the Performance Period.

—

While the Synergy Performance goals cannot be disclosed due to competitive reasons, they are rigorous, with threshold performance set higher than the synergy target of $275 million that ADI announced at the time of the Maxim Integrated acquisition.

The number of Maxim Integration PRSUs that will vest will be calculated based on linear interpolation between targets.

Synergy Performance Goal Attained	Percentage of Target Amount to Vest

Minimum threshold as determined by the Compensation Committee	0%

Target threshold as determined by the Compensation Committee	100%

Maximum threshold as determined by the Compensation Committee	150%

•

Speed of Delivery Accelerator: If the minimum Synergy Performance Goal is fully realized within 18 months following the Acquisition Date, then an additional number of Maxim Integration PRSUs equal to 50% of the Target Amount will vest.

A recipient can only obtain the maximum 200% of the Target Amount if both (i) the minimum Synergy Performance Goal is attained within 18 months following the Acquisition Date, in which case the Speed of

Delivery Accelerator will apply, and (ii) the maximum Synergy Performance Goal is attained within the Performance Period. The recipient must be employed on the vesting date in order for any of the Maxim Integration PRSUs to vest.

Dilution Considerations. The Company is committed to keeping dilution under its stock plans for employees at reasonable levels. Our gross and net dilution rate have been consistently lower than that of our peer group companies over the past several years.

CEO Performance Stock Option Award

In addition to the grants described above, in December 2020, the Compensation Committee approved the grant of a special performance stock option award to Mr. Roche, which we refer to as the CEO Performance Stock Option Award.

Since Mr. Roche’s tenure as CEO began in 2013 through the end of fiscal 2021, the Company’s total shareholder return has increased to 371%, which is 1.5x the S&P 500 return of 237% for the same time period, and the Company’s market capitalization has increased by more than $80 billion. The CEO Performance Stock Option Award was granted to provide Mr. Roche with a strong incentive to continue to create sustained exceptional growth in the Company and its stock price. The award carries a long-term performance period and rigorous stock price hurdles.

Before granting the CEO Performance Stock Option Award in December 2020, the Compensation Committee considered the following factors:

•

The key role that Mr. Roche has played in leading and transforming ADI since he became CEO in 2013 and the importance of his continued leadership during this critical phase of ADI’s growth, particularly given the Maxim Integrated acquisition, which was pending at the time;

•	Mr. Roche’s unique depth of understanding of ADI, strength of leadership capability and vision to drive the long-term corporate strategy and continued success of the Company;

•	The rapid changes and consolidation taking place within the semiconductor industry and the constant need to transform and grow within this highly competitive environment;

•	The importance of continuing to incentivize continued exceptional shareholder value creation over an extended timeframe, and

•	The importance of aligning Mr. Roche’s interests with those of our shareholders.

The CEO Performance Stock Option Award, designed by the Compensation Committee in consultation with Pearl Meyer, its independent compensation consultant, emphasizes sustainable shareholder value creation over time. The Compensation Committee specifically determined to issue this award in the form of performance-vested stock options such that Mr. Roche will only realize value from the award if significant increases in our stock price are sustained above the exercise price, thereby closely aligning with shareholder interests.

The CEO Performance Stock Option Award is exercisable for up to 460,000 shares of our common stock, or the Target Number of Shares, at an exercise price per share of $144.06 (which was the closing price of our common stock on the date of grant of the CEO Performance Stock Option Award) and vests subject to the satisfaction of certain challenging target price thresholds during a five-year period. The award was valued at $14.4 million on the date of grant. The value when annualized over the five-year performance period is $2.9 million per year, approximately one-third of the average value of Mr. Roche’s long-term incentive compensation over the past three years. The CEO Performance Stock Option Award was granted to Mr. Roche in addition to his annual equity awards for fiscal 2021. The Committee does not intend to grant Mr. Roche additional special awards during the performance period of this award.

The target price thresholds, and the number of shares underlying the CEO Performance Stock Option Award that will become exercisable as a result of the attainment of each threshold, are set forth below. To determine meaningful but challenging target price thresholds, the Compensation Committee established a baseline stock price of $122.72, which was calculated as the 70-trading day average closing stock price on November 30, 2020. The target price thresholds were chosen to reward significant growth from our baseline stock price. The actual number of shares that will become exercisable will range from zero to a maximum of 100% of the Target Number of Shares based on the attainment of such target price thresholds at any time during a five-year period from December 15, 2020 to December 15, 2025.

Target Price Threshold	Share price % increase vs baseline stock price of $122.72	Number of Shares Exercisable as a Percentage of Target Number of Shares
$180 per share	47%	33%
$200 per share	63%	66%
$220 per share	79%	100%

A given target price threshold will be met, and the shares underlying the CEO Performance Stock Option Award that are associated with such threshold will become exercisable, when our average closing stock price over 70 consecutive trading days is equal to or exceeds the threshold. If a threshold is attained, the earned number of shares will become exercisable one year after the attainment date, or if earlier, on December 15, 2025, in each case provided that Mr. Roche continues to serve as our CEO (or in a substantially similar role as determined by our Board) on the applicable vesting date. There is no linear interpolation between target price thresholds and a threshold may be met only once.

Equity Awards Granted in Fiscal 2021

In fiscal 2021, the Compensation Committee granted equity awards to our NEOs as follows:

Name	Standard Stock Options	Time- based RSUs	Relative TSR PRSUs	Financial Metric PRSUs	Maxim Integration PRSUs		CEO Performance Stock Option	Total Grant Date Fair Value

Vincent Roche	70,786	19,361	19,361	19,361	—		460,000	$25,709,208

Prashanth Mahendra-Rajah	19,306	5,281	5,281	5,281	19,433		—	$5,769,343

Martin Cotter	14,158	3,873	3,873	3,873	13,460		—	$4,120,908

John Hassett	14,158	3,873	3,873	3,873	13,460		—	$4,120,908

Greg Henderson	14,158	3,873	3,873	3,873	13,460		—	$4,120,908

Anelise Sacks	8,366	2,289	2,289	2,289	11,377	(1)	—	$3,007,784

(1)	Ms. Sacks joined ADI in February 2021, and the Maxim Integrated PRSU award was granted to Ms. Sacks on March 15, 2021 rather than in December 2020.

Other Compensation Elements

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and retirement plans. Executive officers, including our NEOs, are eligible to participate in all of our employee benefit plans on the same basis as our other employees. The retirement and other employee benefit components of our executive compensation program are designed to attract excellent candidates by providing financial protection and security, and reward our executives for the total commitment we expect from them in service to ADI.

We maintain a Deferred Compensation Plan, or DCP, under which our executive officers and directors, along with a group of highly compensated management and engineering employees, are eligible to defer receipt of some or all of their cash compensation. This plan offers many of the same investment options as our 401(k) plan. Under our DCP, we provide all participants (other than non-employee directors) with Company contributions equal to 8% of eligible deferred contributions.

In the United States during fiscal 2021, we contributed to our 401(k) plan on behalf of all eligible employees, including our NEOs, amounts equal to 5% of the employee’s eligible compensation, plus matching contributions up to an additional 3%, subject to Internal Revenue Service, or IRS, limits. For those employees who also participated in the DCP described above, any compensation that was deferred under that plan was not considered eligible compensation for purposes of our Company contributions under the 401(k) plan. We also provided employees who are eligible to participate in the 401(k) plan but whose compensation is greater than the amount that may be taken into account in any plan year as a result of IRS limits ($290,000 for fiscal 2021), with a taxable payment equal to 8% of the employee’s 401(k)-eligible compensation in excess of the IRS limit.

Limited Perquisites

We do not award extensive perquisites to our executive officers. In fiscal 2021, we provided a voluntary health services benefit to executives and reimbursement for financial and tax planning services of up to $15,000 for our Chief Executive Officer and up to $10,000 for our other executive officers, including our NEOs. These items are detailed in the Summary Compensation Table below.

On occasion, and with the approval of our CEO, an officer or director may have his or her family members accompany him or her on the Company’s leased airplane when traveling on business. The executive or director may incur taxable income for any such travel in accordance with applicable tax rules. We do not gross-up or in any way compensate the officer or director for any income tax owed for any such travel. No such travel occurred in fiscal 2021.

In November 2021, ADI adopted a Post-Employment Equity Vesting policy under which eligible stock-based awards, including RSUs, restricted stock awards and stock options may continue to vest, subject to the terms of the policy, after an employee’s retirement. Awards issued to Executive Officers, including our NEOs, will be eligible for post-employment vesting under the policy.

Compensation Processes and Policies

Executive Stock Ownership Guidelines

Under our guidelines, the target stock ownership levels are five times annual base salary for the Chief Executive Officer, and three times annual base salary for other members of the Leadership Team. The Chief Executive Officer has four years from the date of his or her appointment as CEO to achieve his or her targeted level. Members of the Leadership Team other than the CEO have five years from the date he or she becomes part of the Leadership Team to achieve their targeted level. Shares subject to unexercised options, whether or not vested, and unvested PRSUs whose performance has not yet been certified by the Compensation Committee are not counted for purposes of satisfying these guidelines. Time-based RSUs (whether or not vested) and unvested PRSUs whose performance has been certified by the Compensation Committee are counted for purposes of satisfying the guidelines. All members of our Leadership Team, other than Mses. Sacks and Asgeirsson, who first joined ADI in fiscal 2021, were in compliance with our stock ownership guidelines as of the end of fiscal 2021. Mses. Sacks and Asgeirsson are expected to be in compliance with our stock ownership guidelines within the first five years of their appointment to the Leadership Team.

Compensation Recovery

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer. In addition, in December 2020, our Board of Directors adopted a compensation clawback policy. The policy provides that in the event of a material restatement of our financial results, the result of which is that any performance-based cash or equity compensation received by an executive officer, or awarded compensation, would have been lower had it been calculated based on such restated financial results, or actual compensation, the Compensation Committee may, in its sole discretion and as appropriate under the circumstances, seek to recover for our benefit all or a portion of the difference between the awarded compensation and the actual compensation of any executive officer whose fraud or willful misconduct caused or partially caused the need for such restatement. For purposes of the policy, the term “executive officer” has the meaning given to that term in Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

We will amend our compensation clawback policy, if necessary, so that it is compliant with the regulations mandated under the Dodd-Frank Wall Street Reform and Consumer Protection Act when the regulations are adopted by the SEC and corresponding listing standards become effective.

Equity Award Grant Date Policy

Our Compensation Committee has adopted specific policies regarding the grant dates of stock options, RSUs and other stock-based awards for our executive officers and employees. In each case, the exercise price of stock options equals the closing price of our common stock on the grant date.

•

New Hire Grants: The grant date of all awards to newly hired executive officers and employees is the 15th day of the month after the date on which the individual commences employment with us (or the next succeeding business day that Nasdaq is open).

•	Annual Grants: The grant date of all annual awards is the earlier to occur of (i) the scheduled date of the annual meeting of shareholders, or (ii) the first business day of April that Nasdaq is open.

•

Other Grants: All other awards granted to existing executive officers and employees throughout the year (off-cycle awards) have a grant date of the 15th day of the month (or the next succeeding business day that Nasdaq is open) provided the award is approved on or prior to such grant date.

•

Foreign Registrations: Any awards requiring registration or approval in a foreign jurisdiction will have a grant date of the 15th day of the month (or the next succeeding business day that Nasdaq is open) following the effective date of that registration or approval.

•

Blackout Periods: Our Compensation Committee does not approve off-cycle awards to our executive officers during the quarterly and annual blackout periods under our insider trading policy. The quarterly and annual blackout periods begin three weeks before the end of each fiscal quarter and end at the beginning of the second full trading day after we announce our quarterly earnings.

We describe the Equity Award Grant Date Policy for our non-employee directors above under “Corporate Governance—Director Compensation.”

Severance, Retention and Change in Control Benefits

Change in Control Benefits

We have entered into change in control retention agreements with each of our executive officers and other key employees. Among other things, these retention agreements provide for severance benefits if the employee’s service with us is terminated within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors.

We designed the change in control retention agreements to help ensure that our executive team is able to evaluate objectively whether a potential change in control transaction is in the best interests of ADI and our shareholders, despite possible risks to their future employment. We believe that retaining the services of our key executives during a change in control scenario is critical. These agreements help ensure the continued services of our executive officers throughout the change in control transaction by giving them incentives to remain with us rather than seeking alternative employment or being recruited to a competitor during a highly uncertain time. The Compensation Committee reviewed prevalent market practices in determining the severance amounts and the events that trigger payments under the agreements. The Compensation Committee determined that the amounts and triggering events were appropriate and designed to encourage decision-making that is in the best interests of ADI. In fiscal 2021, the Compensation Committee asked Pearl Meyer, its independent compensation consultant, to review our severance, retention and change in control arrangements and Pearl Meyer determined that those arrangements were competitive with existing market practice in the semiconductor industry and that it was appropriate to maintain the program for fiscal 2021. Change in control retention agreements entered into between the Company and eligible employees since 2009 do not contain excess parachute payment tax gross-up provisions.

Under our 2020 Plan and our 2006 Plan, in the event of a change in control, all of our employees who continue to remain employed on the closing of the change in control, including our NEOs, would have the vesting of one-half of the shares of common stock subject to their then outstanding unvested equity awards accelerate and become immediately exercisable and free from forfeiture. The remaining one-half of their unvested equity awards would continue to vest in accordance with the original vesting schedules, and any remaining unvested equity awards would vest if, on or prior to the first anniversary of the change in control, his or her employment is terminated without “cause” or for “good reason” (as defined in the plan). We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “—Potential Payments Upon Termination or Change in Control” below.

Severance Benefits

When the employment of an executive officer terminates in a situation that does not involve a change in control, the executive officer is entitled to receive the same benefits as any other terminated employee in that geographical location.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of the Company’s executives. Pursuant to the Tax Cuts and Jobs Act of 2017, or the Tax Act, for fiscal years beginning after December 31, 2017, the group of executives whose compensation is subject to the deduction limitation is broader than under prior law. Prior to the effectiveness of the Tax Act, the deduction limit did not apply to “performance-based compensation” satisfying the requirements of Section 162(m). For fiscal years commencing after December 31, 2017 and future tax years, subject to the transition rules, all compensation in excess of $1 million paid to the specified executives will not be deductible.

Mr. Roche has a change in control retention agreement that contains provisions regarding Section 280G of the Internal Revenue Code. Since 2009, any new executive compensation arrangements for new executives do not contain tax gross up provisions for excess parachute payments.

We expense in our financial statements the compensation that we pay to our executive officers, as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. We account for stock-based compensation under our 2020 Plan, 2006 Plan, 2005 Plan, 2010 Plan, and 1996 Plan, as well as all predecessor plans, in accordance with U.S. generally accepted accounting principles.

Risk Considerations in Our Compensation Program

In fiscal 2021, our Compensation Committee reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with its independent consultant, Pearl Meyer. In addition, our Compensation Committee asked Pearl Meyer to conduct an independent risk assessment of our executive compensation program. Based on these reviews and discussions, the Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. Our Compensation Committee believes that any such risks are mitigated by the following factors, among others:

•

We structure our pay to consist of both fixed and variable compensation with short- and long-term horizons. We feel that the variable elements of compensation, which represented 92% and 84% of the total target compensation for our CEO and other NEOs, respectively, for fiscal 2021, are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results and to achieve Company goals, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

We believe that our focus on both OPBT margin and year-over-year revenue growth through our executive performance incentive plan, and operating profit and stock price performance through our equity compensation program, provides a check on excessive short-term risk taking. That is, even if our executives could inappropriately increase OPBT margin or revenue by excessively reducing expenses or adding new revenue sources that are inconsistent with our business model, this could ultimately harm our stock price and the value of their equity awards. Conversely, if our executives were to add revenue sources at low margins in order to generate a higher growth multiple and increased stock prices, it could decrease OPBT margin and the value of their cash bonus payments. Our OPBT margin and year-over-year revenue targets are applicable to our executives and employees alike, which we believe encourages consistent behavior across the organization, and reflect goals that are challenging, but not so high that they require performance outside of what the Compensation Committee believes is reasonable for us or could motivate our executives and employees to take actions in which we assume unreasonable levels of risk.

•

We cap our bonus payout factors. Even if we dramatically exceed our OPBT margin or year-over-year revenue growth targets, bonus payments are limited. In fiscal 2021, the bonus payment factor cap was 300% of target. Conversely, we also have a floor on the OPBT margin target so that profitability at or below 36% will result in no bonus payments for that performance period, regardless of revenue growth levels. We believe this avoids incentivizing management to drive revenue levels without regard to profitability.

•	Our stock ownership guidelines provide an incentive for management to consider ADI’s long-term interests because a portion of their personal investment portfolio consists of ADI stock.

Summary Compensation Table

The following table contains certain information about the compensation that our named executive officers earned in fiscal 2021, fiscal 2020 and fiscal 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2a)	Option Awards ($)(2b)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Vincent Roche President and Chief Executive Officer	2021	1,050,000	—	8,591,204	17,118,004	3,981,115	84,000	30,824,323
	2020	1,050,000	—	7,505,999	2,484,988	1,229,106	87,825	12,357,918
	2019	1,030,769	—	7,039,560	2,362,177	1,430,337	85,591	11,948,434
Prashanth Mahendra-Rajah Senior Vice President, Finance and Chief Financial Officer	2021	575,000	—	5,024,568	744,775	1,453,423	57,200	7,854,966
	2020	575,000	—	1,951,648	646,093	448,721	57,200	3,678,662
	2019	565,385	—	1,851,447	621,295	523,413	153,136	3,714,676
Martin Cotter Senior Vice President, Industrial and Multi-Markets	2021	460,000	—	3,574,729	546,179	1,162,738	37,676	5,781,322
	2020	460,000	—	1,351,289	447,305	358,977	36,800	2,654,371
	2019	456,154	—	1,178,980	408,592	395,809	103,098	2,542,633
John Hassett Senior Vice President, and Chief Operating Officer of the Maxim Integrated Business (5)	2021	475,000	—	3,574,729	546,179	1,200,654	53,963	5,850,525
	2020	475,000	—	1,351,289	447,305	370,683	51,767	2,696,044

	2019	471,154	—	1,234,544	414,212	437,875	45,899	2,603,684
Greg Henderson	2021	456,154	—	3,574,729	546,179	1,153,669	42,142	5,772,873
Senior Vice President, Automotive & Energy, Communications and Aerospace Group
Anelise Sacks Senior Vice President and Chief Customer Officer (6)	2021	294,231	400,000	2,673,979	333,805	769,250	323,619	4,794,884

(1)	Represents a cash sign-on bonus paid in connection with commencement of employment.
(2)	a.	Amounts represent the aggregate grant date fair value of time-based RSUs and PRSUs granted in fiscal 2021, 2020 and 2019.
b.	Amounts represent the aggregate grant date fair value of stock options and performance-based stock options granted in fiscal 2021, 2020 and 2019.

These amounts do not represent the actual amounts paid to or realized by the NEO for these awards during the respective fiscal years. We recognize the value as of the grant date for stock options and time-based RSUs and PRSUs over the number of days of service required for the grant to become vested.

The following table includes the assumptions, rounded to the nearest hundredth, that we used to calculate the grant date fair value reported for fiscal years 2021, 2020 and 2019 on a grant-by-grant basis and the grant date fair value of relative TSR PRSUs and financial metric PRSUs, assuming the achievement of the maximum level of performance conditions.

Name	Grant Date	Options/ Restricted Stock Units Granted (#)		Exercise Price ($)	Volatility (%)	Expected Life (Years)	Risk- Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value ($) Per Share	Grant Date Fair Value at Maximum Achievement Level for Performance Based RSUs ($)
Vincent Roche	3/29/2018	26,366		—	—	—	2.54	2.11	86.51
	3/29/2018	26,366	**	—	25.63	—	2.37	2.08	101.23	5,338,060
	3/29/2018	110,661		91.13	27.77	5.0	2.64	2.11	20.83
	3/13/2019	22,763	*	—	—	—	2.42	2.00	102.89
	3/13/2019	22,763	**	—	24.07	—	2.38	2.00	114.36	5,206,353
	3/13/2019	22,763	***	—	—	—	2.42	2.00	92.00	4,636,823
	3/13/2019	100,803		108.08	26.32	5.0	2.42	2.00	23.43
	3/11/2020	27,368	*	—	—	—	0.66	2.63	88.28
	3/11/2020	27,368	**	—	27.99	—	0.58	2.59	97.71	5,348,255
	3/11/2020	27,368	***	—	—	—	0.66	2.63	88.28	4,832,094
	3/11/2020	134,620		94.41	29.49	5.0	0.66	2.63	18.46
	12/15/2020	460,000	****	144.06	30.42	(7)	0.94	1.72	31.28	14,387,265
	3/10/2021	70,786		147.11	35.25	5.0	0.80	1.88	38.58
	3/10/2021	19,361	*	—	—	—	0.80	1.88	140.30
	3/10/2021	19,361	**	—	37.47	—	0.32	1.86	163.14	6,317,108
	3/10/2021	19,361	***	—	—	—	0.80	1.88	140.30	5,432,696
Prashanth Mahendra- Rajah	3/29/2018	8,287	*	—	—	—	2.54	2.11	86.51
	3/29/2018	8,287	**	—	25.63	—	2.37	2.08	101.23	1,677,786
	3/29/2018	34,779		91.13	27.77	5.0	2.64	2.11	20.83
	3/13/2019	5,987	*	—	—	—	2.42	2.00	102.89
	3/13/2019	5,987	**	—	24.07	—	2.38	2.00	114.36	1,369,347
	3/13/2019	5,987	***	—	—	—	2.42	2.00	92.00	1,219,552
	3/13/2019	26,513		108.08	26.32	5.0	2.42	2.00	23.43
	3/11/2020	7,116	*	—	—	—	0.66	2.63	88.28
	3/11/2020	7,116	**	—	27.99	—	0.58	2.59	97.71	1,390,609
	3/11/2020	7,116	***	—	—	—	0.66	2.63	88.28	1,256,401
	3/11/2020	35,001		94.41	29.49	5.0	0.66	2.63	18.46
	12/15/2020	19,443	*****	—	—	—	0.37	1.72	137.90	5,362,379
	3/10/2021	19,306		147.11	35.25	5.0	0.80	1.88	38.58
	3/10/2021	5,281	*	—	—	—	0.80	1.88	140.30
	3/10/2021	5,281	**	—	37.47	—	0.32	1.86	163.14	1,732,084
	3/10/2021	5,281	***	—	—	—	0.80	1.88	140.30	1,481,848

Name	Grant Date	Options/ Restricted Stock Units Granted (#)		Exercise Price ($)	Volatility (%)	Expected Life (Years)	Risk- Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value ($) Per Share	Grant Date Fair Value at Maximum Achievement Level for Performance Based RSUs ($)
Martin Cotter	3/29/2018	4,897	*	—	—	—	2.54	2.11	86.51
	3/29/2018	4,897	**	—	25.63	—	2.37	2.08	101.23	991,447
	3/29/2018	20,552		91.13	27.77	5.0	2.64	2.11	20.83
	9/17/2018	3,334	*	—	—	—	2.87	2.10	86.72
	3/13/2019	2,295	*	—	—	—	2.42	2.00	102.89
	3/13/2019	2,295	**	—	24.07	—	2.38	2.00	114.36	524,912
	3/13/2019	2,295	***	—	—	—	2.42	2.00	92.00	467,492
	3/13/2019	10,164		108.08	26.32	5.0	2.42	2.00	23.43
	6/17/2019	1,697	*	—	—	—	1.83	2.06	100.39
	6/17/2019	1,697	**	—	24.07	—	2.38	2.00	116.20	394,383
	6/17/2019	1,697	***	—	—	—	1.83	2.06	59.94	337,160
	6/17/2019	7,512		108.08	28.90	5.0	1.83	2.10	22.69
	3/11/2020	4,927	*	—	—	—	0.66	2.63	88.28
	3/11/2020	4,927	**	—	27.99	—	0.58	2.59	97.71	962,834
	3/11/2020	4,927	***	—	—	—	0.66	2.63	88.28	869,911
	3/11/2020	24,232		94.41	29.49	5.0	0.66	2.63	18.46
	12/15/2020	13,460	*****	—	—	—	0.37	1.72	137.90	3,712,268
	3/10/2021	14,158		147.11	35.25	5.0	0.80	1.88	38.58
	3/10/2021	3,873	*	—	—	—	0.80	1.88	140.30
	3/10/2021	3,873	**	—	37.47	—	0.32	1.86	163.14	1,263,682
	3/10/2021	3,873	***	—	—	—	0.80	1.88	140.30	1,086,764
John Hassett	3/29/2018	4,897	*	—	—	—	2.54	2.11	86.51
	3/29/2018	4,897	**	—	25.63	—	2.37	2.08	101.23	991,447
	3/29/2018	20,552		91.13	27.77	5.0	2.64	2.11	20.83
	9/17/2018	3,334	*	—	—	—	2.87	2.10	86.72
	3/13/2019	3,992	*	—	—	—	2.42	2.00	102.89
	3/13/2019	3,992	**	—	24.07	—	2.38	2.00	114.36	913,050
	3/13/2019	3,992	***	—	—		2.42	2.00	92.00	813,170
	3/13/2019	17,676		108.08	26.32	5.0	2.42	2.00	23.43
	3/11/2020	4,927	*	—	—	—	0.66	2.63	88.28
	3/11/2020	4,927	**	—	27.99	—	0.58	2.59	97.71	962,834
	3/11/2020	4,927	***	—	—		0.66	2.63	88.28	869,911
	3/11/2020	24,232		94.41	29.49	5.0	0.66	2.63	18.46
	12/15/2020	13,460	*****	—	—	—	0.37	1.72	137.90	3,712,268
	3/10/2021	14,158		147.11	35.25	5.0	0.80	1.88	38.58
	3/10/2021	3,873	*	—	—	—	0.80	1.88	140.30
	3/10/2021	3,873	**	—	37.47	—	0.32	1.86	163.14	1,263,682
	3/10/2021	3,873	***	—	—	—	0.80	1.88	140.30	1,086,764

Name	Grant Date	Options/ Restricted Stock Units Granted (#)		Exercise Price ($)	Volatility (%)	Expected Life (Years)	Risk- Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value ($) Per Share	Grant Date Fair Value at Maximum Achievement Level for Performance Based RSUs ($)
Greg Henderson	3/29/2018	5,650	*	—	—	—	2.54	2.11	86.51
	3/29/2018	5,650	**	—	25.63	—	2.37	2.08	101.23	1,143,899
	3/29/2018	23,713		91.13	27.77	5.0	2.64	2.11	20.83
	6/15/2018	4,028	*	—	—	—	2.75	1.89	96.90
	3/13/2019	3,992	*	—	—	—	2.42	2.00	102.89
	3/13/2019	3,992	**	—	24.07	—	2.38	2.00	114.36	913,050
	3/13/2019	3,992	***	—	—	—	2.42	2.00	92.00	813,170
	3/13/2019	17,676		108.08	26.32	5.0	2.42	2.00	23.43
	6/17/2019	3,849	*	—	—	—	1.83	2.06	99.85
	3/11/2020	4,927	*	—	—	—	0.66	2.63	88.28
	3/11/2020	4,927	**	—	27.99	—	0.58	2.59	97.71	962,834
	3/11/2020	4,927	***	—	—	—	0.66	2.63	88.28	869,911
	3/11/2020	24,232		94.41	29.49	5.0	0.66	2.63	18.46
	12/15/2020	13,460	*****	—	—	—	0.37	1.72	137.90	3,712,268
	3/10/2021	14,158		147.11	35.25	5.0	0.80	1.88	38.58
	3/10/2021	3,873	*	—	—	—	0.80	1.88	140.30
	3/10/2021	3,873	**	—	37.47	—	0.32	1.86	163.14	1,263,682
	3/10/2021	3,873	***	—	—	—	0.80	1.88	140.30	1,086,764
Anelise Sacks	3/15/2021	2,289	*	—	—	—	0.84	1.83	144.19
	3/15/2021	2,289	**	—	37.47	—	0.32	1.86	163.14	746,854
	3/15/2021	8,366		151.00	35.25	5.0	0.84	1.83	39.90
	3/15/2021	2,289	***	—	35.25	—	0.84	1.83	144.19	660,102
	3/15/2021	11,377	*****	—	35.25	—	0.84	1.83	144.19	3,280,900

Entries above with single asterisks (*) are time-based RSUs, entries with double asterisks (**) are relative TSR PRSUs, entries with triple asterisks (***) are financial metric PRSUs, entries with quadruple asterisks (****) are performance-based stock options, entries with quintuple asterisks (*****) are Maxim Integration PRSUs and entries without asterisks are stock options. The grant date fair value of time-based RSUs represents the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting. The grant date fair value of the relative TSR PRSUs was calculated using the Monte Carlo simulation model which utilizes multiple input variables that determine the probability of satisfying the performance conditions stipulated in the award grant to calculate the fair market value. The Monte Carlo simulation model also uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions, including the possibility that the market condition may not be satisfied, and the resulting fair value of the award. The grant date fair value of the financial metric PRSUs and Maxim Integration PRSUs represents the value at the grant date based upon the probable outcome of the performance conditions at the date of grant. The grant date fair value of stock options is computed using a Black-Scholes valuation methodology. The grant date fair value of the performance-based stock options is computed using a Monte Carlo simulation with a derived service period. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 2r and Note 3 to the Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation,” included in our Annual Report on Form 10-K for the year ended October 30, 2021.

(3)

Reflects the amounts earned under our executive performance incentive plan in fiscal 2021, 2020 and 2019, paid on a semi-annual basis following the end of the second and fourth quarters of each fiscal year.

(4)	The amounts shown in the “All Other Compensation” column are comprised of the following:

Name	Fiscal Year	Company 401(k) and DCP Payments ($)(a)	Employee Service Award ($)(b)	Executive Health Services ($)	Healthcare Savings Account ($)	Relocation Expenses ($)(c)	Expatriate Assignment Payment ($)(d)	Tax Planning ($)
Vincent Roche	2021	84,000	—	—	—	—	—	—
	2020	84,000	—	—	—	—	—	3,825
	2019	82,462	—	—	—	—	—	3,129
Prashanth Mahendra-Rajah	2021	46,000	—	—	1,200	—	—	10,000
	2020	46,000	—	—	1,200	—	—	10,000
	2019	45,231	—	—	1,200	106,705	—	—
Martin Cotter	2021	36,800	876	—	—	—	—	—
	2020	36,800	—	—	—	—	—	—
	2019	36,492	—	—	—	—	66,606	—
John Hassett	2021	38,000	—	4,769	1,200	—	—	9,994
	2020	38,000	—	4,589	1,200	—	—	7,978
	2019	37,692	—	4,507	1,200	—	—	2,500
Greg Henderson	2021	36,492	—	1,950	1,200	—	—	2,500
Anelise Sacks	2021	23,538	—	—	1,200	298,881	—	—

(a)

Amounts paid to Messrs. Roche, Mahendra-Rajah, Cotter, Hassett, Henderson and Ms. Sacks consist of the Company contribution into 401(k) and DCP accounts up to the permissible IRS limit and the taxable Company contribution in excess of IRS limits described under “Retirement and Other Employee Benefits” above.

(b)	Paid in connection with our Employee Service Award Program.

(c)	Amounts paid to Mr. Mahendra-Rajah in connection with his relocation from Belgium to the United States and Ms. Sacks in connection with her relocation from Texas to Massachusetts.

(d)	Amounts relate to reimbursement of costs and tax equalization payments associated with an expatriate assignment.

(5)

Mr. Hassett ceased serving as an executive officer and transitioned to the non-executive officer position of Senior Vice President, Corporate Integration Management, effective February 16, 2021. His title was changed to Senior Vice President and Chief Operating Officer of the Maxim Integrated Business on September 8, 2021 after consummation of the Maxim Integrated acquisition.

(6)	Ms. Sacks joined the Company as Senior Vice President and Chief Customer Officer, effective February 22, 2021.

(7)

The target price thresholds, and the number of shares underlying the CEO Performance Stock Option Award that will become exercisable as a result of the attainment of each threshold, are set forth below. The actual number of shares that will become exercisable will range from 0% to a maximum of 100% of the Target Number of Shares based on the attainment of such target price thresholds at any time during a five-year period from December 15, 2020 to December 15, 2025. A given target price threshold will be met, and the shares underlying the CEO Performance Stock Option Award that are associated with such threshold will become exercisable, when our average closing stock price over 70 consecutive trading days is equal to or exceeds the threshold. If a threshold is attained, the earned number of shares will become exercisable one year after the attainment date, or if earlier, on December 15, 2025, in each case provided that Mr. Roche continues to serve as our CEO (or in a substantially similar role as determined by our Board) on the applicable vesting date.

Target Price Threshold	Share price % increase vs baseline stock price of $122.72	Number of Shares Exercisable as a Percentage of Target Number of Shares
$180 per share	47%	33%
$200 per share	63%	66%
$220 per share	79%	100%

Grants of Plan-Based Awards in Fiscal 2021

The following table presents information on plan-based awards granted in fiscal 2021 to our NEOs:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise Price of Option Awards ($ Per Share) (5)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vincent Roche	N/A	—	1,575,000	4,725,000	—	—	—	—	—	—	—
	12/15/2020	—	—	—	—	460,000		—	—	144.06	14,387,265 (9)
	3/10/2021	—	—	—	—	19,361	38,722	—	—	—	2,716,325 (6)
	3/10/2021	—	—	—	—	19,361	38,722		—	—	3,158,554 (6)
	3/10/2021	—	—	—	—	—	—	19,361	—	—	2,716,325 (7)
	3/10/2021	—	—	—	—	—	—	—	70,786	147.11	2,730,739 (8)
Prashanth Mahendra- Rajah	N/A	—	575,000	1,725,000	—	—	—	—	—	—	—
	12/15/2020	—	—	—	—	19,443	38,886	—	—	—	2,681,190 (10)
	3/10/2021	—	—	—	—	5,281	10,562	—	—	—	740,918 (6)
	3/10/2021	—	—	—	—	5,281	10,562	—	—	—	861,542 (6)
	3/10/2021	—	—	—	—	—	—	5,281	—	—	740,918 (7)
	3/10/2021	—	—	—	—	—	—	—	19,306	147.11	744,775 (8)
Martin Cotter	N/A	—	460,000	1,380,000	—	—	—	—	—	—	—
	12/15/2020	—	—	—	—	13,460	26,920	—	—	—	1,856,134 (10)
	3/10/2021	—	—	—	—	3,873	7,746	—	—	—	543,377 (6)
	3/10/2021	—	—	—	—	3,873	7,746	—	—	—	631,841 (6)
	3/10/2021	—	—	—	—	—	—	3,873	—	—	543,377 (7)
	3/10/2021	—	—	—	—	—	—	—	14,158	147.11	546,179 (8)
John Hassett	N/A	—	475,000	1,425,000	—	—	—	—	—	—	—
	12/15/2020	—	—	—	—	13,460	26,920	—	—	—	1,856,134 (10)
	3/10/2021	—	—	—	—	3,873	7,746	—	—	—	543,377 (6)
	3/10/2021	—	—	—	—	3,873	7,746	—	—	—	631,841 (6)
	3/10/2021	—	—	—	—	—	—	3,873	—	—	543,377 (7)
	3/10/2021	—	—	—	—	—	—	—	14,158	147.11	546,179 (8)
Greg Henderson	N/A	—	456,154	1,368,462	—	—	—	—	—	—	—
	12/15/2020	—	—	—	—	13,460	26,920	—	—	—	1,856,134 (10)
	3/10/2021	—	—	—	—	3,873	7,746	—	—	—	543,377 (6)
	3/10/2021	—	—	—	—	3,873	7,746	—	—	—	631,841 (6)
	3/10/2021	—	—	—	—	—	—	3,873	—	—	543,377 (7)
	3/10/2021	—	—	—	—	—	—	—	14,158	147.11	546,179 (8)
Anelise Sacks	N/A	—	294,231	882,693	—	—	—	—	—	—	—
	12/15/2020	—	—	—	—	11,377	22,754	—	—	—	1,640,450 (10)
	3/10/2021	—	—	—	—	2,289	4,578	—	—	—	330,051 (6)
	3/10/2021	—	—	—	—	2,289	4,578	—	—	—	373,427 (6)
	3/10/2021	—	—	—	—	—	—	2,289	—	—	330,051 (7)
	3/10/2021	—	—	—	—	—	—	—	8,366	151.00	333,805 (8)

(1)

The amounts shown for Messrs. Roche, Mahendra-Rajah, Cotter, Hassett and Henderson and Ms. Sacks in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable under our executive performance incentive plan, respectively. Amounts in the maximum column above reflect 300% of the executive’s target bonus, which is the cap under the plan. The actual amounts earned in fiscal 2021 are reflected in the Summary Compensation Table above and were as follows:

Name	Actual Payout under Non-Equity Incentive Plans for Fiscal 2021

Vincent Roche	$3,981,115

Prashanth Mahendra-Rajah	$1,453,423

Martin Cotter	$1,162,738

John Hassett	$1,200,654

Greg Henderson	$1,153,669

Anelise Sacks	$769,250

See “— Compensation Discussion and Analysis” above for a discussion of how these amounts were determined under our executive performance incentive plan.

(2)

Represents PRSUs granted under our 2020 Plan. The relative TSR PRSUs have both a market condition and a service condition, while the financial metric PRSUs have a performance condition and a service condition, and vest, so long as the executive continues to be employed with us, after the applicable three-year performance period. The number of shares of the Company’s common stock to be issued upon vesting of the relative TSR PRSUs will range from 0% to 200% of the target amount, based on the comparison of the Company’s TSR to the median TSR of a specified peer group over a three-year period. The number of shares of the Company’s common stock to be issued upon vesting of the financial metric PRSUs on the third anniversary of the grant date will range from 0% to 200% of the target amount, based on the Company’s attainment of one-year, two-year cumulative and three-year cumulative operating profit dollar targets set by the Compensation Committee. Column also includes the number of shares that may be earned by Mr. Roche under his CEO Performance Stock Option Award, which is described above under Special Equity Awards.

(3)

Represents time-based RSUs granted under our 2020 Plan. The time-based RSUs vest, so long as the executive continues to be employed with us, in four equal installments on each of the first, second, third and fourth anniversaries of the grant date. Dividends are not payable on unvested RSUs.

(4)

Represents stock options granted under our 2020 Plan. These options become exercisable, so long as the executive continues to be employed with us, in four equal annual installments on each of the first, second, third and fourth anniversaries of the grant date.

(5)	The exercise price per share is equal to the closing price per share of our common stock on the date of grant.

(6)

This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. This amount represents the grant date fair value of the PRSUs. The grant date fair value of the relative TSR PRSUs was calculated using the Monte Carlo simulation model which utilizes multiple input variables that determine the probability of satisfying the performance conditions stipulated in the award grant to calculate the fair market value. The Monte Carlo simulation model also uses stock price volatility and other variables to estimate the probability of satisfying the performance conditions, including the possibility that the market condition may not be satisfied, and the resulting fair value of the award. The grant date fair value per share of the relative TSR PRSU awards granted to Messrs. Roche, Mahendra-Rajah, Cotter, Hassett and Henderson on March 10, 2021 was $163.14. The grant date fair value per share of the relative TSR PRSU awards granted to Ms. Sacks on March 15, 2021 was $163.14.The grant date fair value of financial metric PRSUs represents the value at the grant date based upon the probable outcome of the performance conditions at the date of grant.

(7)	This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. This amount represents the grant date fair value of the time-based RSUs.

The following table includes the assumptions, rounded to the nearest hundredth, which we used to calculate the grant date fair value amounts:

	Assumptions

Grant Date	Risk-Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value Per Share ($)

3/10/2021	0.80	1.88	140.30

3/15/2021	0.84	1.83	144.19

The grant date fair value of the time-based RSUs is the value of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting.

(8)

This amount does not represent the actual amount paid to or realized by the executives for these awards during the fiscal year. The grant date fair value of stock options granted were computed using a Black-Scholes valuation methodology. We estimated the full grant date fair value of these stock options using the following assumptions:

	Assumptions				Grant Date Fair Value Per Share ($)
Grant Date	Risk-Free Interest Rate (%)	Dividend Yield (%)	Expected Volatility (%)	Expected Life (Years)

3/10/2021	0.80	1.88	35.25	5.00	38.58

3/15/2021	0.84	1.83	35.25	5.00	39.90

(9)	The CEO Performance Stock Option Award is described above in the Special Equity Awards section of the Compensation Discussion and Analysis.

(10)	The Maxim Integration PRSUs are described above in the Special Equity Awards section of the Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End 2021

The following table provides information with respect to outstanding stock options and unvested time-based

RSUs and PRSUs for each of our named executive officers as of October 30, 2021:

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(6)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units/ Awards of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units/Awards of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Vincent Roche	3/9/2016	18,536	—	—	54.93	3/9/2026	—	—	—	—
	3/8/2017	91,484	22,872	—	83.48	3/8/2027	—	—	—	—
	3/29/2018	82,995	27,666	—	91.13	3/29/2028	6,592	1,143,646	—	—
	3/13/2019	50,401	50,402	—	108.08	3/13/2029	11,382	1,974,663	45,526	7,898,306
	3/11/2020	33,655	100,965	—	94.41	3/11/2030	20,526	3,561,056	54,736	9,496,149
	12/15/2020	—	—	460,000	144.06	12/15/2030	—	—	—	—
	3/10/2021	—	70,786	—	147.11	3/10/2031	19,361	3,358,940	38,722	6,717,880
Prashanth Mahendra- Rajah	3/29/2018	4,134	8,695	—	91.13	3/29/2028	2,072	359,471	—	—
	3/13/2019	13,256	13,257	—	108.08	3/13/2029	2,994	519,429	11,974	2,077,369
	3/11/2020	8,750	26,251	—	94.41	3/11/2030	5,337	925,916	14,232	2,469,110
	12/15/2020	—	—	—	—	—	—	—	19,443	3,373,166
	3/10/2021	—	19,306	—	147.11	3/10/2031	5,281	916,201	10,562	1,832,401
Martin Cotter	3/12/2014	2,210	—	—	51.73	3/12/2024	—	—	—	—
	3/11/2015	10,750	—	—	57.29	3/11/2025	—	—	—	—
	3/9/2016	8,687	—	—	54.93	3/9/2026	—	—	—	—
	10/17/2016	26,999	—	—	61.70	10/17/2026	—	—	—	—
	3/8/2017	14,075	3,519	—	83.48	3/8/2027	—	—	—	—
	3/29/2018	15,414	5,138	—	91.13	3/29/2028	1,225	212,525	—	—
	9/17/2018	—	—	—	—	—	834	144,691	—	—
	3/13/2019	5,082	5,082	—	108.08	3/13/2029	1,148	199,167	4,590	796,319
	6/17/2019	3,756	3,756	—	108.08	3/13/2029	849	147,293	3,394	588,825
	3/11/2020	6,058	18,174	—	94.41	3/11/2030	3,696	641,219	9,854	1,709,570
	12/15/2020	—	—	—	—	—	—	—	13,460	2,335,175
	3/10/2021	—	14,158	—	147.11	3/10/2031	3,873	671,927	7,746	1,343,854
John Hassett	3/8/2017	10,638	3,910	—	83.48	3/8/2027	—	—	—	—
	3/29/2018	15,414	5,138	—	91.13	3/29/2028	1,225	212,525	—	—
	9/17/2018	—	—	—	—	—	834	144,691	—	—
	3/13/2019	8,838	8,838	—	108.08	3/13/2029	1,996	346,286	7,984	1,385,144
	3/11/2020	6,058	18,174	—	94.41	3/11/2030	3,696	641,219	9,854	1,709,570
	12/15/2020	—	—	—	—	—	—	—	13,460	2,335,175
	3/10/2021	—	14,158	—	147.11	3/10/2031	3,873	671,927	7,746	1,343,854
Greg Henderson	3/8/2017	—	1,173		83.48	3/8/2027	—	—	—	—
	6/15/2017	—	6,079	—	79.75	6/15/2027	—	—	—	—
	3/29/2018	—	5,929	—	91.13	3/29/2028	1,413	245,141	—	—
	3/13/2019	8,838	8,838	—	108.08	3/13/2029	1,996	346,286	7,984	1,385,144
	3/11/2020	—	18,174	—	94.41	3/11/2030	3,696	641,219	9,854	1,709,570
	12/15/2020	—	—	—	—	—	—	—	13,460	2,335,175
	3/10/2021	—	14,158	—	147.11	3/10/2031	3,873	671,927	7,746	1,343,854
Anelise Sacks	3/15/2021	—	8,366	—	151.00	3/15/2031	2,289	397,119	15,955	2,768,033

(1)	The unexercisable options held by these executive officers vest, subject to continued employment, as follows:

Grant Date	Vest Date	Vincent Roche	Prashanth Mahendra -Rajah	Martin Cotter	John Hassett	Greg Henderson	Anelise Sacks
3/8/2017	3/8/2022	22,872	—	3,519	3,910	1,173	—
6/15/2017	6/15/2022	—	—	—	—	6,079	—
3/29/2018	3/29/2022	27,666	8,695	5,138	5,138	5,929	—
3/13/2019	3/13/2022	25,201	6,628	2,541	4,419	4,419	—
	3/13/2023	25,201	6,629	2,541	4,419	4,419	—
06/17/2019	3/13/2022	—	—	1,878	—	—	—
	3/13/2023	—	—	1,878	—	—	—
3/11/2020	3/11/2022	33,655	8,750	6,058	6,058	6,058	—
	3/11/2023	33,655	8,750	6,058	6,058	6,058	—
	3/11/2024	33,655	8,751	6,058	6,058	6,058	—
12/15/2020	variable	460,000	—	—	—	—	—
03/10/2021	3/10/2022	17,696	4,826	3,539	3,539	3,539	2,091
	3/10/2023	17,696	4,826	3,539	3,539	3,539	2,091
	3/10/2024	17,697	4,827	3,540	3,540	3,540	2,092
	3/10/2025	17,697	4,827	3,540	3,540	3,540	2,092

(2)	The expiration date of each stock option award is ten years after its grant date.

(3)	The time-based RSUs granted in 2018, 2019, 2020, and 2021 vest in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(4)	The market value was calculated based on $173.49, the closing price per share of our common stock on October 29, 2021, the last trading day of fiscal 2021.

(5)

The number of shares, if any, earned under the relative TSR PRSU awards will vest three years and fourteen days after its grant date, subject to the level of attainment of the performance parameters. The number of shares, if any, earned under the Maxim Integrated PRSU awards will vest on October 25, 2023, subject to the level of attainment of the performance parameters. The number of shares, if any, earned under financial metric PRSU awards will vest on the third anniversary of the grant date, subject to the level of attainment of the performance parameters.

(6)

The number of shares, if any, earned under the performance-based stock option will vest subject to the satisfaction of certain target stock price thresholds during a five-year period, measured on the basis of the average of the closing prices of the Company’s common stock over 70 consecutive trading days.

Option Exercises and Stock Vested During Fiscal 2021

The following table provides information on the aggregate value realized by each named executive officer upon the exercise of stock options and the vesting of restricted stock units/awards, time-based RSUs and PRSUs during fiscal 2021:

	Option Awards		Stock Awards

Grant Date	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (2)
Vincent Roche	90,000	9,595,232	19,124	2,906,508
Prashanth Mahendra-Rajah	21,950	1,447,604	5,348	813,453
Martin Cotter	10,000	835,500	4,286	667,768
John Hassett	9,074	664,741	4,286	667,768
Gregory Henderson	54,374	3,579,187	3,641	553,815
Anelise Sacks	—	—	—	—

(1)

Value realized represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

(2)	Value realized represents the closing price per share of our common stock on the vesting date, multiplied by the number of shares vested.

Non-Qualified Deferred Compensation Plan

Since 1995, our executive officers and directors, along with some of our management and engineering employees, have been eligible to participate in our Deferred Compensation Plan, or DCP. We established the DCP to provide participants with the opportunity to defer receiving all or a portion of their compensation, which includes salary, bonus, commissions and director fees. Under our DCP, we provide all participants (other than non-employee directors) with Company contributions equal to 8% of eligible deferred contributions.

We credit each participant’s account with earnings on the deferred amounts. These earnings represent the amounts that the participant would have earned if the deferred amounts had been invested in one or more of the various investment options selected by the participant. Under the terms of the DCP, only the payment of the compensation earned is deferred; we do not defer the expense in our financial statements related to the participant’s deferred compensation and investment earnings. We charge the salary, bonuses, commissions, director fees and investment earnings on deferred balances to our income statement as an expense in the period in which the participant earned the compensation. Our balance sheet includes separate line items for Deferred Compensation Plan Investments and Deferred Compensation Plan Liabilities.

We hold DCP assets in a separate Rabbi trust segregated from other assets. We invest in the same investment alternatives that the DCP participants select for their DCP balances. Participants whose employment with us terminates due to retirement after reaching age 62 with ten years of service, disability or death will be paid their DCP balance in either a lump sum or in installments over ten or fewer years, based on the elections they have made. Participants (other than key employees, including our NEOs) who terminate their employment with us for any other reason will receive payment of their DCP balance in the form of a lump sum upon their termination of employment. Payments to our executive officers, including our NEOs, and key employees will be delayed six months or as otherwise required by relevant tax regulations.

The following table shows the non-qualified deferred compensation activity for the NEOs during fiscal 2021.

Non-Qualified Deferred Compensation for Fiscal 2021

Name	Executive Contributions in Last Fiscal Year ($)	Analog Devices Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)

Vincent Roche	742,623	1,292	1,790,364	—	11,597,754

Prashanth Mahendra-Rajah	123,846	9,908	236,645	—	1,005,295

Martin Cotter	410,993	32,879	173,189	—	1,063,833

John Hassett	—	—	—	—	—

Greg Henderson	909,434	12,772	235,972	—	2,318,689

Anelise Sacks	—	—	—	—	—

(1)	These amounts are included in the Summary Compensation Table above in the “All Other Compensation” column.

(2)	These amounts are excluded from the Summary Compensation Table above in accordance with SEC regulations, as we did not pay above-market earnings on deferred compensation in fiscal 2021.
(3)	Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table for fiscal 2020 and 2019:

Name	Previously Reported for Fiscal 2020 ($)	Previously Reported for Fiscal 2019 ($)

Vincent Roche	457,780	2,253,300

Prashanth Mahendra-Rajah	481,799	25,961

Martin Cotter	365,913	31,020

John Hassett	—	—

Greg Henderson	—	—

Anelise Sacks	—	—

Change in Control Benefits

Change in Control Retention Agreements

We have entered into change in control retention agreements with each of our executive officers and other key employees. These agreements provide for severance benefits if any of the following occurs:

•

Within 24 months after a change in control (as defined in each agreement) that was approved by our Board of Directors, we terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability;

•	Within 24 months after a change in control that was approved by our Board of Directors, the employee terminates his or her employment for “good reason” (as defined in the agreement); or

•

Within 12 months after a change in control that was not approved by our Board of Directors, we or the employee terminate the employee’s employment with us for a reason other than “cause” (as defined in the agreement) or the employee’s death or disability.

For purposes of our change in control retention agreements, a “change in control” occurs when:

•	Any person or entity becomes the beneficial owner of 30% or more of the combined voting power of our outstanding securities;

•	Our shareholders approve specified mergers of ADI with another entity; or

•	Our shareholders approve a plan of liquidation or sale of all, or substantially all, of ADI’s assets.

These agreements provide for the following severance benefits in the event of termination following a change in control approved by the Board of Directors:

•

A lump-sum payment equal to 200% (299% in the case of certain employees who are parties to the agreements, including each of our NEOs) of the sum of the employee’s annual base salary (as of the date of termination or the date of the change in control, whichever is higher) plus 200% (299% in the case of certain employees who are parties to the agreements, including each of our NEOs) of the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination;

•

Payment of all legal fees and expenses incurred by the employee as a result of such termination (including all such fees and expenses, if any, incurred in disputing such termination or in seeking to obtain or enforce any right or benefit provided by the agreement or in connection with tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit provided under the agreement); and

•	The continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months.

If payments to the employee under his or her agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the Internal Revenue Code, the change in control employee retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax imposed by Section 4999 of the Internal Revenue Code. In September 2009, our Compensation Committee eliminated this provision from any new employee retention agreements.

Each agreement provides that, in the event of a potential change in control (as defined in each agreement), the employee will not voluntarily resign as an employee, subject to certain conditions, for at least six months after the change in control occurs. The Compensation Committee reviews these agreements each year, and the agreements automatically renew each year unless we give the employee three months’ notice that his or her agreement will not be extended.

Potential Payments Upon Termination or Change in Control

Payments upon a change in control for our executive officers, including our NEOs, are calculated based upon the change-in-control retention agreements described above under “Change in Control Benefits—Change in Control Retention Agreements.” Under our 2020 Plan and our 2006 Plan, in the event of a change in control, employees who have outstanding and unvested awards under either plan and who are employed on the closing of a change in control, including our NEOs, would have the vesting of one-half of the shares of common stock subject to their then-outstanding unvested equity awards accelerate and become immediately exercisable and free from forfeiture. The remaining one-half of the unvested equity awards would continue to vest in accordance with the original vesting schedules, and any remaining unvested equity awards would vest if, on or prior to the first anniversary of the change in control, his or her employment is terminated without cause or for good reason (as defined in the applicable plan).

Upon a change in control approved by the Board of Directors, if we terminate an executive officer’s employment for cause or if the executive officer terminates his or her employment other than for good reason, then the executive officer will receive his or her full base salary and all other compensation through the date of termination at the rate in effect at the time that the termination notice is given and we will have no further obligations to the executive officer. When the employment of an executive officer terminates in a situation that does not involve a change in control, the officer is entitled to receive the same benefits as any other terminating employee. This applies regardless of the reason for termination.

The following tables quantify the amounts that would be payable to the NEOs upon termination of their employment. The amounts shown assume that the terminations were effective on the last day of our fiscal year, or October 30, 2021. The tables do not include the accumulated benefit under our DCP that would be paid to our NEOs described above under “Non-Qualified Deferred Compensation Plan,” or any other employee benefits, except to the extent that the officer is entitled to an additional benefit as a result of the termination. In addition, the tables do not include the value of vested but unexercised stock options held by each executive as of October 30, 2021. The actual amounts that would be paid out would depend on which options were exercised and, therefore, can only be determined at the time of the executive officer’s termination of employment.

Termination by us without Cause or by the Named Executive Officer with Good Reason Following a Change in Control

	Vincent Roche $ (1)(2)(3)(4) (5)(6)	Prashanth Mahendra- Rajah $ (1)(2)(3)(4)(5)	Martin Cotter $ (1)(2)(3)(4)(5)	John Hassett $ (1)(2)(3)(4)(5)	Greg Henderson $ (1)(2)(3)(4)(5)	Anelise Sacks $ (1)(2)(3)(4)(5)

Cash Severance	3,139,500	1,719,250	1,375,400	1,420,250	1,375,400	1,270,750

Cash Bonus	10,546,909	3,850,459	3,080,367	3,180,814	3,040,934	1,410,533

Value of Accelerated Vesting of Stock Awards	65,174,161	16,641,545	11,919,257	11,954,278	12,230,838	3,353,303

Value of Medical and Other Benefits	17,444	49,074	30,519	35,102	47,889	49,074

Excise Tax Gross Up	27,910,770	—	—	—	—	—

Total	106,788,784	22,260,328	16,405,543	16,590,444	16,695,061	6,083,660

(1)	Cash severance based upon a multiplier of 299% of the executive officer’s base salary.

(2)	Cash bonus based upon a multiplier of 299% of the sum of the executive officer’s total cash bonuses awarded to him or her in the four fiscal quarters preceding termination.
(3)

The value of accelerated unvested options as of October 30, 2021 is calculated by taking the difference between the closing price of our common stock on Nasdaq on the last trading day of the fiscal year ($173.49 on October 29, 2021) and the option exercise price and multiplying it by the number of accelerated options. For time- and performance-based RSUs the value represents the closing price of our common stock on the last trading day of the fiscal year multiplied by the number of accelerated units. For PRSUs, the number of accelerated units assumes vesting at the target level.

(4)

As of October 30, 2021, upon termination by us without cause or by the NEO for good reason after a change in control event, the officer would be entitled to acceleration of vesting of all outstanding unvested stock options or time-based RSUs and PRSUs granted under our 2020 Plan and our 2006 Plan. The number of accelerated units/awards would be as follows:

Name	Number of Unvested Option Awards that Accelerate upon Termination After a Change in Control	Number of Unvested Performance Option Awards that Accelerate upon Termination After a Change in Control	Number of Unvested Time-Based RSUs that Accelerate upon Termination After a Change in Control	Number of Unvested Performance-Based RSUs that Accelerate upon Termination After a Change in Control at Target Achievement

Vincent Roche	272,691	460,000	57,861	138,984

Prashanth Mahendra-Rajah	67,509	—	15,684	56,211

Martin Cotter	49,827	—	11,625	39,044

John Hassett	50,218	—	11,624	39,044

Greg Henderson	54,351	—	10,978	39,044

Anelise Sacks	8,366	—	2,289	15,955

(5)

Amounts include life, disability, dental, accident and group health insurance benefit continuation for 24 months after a termination in connection with a change in control. The annual benefit costs for each executive are: $8,722 for Mr. Roche, $24,537 for Mr. Mahendra-Rajah, $15,260 for Mr. Cotter, $17,551 for Mr. Hassett, $23,944 for Mr. Henderson and $24,537 for Ms. Sacks.

(6)

In calculating the excise tax gross-up amounts, we take into account Mr. Roche’s earnings from ADI for the prior five years. We include the change in control cash severance and bonus, valuations of unvested stock options that become vested upon a change in control (using the fiscal 2021 year-end closing stock price), valuations of time-based RSUs and PRSUs that become vested upon a change in control (using the fiscal 2021 year-end closing stock price), and our estimated cost of medical and other benefits. Whether Mr. Roche will receive a gross-up amount will depend primarily on his earnings in the previous five years, which will vary depending on stock option exercise activity and amounts of salary and incentives deferred under the DCP. Since 2009, our executive compensation arrangements for new executives do not contain tax gross up provisions for excess parachute payments.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Vincent Roche, the Company’s President and Chief Executive Officer.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of records and the methodology described below. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

To identify the median employee in fiscal 2021 and to determine such employee’s annual total compensation, we used the following methodology and material assumptions, adjustments and estimates:

•	We selected October 30, 2021, as the date upon which we would identify the “median employee.”

•	We used our global employee population as of this date, which includes operators located in our manufacturing facilities around the world, including the Philippines.

•

To identify the median employee, we used annual base salary and target bonus (or sales incentive) at a target of 1.0x of annual base salary. Base salaries were annualized for all permanent employees who were employees for less than the full fiscal year and not on an unpaid leave of absence as of the identification date.

•	We identified and calculated the elements of the median employee’s total compensation for fiscal 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•	We applied the exchange rate that we utilize in our accounting system, as of our fiscal year end (October 30, 2021), to convert foreign currency to U.S. dollars.

For fiscal 2021, the annual total compensation of the same median employee was $46,141. The annual total compensation of our Chief Executive Officer for fiscal 2021 was $30,824,323, which is the annual total compensation of our Chief Executive Officer reported in the “Total” column of the Summary Compensation Table appearing on page 46. Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was approximately 668 to 1. The special CEO Performance Stock Option Award that we granted to our Chief Executive Officer in December 2020 is included in the annual compensation of our Chief Executive Officer as reported in the Summary Compensation Table above. If we were to exclude the CEO Performance Stock Award, the annual total compensation of our Chief Executive Officer for fiscal 2021 would have been $16,608,253, and the resulting CEO pay ratio would have been approximately 360 to 1.

Equity Award Program Description

Our equity award program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, executive officers and directors and to align their interests with those of our shareholders. Our shareholders approved our 2020 Plan at our 2020 annual meeting of shareholders held on March 11, 2020. Under our 2020 Plan, we may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, executive officers, directors, consultants and advisors of ADI. All stock options have a maximum term of ten years, and for employees, generally vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant, subject to full or partial acceleration upon death, disability or a change in control. The 2020 Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Generally, our employee time-based RSUs vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Our TSR PRSUs have a three-year performance period under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s TSR performance measured against the median TSR of a comparator group of companies over the three-year period. Our financial metric PRSUs have a three-year vesting period under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s achievement of non-GAAP OPBT targets set by the Compensation Committee for one-year, two-year cumulative and three-year cumulative performance periods. RSUs and PRSUs granted under the 2020 Plan are subject to full or partial acceleration upon death, disability or a change in control.

Under our 2006 Plan, we granted options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to all employees, executive officers, directors, consultants and advisors of ADI. The 2006 Plan expired by its terms on March 12, 2021, but awards outstanding under the 2006 Plan will remain in effect. We have not granted any new awards under the 2006 Plan since our shareholders approved our 2020 Plan on March 11, 2020. All stock options have a term of ten years, and for employees, generally vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant, subject to full or partial acceleration upon death, disability or a change in control. The 2006 Plan did not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Generally, our employee time-based RSUs vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Our TSR PRSUs have three-year performance periods under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s TSR performance measured against the median TSR of a comparator group of companies over the three-year period. Our financial metric PRSUs have a three-year vesting period under which the number of shares of ADI common stock received following vesting, if any, will be based on ADI’s achievement of non-GAAP OPBT targets set by the Compensation Committee for one-year, two-year cumulative and three-year cumulative performance periods. RSUs granted under the 2006 Plan are subject to full or partial acceleration upon death, disability or a change in control.

Under our 2010 Plan, which we assumed as part of the Linear Technology acquisition, we granted options to purchase shares of our common stock, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to legacy Linear Technology employees. The 2010 Plan expired by its terms on September 15, 2020, but awards outstanding under the 2010 Plan will remain in effect. We have not granted any new awards under the 2010 Plan since our shareholders approved our 2020 Plan on March 10, 2020. All stock options have a term of ten years, and for employees, generally vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant, subject to full or partial acceleration upon death or disability. The 2010 Plan did not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Generally, our employee time-based RSUs vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. RSUs under the 2010 Plan are subject to full or partial acceleration upon death or disability. The Compensation Committee has discretion to determine the treatment of outstanding awards under the 2010 Plan in the event of a change in control.

As part of the Linear Technology acquisition, we also assumed the 2005 Plan and converted certain outstanding Linear Technology RSU and restricted stock awards, or RSAs, based on share exchange ratios determined in accordance with the merger agreement. The resulting Company stock-based award (either an RSU or an RSA) continue to vest on the same schedule provided under the original Linear Technology RSU or Linear Technology RSA, as applicable. The Company is not granting new awards under the 2005 Plan. RSUs and RSAs under the 2005 Plan are subject to full or partial acceleration upon death or disability. The Compensation Committee has discretion to determine the treatment of outstanding awards under the 2005 Plan in the event of a change in control.

In connection with the Maxim Integrated acquisition, we assumed and amended and restated the Maxim Integrated Amended and Restated 1996 Stock Incentive Plan, or 1996 Plan. We also assumed Maxim Integrated’s existing share reserve under the 1996 Plan and may use the reserve both to settle outstanding Maxim Integrated awards previously granted by Maxim Integrated under the plan, as well as to settle future grants made by ADI to legacy Maxim Integrated employees and any new employees of the combined company. Under the 1996 Plan we may grant options to purchase shares of our common stock, restricted stock, restricted stock units and other stock-based awards. The 1996 Plan will expire by its terms on August 11, 2024, but awards outstanding under the 1996 Plan will remain in effect. There are no stock options outstanding under the 1996 Plan. If we were to issue stock options, they would have a term of ten years, and for employees, generally vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant, subject to full or partial acceleration upon death or disability. The 1996 Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Employee time-based RSUs and RSAs previously granted by Maxim Integrated under the 1996 Plan continue to vest on the same schedule provided under the original Maxim Integrated awards. New RSUs typically will vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Generally, stock options, RSUs, and RSAs under the 1996 Plan are subject to full acceleration upon death or disability.

We can make equity award grants to executive officers and directors only from shareholder-approved plans after the Compensation Committee reviews and approves the grants. All members of the Compensation Committee are independent directors, as defined by the Nasdaq Rules.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of October 30, 2021 about the securities which are either already issued, or authorized for future issuance, under our 2020 Plan and the 1996 Plan, which we assumed in connection with the Maxim Integrated acquisition, and the securities that are issued and outstanding under our 2006 Plan, as well as our 2005 Plan and our 2010 Plan, which were both assumed in connection with the Linear Technology acquisition.

	(a)		(b)		(c)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	6,528,756	(1)	$85.33	(2)	18,215,308	(3)
Equity compensation plans not approved by shareholders (4)	3,141,753	(4)	$—		9,033,636	(4)
Total	9,670,509		$85.33	(2)	27,248,944

(1)	Includes 670,558 RSUs under our 2006 Plan that were outstanding on October 30, 2021 and 2,110,465 RSUs under our 2020 Plan that were outstanding on October 30, 2021.

(2)	The weighted average exercise price of outstanding options, warrants and rights excludes RSUs, which do not have an exercise price.

(3)

Our 2020 Plan, which was approved by shareholders in March 2020, allows for the issuance of 9,585,500 shares of our common stock, plus such additional number of shares of our common stock (up to 20,857,992) as is equal to the sum of (x) the number of shares of common stock reserved for issuance under the 2006 Plan and the 2010 Plan that remained available for grant under such plan immediately prior to the date that the 2020 Plan was approved by our shareholders and (y) the number of shares of common stock subject to awards granted under the 2006 Plan, the 2010 Plan and the 2005 Plan which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right.

(4)

In connection with the acquisition of Linear Technology in March 2017, we assumed the 2005 Plan and the 2010 Plan and issued 2.8 million RSU and RSA awards, in the aggregate, in replacement of outstanding and unvested Linear Technology equity awards under such plans. The 2010 Plan expired by its terms on September 15, 2020, but awards outstanding under the 2010 Plan will remain in effect. In connection with the acquisition of Maxim Integrated in August 2021, we assumed the 1996 Plan. Awards granted by Maxim Integrated under the 1996 Plan based on shares of Maxim Integrated common stock converted to awards based on shares of ADI common stock upon consummation of the acquisition based on an exchange ratio set forth in the merger agreement.

Under our 1996 Plan, which we assumed as part of our acquisition of Maxim Integrated, we may grant options to purchase shares of our common stock, restricted stock awards, and restricted stock units to legacy Maxim Integrated employees or new employees hired after the completion of the Maxim Integrated acquisition. All stock options granted under the 1996 Plan will have a maximum term of ten years, and for employees, will generally vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant, subject to accelerated vesting upon death or disability. The 1996 Plan does not permit us to grant options at exercise prices that are below the fair market value of our common stock on the date of grant. Generally, RSUs granted to employees under the 1996 Plan vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant, subject to accelerated vesting upon death or disability. The 1996 Plan also contains provisions addressing the consequences of a reorganization event or change in control, which may result in full or partial accelerated vesting of awards on or after the reorganization event or change in control. The 1996 Plan will terminate on August 11, 2024 unless it is terminated sooner by our Board.

Compensation Committee Interlocks and Insider Participation

During fiscal 2021, Drs. Frank, Wee, Glimcher and Little1 served as members of our Compensation Committee. No member of our Compensation Committee was at any time during fiscal 2021, or formerly, an officer or employee of ADI or any subsidiary of ADI. No member of our Compensation Committee had any relationship with us during fiscal 2021 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

During fiscal 2021, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Edward H. Frank, Chair

Laurie H. Glimcher

Mark M. Little1

Susie Wee

(1) Dr. Little is not standing for re-election and his term on the Board will end at the Annual Meeting on March 9, 2022.

Proposal 3

    APPROVAL OF THE ANALOG

DEVICES, INC. 2022 EMPLOYEE

STOCK PURCHASE PLAN

Our Board of Directors unanimously recommends that you vote    FOR  the approval of the 2022 Employee Stock Purchase Plan.

On December 8, 2021, upon the recommendation of our Compensation Committee, our Board of Directors adopted, subject to shareholder approval, our 2022 Employee Stock Purchase Plan, which we refer to as the ESPP. The ESPP provides for 5,000,000 shares of our common stock to be available for purchase by eligible employees according to its terms.

The ESPP is intended to benefit the Company and our shareholders by attracting, retaining and motivating talented employees across the globe, which we believe to be critical for our success, and aligning the interests of participating employees with our shareholders. We believe that the ability to participate in our ESPP is an attractive feature for current and potential employees because it affords them the opportunity to share in the growth and success of our company. The ESPP also helps to attract and retain employees worldwide because employee stock purchase plans are commonly offered by our peers and other industry leaders. To further encourage stock ownership among our employees while providing our employees a benefit that is common in the companies with which we compete for talent, our Board of Directors has adopted the ESPP.

Description of the ESPP

The following is a brief summary of the ESPP. The following description is only a summary of the material terms of the ESPP, and is qualified in its entirety by reference to the ESPP, a copy of which is attached to this proxy statement as Appendix B. The ESPP is intended to qualify as an “employee stock purchase plan” as defined under Section 423 of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder, which we refer to collectively as the Code, and will be interpreted consistently therewith. However, the Board of Directors, the Compensation Committee or its delegate may authorize offerings that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, agreements, appendices or sub-plans (collectively referred to as sub-plans) as may be adopted for such purpose and/ or to achieve tax, securities law or other compliance or policy objectives in jurisdictions outside the United States. We refer to any such offerings as nonqualified offerings and to any offerings that are intended to comply with Section 423 of the Code as Section 423 offerings.

Administration

The ESPP is administered by our Board of Directors, which has delegated authority to administer the plan to the Compensation Committee. Our Board of Directors or the Compensation Committee has authority to make rules and regulations for the administration of the ESPP, to decide all disputes arising in connection with the

ESPP, to determine which Designated Companies (as defined below) will participate in the ESPP, to determine whether such Designated Company will participate in a Section 423 offering or a nonqualified offering, and to supervise the administration of the ESPP, with its interpretation and decisions with respect to the ESPP being final and conclusive. To the extent not prohibited by applicable law, the Board or Compensation Committee may delegate administrative tasks under the ESPP to the services of an agent or officer of the Company, including, without limitation, determining the Designated Companies eligible to participate in the ESPP or any offering thereunder.

Eligibility

Employees of the Company and any subsidiary of the Company (as defined under Code Section 424(f)) or, solely with respect to a nonqualified offering, any other entity in which the Company has a greater than fifty percent (50%) equity interest, in each case designated by our Board of Directors, the Compensation Committee or its delegate from time to time (the Company, and any subsidiary or other such entity so designated are each referred to as a Designated Company and collectively referred to as the Designated Companies) are eligible to participate in the ESPP provided that they:

•	Work more than twenty (20) hours per week and for more than five (5) months in a calendar year,

•	Have been employed by a Designated Company for at least two months prior to enrolling in the ESPP, and

•	Are employees of a Designated Company on the first day of the applicable plan period.

Notwithstanding the foregoing, an employee of a Designated Company will also be eligible to participate in an offering to the extent that local law requires participation in the offering to be extended to such employee, as determined by the Board of Directors, the Compensation Committee or its delegate in a manner consistent with Section 423 of the Code or otherwise under a nonqualified offering.

No employee can be granted an option under the ESPP that would result in the employee owning common stock and/or options to purchase common stock representing five percent or more of the total combined voting power or value of all classes of our outstanding capital stock. Our Board of Directors, the Compensation Committee or its delegate retain the discretion to determine which eligible employees may participate in a Section 423 offering pursuant to and consistent with the applicable Treasury regulations under Section 423 of the Code. In the case of a nonqualified offering, an eligible employee (or group of eligible employees) may be excluded from participation in an offering if the Board of Directors, the Compensation Committee or its delegate determine that participation of such eligible employee(s) is not advisable or practical for any reason.

As of January 7, 2022, approximately 23,358 employees (excluding executive officers) and 4 executive officers (all of whom are also employees) would have been eligible to participate in the ESPP.

ESPP Operation

The ESPP permits eligible employees to purchase shares of our common stock at a discount. Eligible employees may elect to participate by completing an enrollment form and timely submitting it to us. By completing the enrollment form, a participating employee will be authorizing after-tax payroll deductions from the employee’s “compensation” paid during the plan period. With respect to a Designated Company that is incorporated or formed in a non-U.S. jurisdiction, where participation in the ESPP through payroll deductions is prohibited or otherwise problematic under local law (as determined by the Board of Directors, the Compensation Committee or its delegate), participating employees may be permitted to elect to participate through other contributions in a form acceptable in lieu of payroll deductions. For purposes of the ESPP, “compensation” is defined as the amount of money reportable on the employee’s U.S. Federal Income Tax Withholding Statement (or analogous non-U.S. statement), excluding overtime, shift premium, incentive or bonus awards, sales incentives, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock or restricted stock units, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the employee’s U.S. Federal Income Tax Withholding Statement (or analogous non-U.S. statement). Participating employees will authorize payroll deductions or other contributions at a specified whole percentage of the participating employee’s compensation, subject to a minimum permitted percentage of 1% and a maximum permitted percentage of 20%. Our Board of Directors, the Compensation Committee or its delegate may, in its discretion, designate a higher minimum, and/or a lower maximum, contribution rate.

The ESPP will be implemented by consecutive six (6) month plan periods. Our Board of Directors, the Compensation Committee or its delegate may choose a different plan period of not more than 12 months. Plan periods will begin at such time as our Board of Directors, the Compensation Committee or its delegate may determine. Unless otherwise determined by the Board of Directors, the Compensation Committee or its delegate, each offering during a plan period in which eligible employees of one or more Designated Companies may participate will be deemed a separate offering for purposes of Section 423 of the Code, even if the dates of the applicable plan periods of each such offering are identical and the provisions of the ESPP will separately apply to each such offering. With respect to Section 423 offerings, the terms of separate offerings need not be identical provided that all eligible employees granted options in a particular offering have equal rights and privileges, except as may be permitted by Section 423 of the Code. A nonqualified offering need not satisfy such requirement.

On the first day of each plan period, each employee who is enrolled in the ESPP will automatically receive an option to purchase, on the last business day of the plan period, that number of shares of our common stock, including fractional shares, determined by multiplying $2,083 by the number of full months in the plan period and dividing the result by the closing price of the common stock on such date; provided that no employee maybe granted an option that permits the employee’s rights to purchase common stock under the ESPP (and any employee stock purchase plans of the Company and its subsidiaries) to accrue at a rate which exceeds $25,000 of the fair market value of such common stock (determined as of the date such option is granted) for each calendar year in which the option is outstanding at any time. Our Board of Directors, the Compensation Committee or its delegate may set a different formula or a fixed number of shares of common stock (including fractional shares) that each participating employee may purchase per plan period, but such number of shares shall not be greater than the maximum number of shares determined under the preceding sentence.

Unless an employee withdraws from the ESPP, the employee’s option will be exercised automatically on the last business day of the plan period as to the largest number of shares of common stock, including fractional shares, that can be purchased with the deductions or other contributions accumulated as of the last business day of the plan period, subject to the limitations described in the preceding paragraph. Our Board of Directors, the Compensation Committee or its delegate will determine the purchase price of the shares in a given plan period, including whether such purchase price will be determined based on the lesser of the closing price of our common stock on the first business day of the plan period and the last business day of the plan period, or will be based solely on the closing price of our common stock on the last day of the plan period; provided, however, that such purchase price shall be, in either case, (i) at least 85% of the applicable closing price in the case of a Section 423 offering and (ii) at least 80% of the applicable closing price in the case of a nonqualified offering. In the absence of a determination by the Board of Directors, the Compensation Committee or its delegate, the purchase price will be 85% of the lesser of the closing price of our common stock on (i) the first day of the plan period and (ii) the last business day of the plan period. If the total number of shares of common stock with respect to which options are to be exercised exceeds the number of shares remaining available for issuance under the ESPP, we will only issue to employees in that offering the number of shares remaining available for issuance, on a pro-rata basis.

The Company will determine in advance of each plan period whether participating employees will be eligible to increase, decrease or discontinue payroll deductions or other contributions during the plan period (and if so, on what terms) and will provide notice of such determination to all employees eligible to participate in the plan period. To the extent that withdrawals during a plan period are permitted, the Company will specify whether the participating employee must draw out the balance accumulated in or contributed to the employee’s account or whether a partial withdrawal is permitted. An employee who has withdrawn from participation in a plan period may not rejoin that plan period, but may participate in subsequent plan periods in accordance with the terms set forth by the Board of Directors, the Compensation Committee or its delegate. No interest will accrue on the payroll deductions, except as our Board of Directors, the Compensation Committee or its delegate may otherwise provide or as required by applicable law.

Adjustments for Changes in Common Stock and Certain Other Events

We are required to make equitable adjustments to the number and class of securities available under the ESPP, the share limitations under the ESPP and the purchase price for a plan period under the ESPP to reflect stock splits, reverse stock splits, stock dividends, recapitalizations, combinations of shares, reclassifications of shares, spin-offs and other similar changes in capitalization or events or any dividends or distributions to holders of our common stock other than ordinary cash dividends.

In connection with a merger or other reorganization event (as defined in the ESPP), our Board of Directors, the Compensation Committee or its delegate may take any one or more of the following actions as to outstanding options to purchase shares of our common stock under the ESPP on such terms as our Board of Directors, the Compensation Committee or its delegate determines:

•	Provide that options shall be assumed, or substantially equivalent options will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•

Upon written notice to employees, provide that all outstanding options will be terminated immediately prior to the consummation of such reorganization event and that all such outstanding options will become exercisable to the extent of accumulated payroll deductions or other contributions as of a date specified by our Board of Directors, the Compensation Committee or its delegate in such notice, which date shall be ten days preceding the effective date of the reorganization event (or such other number of days as is determined by our Board of Directors, the Compensation Committee or its delegate);

•

Upon written notice to employees, provide that all outstanding options will be cancelled as of a date prior to the effective date of the reorganization event and that all accumulated payroll deductions or other contributions will be returned to participating employees on such date;

•

In the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, which we refer to as the acquisition price, change the last day of the plan period to be the date of the consummation of the reorganization event and make or provide for a cash payment to each employee equal to (1) the acquisition price times the number of shares of our common stock that the employee’s accumulated payroll deductions or other contributions as of immediately prior to the reorganization event could purchase at the applicable purchase price, where the acquisition price is treated as the fair market value of our common stock on the last day of the applicable plan period for purposes of determining the purchase price and where the number of shares that could be purchased is subject to the applicable limitations under the ESPP, minus (2) the result of multiplying such number of shares by the purchase price;

•	Provide that, in connection with our liquidation or dissolution, options shall convert into the right to receive liquidation proceeds (net of the purchase price thereof); and/or

•	any combination of the foregoing.

Employees in Non-U.S. Jurisdictions; Sub-Plans

The Board of Directors, the Compensation Committee or its delegate may, to comply with the laws of a non-U.S. jurisdiction, grant options under a Section 423 offering to employees of a Designated Company who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) with terms that are specified and communicated to the employees in such jurisdiction and that are less favorable (but not more favorable) than the terms of the options granted under such offering to employees of the Designated Company who are resident in the United States Notwithstanding the preceding sentence, employees of the Designated Company who are citizens or residents of a non-U.S. jurisdiction may be excluded from eligibility under a Section 423 offering if the grant of an option under the plan to a citizen or resident of such jurisdiction is prohibited under the laws of the jurisdiction or if compliance with the laws of the jurisdiction would cause the offering to violate the terms of Section 423 of the Code. The Board of Directors, the Compensation Committee or its delegate may establish one or more sub-plans under the ESPP to accommodate requirements of local law and procedures outside the United States, facilitate the administration of the ESPP or accomplish other Company objectives in offering the ESPP in jurisdictions outside the United States, or to qualify for particular tax treatment under laws of jurisdictions other than the United States. Such sub-plans may take precedence over the provisions of the ESPP, but unless otherwise amended or superseded by the terms of such sub-plan, the provisions of the ESPP will govern the sub-plan. To the extent inconsistent with the requirements of Section 423 of the Code, any such sub-plan will be operated through nonqualified offerings and rights granted thereunder will not be required by the terms of the ESPP to comply with Section 423 of the Code.

Withholding; Section 409A

At the time of any taxable event that creates an obligation for any Designated Company to withhold U.S. or non-U.S. federal, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to an employee) for which an employee is liable in connection with his or her participation in the ESPP (referred to collectively as tax-related items), each affected employee shall, no later than the date or event creating the withholding obligation for tax-related items, make provision satisfactory to us for payment of any tax-related items required by law to be withheld in connection with the purchase of such shares. The Company may, to the extent permitted by law, withhold any such tax-related items from any payment of any kind otherwise due to an employee, including by one or more of the following methods: (i) retaining from the shares of common stock otherwise issuable to the participating employee on the last day of the plan period a number of shares having a fair market value sufficient to cover the withholding obligation for the tax-related items (provided that such amount shall not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment), (ii) withholding from proceeds from the sale of shares of common stock issued upon exercise of the option granted under the ESPP, either through a voluntary sale or an automatic sale arranged by the Company, or (iii) withholding from the employee’s wages or other compensation. Section 423 offerings are exempt from Section 409A of the Code. Nonqualified offerings are intended to be exempt from, or to comply with, Section 409A of the Code and, as such, the exercise date for each plan period will be fixed prior to the commencement of such plan period and may not be accelerated or deferred unless permitted or required by Section 409A of the Code.

Amendments

Our Board of Directors may at any time, and from time to time, amend or suspend the ESPP or any portion thereof, except that if approval of any such amendment by the shareholders is required by law, Section 423 of the Code or the applicable listing rules of the exchange on which our common stock is traded, such amendment will not be effected without shareholder approval. Notwithstanding the foregoing, the following amendments will require the approval of our shareholders: (i) any increase in the number of shares of common stock that may be purchased under the plan, (ii) any ability to issue shares of common stock prior to payment therefor in full, (iii) any reduction in the per share price at which common stock may be purchased and (iv) any change in the definition of Designated Companies eligible to participate in the plan. In no event shall any amendment be made that would cause the ESPP to fail to comply with Section 423 of the Code.

New Plan Benefits

Benefits and purchases of shares of our common stock under the ESPP depend on elections made by employees as to the amount of payroll deductions or other contributions to be taken per plan period, as well as on the fair market value of our common stock on dates in the future. As a result, it is not possible to determine the benefits that will be received by executive officers and other employees in the future under the ESPP.

The number of shares of our common stock that can be purchased by each employee will vary based on the fair market value of the common stock on the first and last business days of the plan period. Accordingly, the dollar value and the number of shares that may be purchased in the future pursuant to the ESPP are not currently determinable.

Fair Market Value

As of January 7, 2022, the closing price of the Company’s shares on the Nasdaq Stock Market was $168.84.

United States Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the ESPP and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws as in effect on the date of this proxy statement. Changes to these laws could alter the tax consequences described below. This summary assumes that the ESPP complies with Section 423 of the Code and relates to a Section 423 offering. This summary assumes an option price that is equal to 85% of the fair market value of the stock on the first day of the plan period or the last day of the plan period, whichever is less. This summary does not address the non-U.S. tax consequences of participating in the ESPP.

Tax Consequences to Employees

An employee will not have income upon enrolling in the ESPP or upon the purchase of common stock at the end of an offering.

An employee may have both compensation income and a capital gain or loss when the employee sells the stock acquired under the ESPP. The amount of each type of income and loss will depend on when the shares of common stock are sold.

If the common stock is sold more than two years after the commencement of the offering during which the shares were purchased and more than one year after the date that the shares were purchased, at a profit (sales proceeds exceed purchase price), then the employee will have compensation income equal to the lesser of:

•	15% of the value of the common stock on the day the offering commenced; and

•	The employee’s profit.

Any profit greater than the compensation income as determined above will be long-term capital gain. If the employee sells the common stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the employee sells the common stock prior to satisfying these waiting periods, then the employee will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the employee will have compensation income equal to the value of the common stock on the day the employee purchased the stock less the purchase price paid for the stock. The employee also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the common stock on the date the common stock was purchased. This capital gain or loss will be long-term if the employee has held the common stock for more than one year and otherwise will be short-term.

Tax Consequences to Us

There are no tax consequences to us with respect to the ESPP, except that we will be entitled to a deduction when an employee recognizes compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Proposal 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors unanimously recommends that you vote   FOR  the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the retention of the independent public accounting firm is in the best interests of the Company and our shareholders.

Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for the fiscal year ending October 29, 2022 (or fiscal 2022). We have engaged Ernst & Young LLP, or its predecessor firms, to serve as our independent registered public accounting firm continuously since 1967. Through Ernst & Young LLP’s years of experience with ADI, Ernst & Young LLP has gained institutional knowledge of and deep expertise regarding ADI’s global operations, accounting policies and practices, and internal control over financial reporting, which enables efficiency with the annual audit and benefits the Company. In accordance with SEC rules and Ernst & Young LLP policies, the firm’s lead engagement partner rotates every five years. Our Audit Committee and its Chair are directly involved in the selection of Ernst & Young LLP’s lead engagement partner. The Audit Committee also has the sole authority to approve all engagement fees paid to our independent registered public accounting firm.

The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and our shareholders, and we are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the Annual Meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Independent Registered Public Accounting Firm Fees

The following table presents the aggregate fees billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for fiscal 2021 and the fiscal year ended October 31, 2020, or fiscal 2020.

Name	Fiscal 2021	Fiscal 2020
Audit Fees	$7,934,000	$4,533,000
Audit-Related Fees	222	1,719,000
Tax Fees	3,460,000	2,223,000
All Other Fees	100	—
Total Fees	$11,716,000	$8,475,000

Audit Fees. These are fees related to professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the reviews of our interim financial statements included in each of our Quarterly Reports on Form 10-Q, international statutory audits, assistance with registration statements and other periodic filings, and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles. The fees for fiscal 2021 also include audit services relating to the acquisition of Maxim Integrated.

Audit-Related Fees. These are fees for assurance and related services and consisted primarily of audits of employee benefit plans, accounting matters not related to the annual audit, attestation services that are not required by statute or regulation, and accounting consultations in connection with transactions, merger and acquisition due diligence. The fees for fiscal 2020 included due diligence services related to the acquisition of Maxim Integrated.

Tax Fees. These are fees for tax advice and services, including services relating to the integration of Maxim Integrated, professional services related to tax return preparation services for our expatriates, international tax returns, tax advice and planning, and assistance with international tax audits. Included in this amount are fees of $171,000 in fiscal 2021, and $295,000 in fiscal 2020, for tax compliance services for our international affiliates and tax return preparation services for our expatriate employees on international assignments. Ernst & Young LLP does not provide tax services to any person in a financial reporting oversight role at Analog Devices.

All Other Fees. These are fees for services other than the services reported above, and primarily relate to advisory services.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Analog Devices by the independent registered public accounting firm during the following 12 months. At the time the pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm must report to the Audit Committee regarding each service actually provided to Analog Devices.

If the cost of any service exceeds the pre-approved monetary limit, that service must be approved (1) by the entire Audit Committee if the cost of the service exceeds $100,000 or (2) by the Chair of the Audit Committee if the cost of the service is less than $100,000 but greater than $10,000. If the cost of any service exceeds the pre-approved monetary limit, individual items with a cost of less than $10,000 each do not require further pre-approval, provided that the total cost of all individual items does not exceed $40,000 and an update of all items in this category is provided to the Audit Committee at each quarterly scheduled meeting. However, if the cost of all the individual items will exceed $40,000, the Chair of the Audit Committee must receive a summary of those items with a request for approval of any amounts to be incurred in excess of $40,000.

The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit services to be provided to Analog Devices by the independent registered public accounting firm for which the cost is less than $100,000. During fiscal 2021 and fiscal 2020, all services provided to Analog Devices by Ernst & Young LLP were pre-approved in accordance with the pre-approval policies and procedures described above.

Audit Committee Report

The Audit Committee of the Board of Directors assisted the Board of Directors’ oversight of (i) the integrity of our financial statements and the Company’s systems of internal control over financial reporting and disclosure controls and procedures, (ii) the qualifications and independence of our independent registered public accounting firm, and (iii) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also met privately with our independent registered public accounting firm and our Director of Internal Audit to discuss our financial statements and disclosures, accounting policies and their application, internal control over financial reporting, and other matters of importance to the Audit Committee, the independent registered public accounting firm and the internal auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in our Annual Report on Form 10-K and the quarterly financial statements during fiscal 2021, including the specific disclosures in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reported on these meetings to our Board of Directors. The Audit Committee also selected and appointed our independent registered public accounting firm, reviewed the performance of the independent registered public accounting firm during the annual audit and on assignments unrelated to the audit, assessed the independence of the independent registered public accounting firm and reviewed and approved the independent registered public accounting firm’s fees. The Audit Committee also has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our Board of Directors.

The Audit Committee reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm (i) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC and (ii) the independent registered public accounting firm’s independence from Analog Devices and its management, including the matters in the written disclosures and the letter we received from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee considered the appropriateness of the provision of non-audit services by the independent registered public accounting firm relative to their independence.

Based on its review and discussions referred to above, the Audit Committee recommended to our Board of Directors (and the Board of Directors approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 30, 2021. The Audit Committee also selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 29, 2022.

Audit Committee

Karen M. Golz, Chair

Bruce R. Evans

Mercedes Johnson

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

Q&A About Annual Meeting and Voting

Q:	What is the purpose of the Annual Meeting?

A:	At the Annual Meeting, shareholders will consider and vote on the following matters:

1.	The election of the 12 nominees named in this proxy statement to our Board of Directors, each for a term expiring at the next annual meeting of shareholders.

2.

The approval, by non-binding “say on pay” vote, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement.

3.	The approval of the Analog Devices, Inc. 2022 Employee Stock Purchase Plan.

4.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 29, 2022, or fiscal 2022.

The shareholders will also act on any other business that may properly come before the meeting or any postponement, adjournment, rescheduling or continuation of the meeting.

Q:	Who can vote?

A:

To be able to vote, you must have been an Analog Devices shareholder of record at the close of business on January 3, 2022. This date is the record date for the Annual Meeting. The number of outstanding shares entitled to vote on each proposal at the Annual Meeting is 525,766,309 shares of our common stock.

Q:	How many votes do I have?

A:	Each share of our common stock that you own on the record date entitles you to one vote on each matter that is voted on.

Q:	Is my vote important?

A:

Yes. Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

Q:	How do I vote?

A:	If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways.

1.

You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by going to proxyvote.com and following the Internet voting instructions on the Notice of Internet Availability of Proxy Materials or the proxy card. Proxies submitted via the Internet must be received by 11:59 p.m. Eastern Time on March 8, 2022.

2.

You may vote by telephone. You may vote your shares by calling 1-800-690-6903 toll-free within the United States, U.S. territories and Canada and following the instructions provided by the recorded message. Proxies submitted via telephone must be received by 11:59 p.m. Eastern Time, on March 8, 2022.

3.

You may vote by mail. If you received a printed proxy card, you may vote by completing and signing the proxy card and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to your instructions on the proxy card that you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR each director nominee and FOR Proposals 2, 3 and 4.

4.	You may vote in person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing a ballot. Ballots will be available at the Annual Meeting.

Q:	Can I vote if my shares are held in “street name”?

A:

If the Analog Devices shares that you own are held in “street name” by a bank, broker or other nominee, your bank, broker or other nominee is considered, with respect to those shares, the record holder of your shares, and is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the instructions that your bank, broker or other nominee provides you. Many banks, brokers or other nominees also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank, broker or other nominee on your voting instruction form.

If you hold shares through an account with a broker, the voting of shares by such broker when you do not provide voting instructions is governed by applicable stock exchange rules. These rules allow brokers to vote shares at their discretion on “routine” matters for which their customers do not provide voting instructions. On matters that are considered “non-routine,” brokers may not vote shares without your instruction. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022 (Proposal 4) is considered a “routine” matter and your broker will be able to vote on that proposal even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1), the “say on pay” advisory vote (Proposal 2) and the approval of the Analog Devices, Inc. 2022 Employee Stock Purchase Plan (Proposal 3) are “non-routine” matters. If you do not instruct your bank, broker or other nominee how to vote with respect to these proposals, your bank, broker or other nominee may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank, broker or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular proposal.

If your shares are held in “street name” as of the record date January 3, 2022, you must bring an account statement or letter from your broker or other nominee, showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the Annual Meeting on March 9, 2022. To be able to vote your shares held in “street name” at the Annual Meeting, you need to obtain a legal proxy from your bank, broker or other nominee, issued in your name giving the right to vote your shares.

Q:	Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

A:	Yes. If you are the “record holder” of your shares, you can revoke your proxy or change your vote at any time before the polls close at the Annual Meeting by doing any one of the following things:

•	voting over the Internet or by telephone as instructed above (only your latest Internet or telephone vote is counted);

•	signing and returning another proxy card with a later date;

•	giving our Corporate Secretary a written notice before the meeting that you want to revoke your proxy; or

•	attending the Annual Meeting, requesting that your proxy be revoked and voting in person as instructed above.

Your attendance at the Annual Meeting alone will not revoke your proxy.

If your shares are held in “street name,” you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question entitled “Can I vote if my shares are held in ‘street name’”?

Q:	What constitutes a quorum?

A:

In order for business to be conducted at the Annual Meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the Annual Meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on January 3, 2022, the record date, or at least 262,883,155 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for the purpose of determining whether a quorum exists at the Annual Meeting for that proposal. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Q:	What vote is required for each proposal?

A:

Election of directors. Under our bylaws, a nominee will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election, with abstentions and “broker non-votes” not counting as votes “for” or “against.” If the shares you own are held in “street name” by a bank, broker or other nominee, your bank, broker or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not instruct your bank, broker or other nominee how to vote with respect to this proposal, your bank, broker or other nominee may not vote your shares with respect to the elec tion of directors. If an incumbent director nominee in an uncontested election of directors receives a majority of votes “against” his or her election, the director must tender a resignation from the Board of Directors. The Board of Directors will then decide whether to accept the resignation within 90 days following certification of the shareholder vote (based on the recommendation of a committee of independent directors). We will publicly disclose the Board of Directors’ decision and its reasoning with regard to the offered resignation.

“Say on Pay.” Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our bylaws, the affirmative vote of a majority of the total number of votes cast on the proposal is needed to approve this resolution. The vote is advisory and non-binding in nature but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. If you do not instruct your bank, broker or other nominee how to vote with respect to this proposal, your bank, broker or other nominee may not vote your shares with respect to this proposal.

Approval of the Analog Devices, Inc. 2022 Employee Stock Purchase Plan. Under our bylaws, the affirmative vote of a majority of the total number of votes cast on the proposal is needed to approve the Analog Devices, Inc. 2022 Employee Stock Purchase Plan. If you do not instruct your bank, broker or other nominee how to vote with respect to this proposal, your bank, broker or other nominee may not vote your shares with respect to this proposal.

Ratification of independent registered public accounting firm. Under our bylaws, the affirmative vote of a majority of the total number of votes cast on the proposal is needed to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022. Even if you do not instruct your bank, broker or other nominee how to vote with respect to this proposal, your bank, broker or other nominee may vote your shares with respect to this proposal.

Q:	How will votes be counted?

A:

Each share of common stock will be counted as one vote according to the instructions contained on a properly completed proxy card, whether submitted by mail, over the Internet, by telephone, or on a ballot voted in person at the Annual Meeting. With respect to all proposals, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are “broker non-votes.” Banks, brokers and other nominees who do not receive instructions with respect to Proposals 1, 2 or 3 will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or “against.” Accordingly, assuming the presence of a quorum, abstentions and “broker non-votes” for a particular proposal will not be counted as votes cast to determine the outcome of a particular proposal.

Q:	Who will count the votes?

A:	The votes will be counted, tabulated and certified by Broadridge.

Q:	Will my vote be kept confidential?

A:

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The tabulation agent will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

Q:	How does the Board of Directors recommend that I vote on the proposals?

A:	The Board of Directors recommends that you vote:

FOR the election of each of the 12 nominees to serve as directors on the Board of Directors, each for a term expiring at the next annual meeting of shareholders (Proposal 1);

FOR the approval, by non-binding “say on pay” vote, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement (Proposal 2);

FOR the approval of the Analog Devices, Inc. 2022 Employee Stock Purchase Plan (Proposal 3); and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022 (Proposal 4).

Q:	Will any other matters be voted on at this meeting?

A:

No. Under the laws of Massachusetts, where we are incorporated, an item may not be brought before our shareholders at a meeting unless it appears in the notice of the meeting. Our bylaws establish the process for a shareholder to bring a matter before a meeting. See “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2023 annual meeting of shareholders?” below.

Q:	Where can I find the voting results?

A:	We will report the voting results in a Form 8-K filed with the U.S. Securities and Exchange Commission, or SEC, within four business days after the conclusion of the Annual Meeting.

Q:	How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2023 annual meeting of shareholders?

A:

Shareholder proposals for inclusion in proxy statement: If you are interested in submitting a proposal for inclusion in our proxy statement for the 2023 annual meeting of shareholders, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal for our proxy statement for the 2023 annual meeting of shareholders at our principal corporate offices in Wilmington, Massachusetts at the address below no later than September 23, 2022.

Shareholder director nominations for inclusion in proxy statement: The Board of Directors has implemented a proxy access provision in our bylaws, which allows a shareholder or group of up to 20 shareholders owning in aggregate 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided the shareholder(s) and nominee(s) satisfy the requirements in the bylaws. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in our proxy statement pursuant to these proxy access provisions in Article I, Section 1.9(c) of our bylaws, the Corporate Secretary must receive advance written notice at the address noted below not less than 120 days nor more than 150 days before the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting of shareholders is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, or if no annual meeting was held in the preceding year, then we must receive such notice at the address noted below not earlier than the 150th day before such annual meeting and not later than the close of business on the later of (1) the 120th day prior to such annual meeting and (2) the seventh day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2023 annual meeting of shareholders is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the Annual Meeting, you would need to give us appropriate notice at the address noted below no earlier than October 10, 2022, and no later than November 9, 2022.

Shareholder proposals and director nominations not included in proxy statement: In addition, our bylaws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that shareholders wish to present for action at an annual meeting of shareholders other than those to be included in our proxy statement under Rule 14a-8. The Corporate Secretary must receive such notice at the address noted below not less than 90 days or more than 120 days before the first anniversary of the preceding year’s annual meeting of shareholders. However, if the date of our annual meeting of shareholders is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting and (2) the seventh day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2023 annual meeting of shareholders is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the Annual Meeting, you would need to give us appropriate notice at the address noted below no earlier than November 9, 2022, and no later than December 9, 2022. If a shareholder does not provide timely notice of a nomination or other matter to be presented at the 2023 annual meeting of shareholders, under Massachusetts law, it may not be brought before our shareholders at a meeting. Our bylaws also specify requirements relating to the content of the notice that shareholders must provide to the Corporate Secretary of Analog Devices for any matter, including a shareholder proposal or nomination for director, to be properly presented at an annual shareholder meeting. A copy of the full text of our bylaws is on file with the SEC and publicly available on our website.

Any proposals, nominations or notices should be sent to:

Janene Asgeirsson, Senior Vice President, Chief Legal Officer,
Chief Risk Officer and Corporate Secretary
Analog Devices, Inc.
One Analog Way
Wilmington, Massachusetts 01887
Phone: 781-937-1164
Email: janene.asgeirsson@analog.com

Q:	What are the costs of soliciting these proxies and who will pay?

A:

We will bear the costs of solicitation of proxies. We have engaged Alliance Advisors LLC to assist us with the solicitation of proxies and expect to pay Alliance Advisors approximately $12,500 for their services. In addition to solicitations by mail, Alliance Advisors and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Q:	Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

A:

We are distributing our proxy materials to shareholders via the Internet under the “Notice and Access” approach permitted by the rules of the SEC. This approach expedites shareholders’ receipt of proxy materials while conserving natural resources and reducing our distribution costs. On or about January 21, 2022, we mailed a Notice of Internet Availability of Proxy Materials to participating shareholders containing instructions on how to access the proxy materials on the Internet, and if desired, to request to receive a paper copy of our proxy materials by mail.

Q:	How can I obtain an Annual Report on Form 10-K?

A:

Our Annual Report on Form 10-K for the fiscal year ended October 30, 2021 is available on our website at www.analog.com. If you would like a copy of our Annual Report on Form 10-K for fiscal 2021 and/or any of its exhibits, we will send you such materials without charge. Please contact:

Investor Relations Department
Analog Devices, Inc.
One Analog Way
Wilmington, Massachusetts 01887
Phone: 781-461-3282
Email: investor.relations@analog.com

Q:	Whom should I contact if I have any questions?

A:

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Investor Relations Department, at the address, telephone number or email address listed above.

 Additional Information

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household unless we have received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of either document to you if you contact us at the following address, telephone number or email address: Investor Relations Department, Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts 01887, telephone: 781-461-3282, email: investor.relations@analog.com. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

Security Ownership Of Certain Beneficial Owners

The following table lists information about those holders known to Analog Devices to be the beneficial owners of 5% or more of our outstanding shares of common stock as of January 7, 2022:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock Beneficially Owned (1)
5% Shareholders:
Vanguard Group Inc.(2)
PO Box 2600
Valley Forge, Pennsylvania 19482	45,832,256	8.7%
BlackRock Inc.(3)
55 East 52nd Street
New York, New York 10055	43,693,296	8.3%
JPMorgan Chase & Co.(4)
383 Madison Avenue
New York, New York 10179	27,687,671	5.3%

(1)

The percent ownership for each shareholder on January 7, 2022 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on January 7, 2022 (525,775,253 shares).

(2)

Based solely on a Form 13F-HR filed by Vanguard Group Inc. on November 12, 2021 reporting stock ownership as of September 30, 2021. Vanguard Group Inc. also reported that, as of September 30, 2021, it had sole investment power for 43,570,307 shares, shared voting power for 948,179 shares, shared investment power for 2,261,949 shares and no voting power with respect to 44,884,077 shares.

(3)

Based solely on a Form 13F-HR filed by BlackRock Inc. on November 9, 2021 reporting stock ownership as of September 30, 2021. BlackRock Inc. also reported that, as of September 30, 2021, it had sole voting power for 37,829,194 shares and no voting power with respect to 5,864,101 shares.

(4)

Based solely on an Amendment No. 5 to Schedule 13G filed by JPMorgan Chase & Co. on January 7, 2022 reporting stock ownership as of December 31, 2021. JPMorgan Chase & Co. also reported that, as of December 31, 2021, it had sole voting power with respect to 25,953,864 shares, sole dispositive power for 27,470,842 shares, shared voting power for 153,010 shares and shared dispositive power with respect to 206,787 shares.

Security Ownership of Directors and Executive Officers

The following table lists information as of January 7, 2022, about the beneficial ownership of common stock by each director or director nominee, by each executive officer named in the Summary Compensation Table included in this proxy statement, and by all of the directors and executive officers of Analog Devices as a group.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Shares Acquirable Within 60 Days (3)	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (4)
James A. Champy (5)	44,687	37,620	82,307	*
Anantha P. Chandrakasan	4,695	—	4,695	*
Martin Cotter	6,371	96,550	102,921	*
Tunç Doluca (6)	779,799	—	779,799	*
Bruce R. Evans (7)	100,464	—	100,464	*
Edward H. Frank (8)	13,525	—	13,525	*
Laurie H. Glimcher	600	—	600	*
Karen M. Golz	5,749	—	5,749	*
John Hassett	9,768	40,948	50,716	*
Greg Henderson	5,858	10,011	15,869	*
Mercedes Johnson	4,428	—	4,428	*
Mark M. Little	9,063	1,040	10,103	*
Prashanth Mahendra-Rajah	15,163	26,140	41,303	*
Vincent Roche (9)	10,641	323,117	333,758	*
Anelise Sacks	—	—	—	*
Kenton J. Sicchitano	26,640	16,100	42,740	*
Ray Stata (10)	818,795	37,620	856,415	*
Susie Wee	2,820.804	—	2,820	*
All directors and executive officers as a group (18 persons, consisting of 6 executive officers and 12 non-employee directors) (11)	1,859,066.80	589,146	2,448,213	*

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts 01887.

(2)

For each person, the “Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)

The number of shares of common stock beneficially owned by each person is determined under applicable SEC rules. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person has the right to acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable within 60 Days” column consists of shares covered by stock options that may be exercised and restricted stock units, or RSUs, that vest within 60 days after January 7, 2022.

(4)

The percent ownership for each shareholder on January 7, 2022 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on January 7, 2022 (525,775,253 shares) plus any shares acquirable (including exercisable stock options) by the shareholder in question within 60 days after January 7, 2022.

(5)	Includes 38,316 shares held in trust for the benefit of Mr. Champy’s spouse and son, as to which Mr. Champy disclaims beneficial ownership.

(6)	Includes 605,472 shares held by a living trust and 99,357 shares held by an irrevocable trust.

(7)	Includes 100,358 shares held by Evans Capital Management LLC and 106 shares held by Evans Investment Management, LLC. Mr. Evans is managing member of both entities.

(8)	Includes 11,000 shares held by irrevocable trusts for the benefit of Mr. Frank’s daughters, of which Mr. Frank is a trustee.

(9)

Includes 10,641 shares held by an irrevocable trust established for the benefit of Mr. Roche’s descendants and of which an independent financial institution is the trustee and of which Mr. Roche has the power to remove and replace the trustees.

(10)

Includes 660,459 shares held by Mr. Stata’s spouse, as to which Mr. Stata disclaims beneficial ownership. Includes 648,709 shares held by Mr. Stata’s spouse and 133,138 shares held directly by Mr. Stata that are pledged as collateral for a line of credit from a bank. Since January 2013, we have prohibited our directors and executive officers from future pledging of their Company securities as collateral for a loan.

(11)	All directors and executive officers as a group disclaim beneficial ownership of a total of 698,775 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied on a timely basis with respect to fiscal 2021, with the exception of the following: (1) the late filing, due to administrative error, of one Form 4 by Mercedes Johnson reporting her initial RSU grant as compensation for her service on the Company’s Board of Directors, (2) the late filing, due to administrative error, of one Form 4 by Tunç Doluca reporting his initial RSU grant as compensation for his service on the Company’s Board of Directors, and (3) the late filing of two Form 4s, due to administrative error, by Greg Henderson reporting separate purchases of 2 and 19 shares of Company common stock.

Appendix A: Reconciliation of GAAP Measures to Non-GAAP Measures

Non-GAAP financial measures included in the Proxy Statement are financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Management uses non-GAAP measures internally to evaluate the Company’s operating performance from continuing operations against past periods and to budget and allocate resources in future periods. These non-GAAP measures also assist management in evaluating the Company’s core business and trends across different reporting periods on a consistent basis. Management also uses these non-GAAP measures as the primary performance measurement when communicating with analysts and investors regarding the Company’s earnings results and outlook and believes that the presentation of these non-GAAP measures is useful to investors because it provides investors with the operating results that management uses to manage the Company and enables investors and analysts to evaluate the Company’s core business. Management also believes that the non-GAAP liquidity measure free cash flow is useful both internally and to investors because it provides information about the amount of cash generated after capital expenditures that is then available to repay debt obligations, make investments and fund acquisitions, and for certain other activities.

The Company believes that non-GAAP measures have material limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and should not be considered in isolation from, or as a substitute for, the Company’s financial results presented in accordance with GAAP. The Company’s use of non-GAAP measures, and the underlying methodology when including or excluding certain items, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, record such items in future periods. Investors should consider the Company’s non-GAAP financial measures in conjunction with the corresponding GAAP measures.

Acquisition Related Expenses: Expenses incurred as a result of current and prior period acquisitions and primarily include expenses associated with the fair value adjustments to debt, inventory, property, plant and equipment and amortization of acquisition related intangibles, which include acquired intangibles such as purchased technology and customer relationships. Expenses also include fair value adjustments associated with the replacement of share-based awards related to the Maxim Integrated Products, Inc. (Maxim) and Linear Technology Corporation (Linear) acquisitions. We excluded these costs from our non-GAAP measures because they relate to specific transactions and are not reflective of our ongoing financial performance.

Acquisition Related Transaction Costs: Costs directly related to the Maxim Integrated Products, Inc. acquisition, including legal, accounting and other professional fees as well as integration-related costs. We excluded these costs from our non-GAAP measures because they relate to a specific transaction and are not reflective of our ongoing financial performance.

Special Charges, net: Expenses, net, incurred in connection with facility closures, consolidation of manufacturing facilities, severance, other accelerated stock-based compensation expense and other cost reduction efforts or reorganizational initiatives. We excluded these expenses from our non-GAAP measures because apart from ongoing expense savings as a result of such items, these expenses have no direct correlation to the operation of our business in the future.

Loss on Extinguishment of Debt: Expenses incurred related to the extinguishment of debt including make-whole premiums and other related fees, as well as the acceleration of unamortized debt costs and previously deferred derivative hedge losses. We excluded these costs from our non-GAAP measures because they are not reflective of our ongoing financial performance.

Tax Related Items: Income tax effect of the non-GAAP items discussed above and income tax from certain discrete tax items related to an intra-entity transfer of intangible assets. We excluded these tax related items from our non-GAAP measures because they are not associated with the tax expense on our current operating results.

Reconciliation of GAAP Measures to Non-GAAP Results (Unaudited)

(In thousands, except per-share amounts)

Twelve months ended Oct 30, 2021
Gross margin	$4,525,012
Gross margin percentage .	61.8%
Acquisition related expenses	661,438
Adjusted gross margin	$5,186,450
Adjusted gross margin percentage	70.9%
Operating income	$1,692,201
Operating margin	23.1%
Acquisition related expenses	1,214,227
Acquisition related transaction costs	112,859
Special charges, net	84,458
Adjusted operating income	$3,103,745
Adjusted operating margin	42.4%
Diluted EPS	$ 3.46
Acquisition related expenses	3.02
Acquisition related transaction costs	0.28
Special charges, net	0.21
Loss on extinguishment of debt	0.54
Income tax effect of adjustments above	(0.58)
Income tax from certain discrete tax items	(0.47)
Adjusted diluted EPS	$ 6.46

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

(In thousands)

Twelve months ended Oct 30, 2021
Revenue	$7,318,286
Net cash provided by operating activities	$2,735,069
% of revenue	37%
Capital expenditures	$(343,676)
Free cash flow (1)	$2,391,393
% of revenue	33%

(1)	Free cash flow is defined as net cash provided by operating activities, less capital expenditures.

Appendix B: 2022 Employee Stock Purchase Plan

The purpose of this 2022 Employee Stock Purchase Plan (this “Plan”) is to provide eligible employees of Analog Devices, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $.16 2/3 par value per share (the “Common Stock”), commencing at such time and on such dates as the Board of Directors of the Company (the “Board”) shall determine. The Company intends for the Plan and Offerings (as defined below) thereunder to qualify as an “employee stock purchase plan” as defined in Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder (each such Offering, a “Section 423 Offering”), and Section 423 Offerings shall be interpreted consistently therewith. However, the Administrator also may authorize the grant of Options (as defined below) under Offerings that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, agreements, appendices, or sub-plans (collectively, “Sub-Plans”) as may be adopted by the Administrator for such purpose and/or to achieve tax, securities law or other compliance or policy objectives in jurisdictions outside the United States (each such Offering, a “Non-423 Offering”).

Subject to adjustment under Section 15 hereof, the number of whole and fractional shares of Common Stock that have been approved for purchase under the Plan is 5,000,000 shares of Common Stock. For avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Plan may be used to satisfy purchases of Common Stock under Section 423 Offerings and any remaining portion of such maximum number of shares of Common Stock may be used to satisfy purchases of Common Stock under Non-423 Offerings.

1.

Administration. The Plan will be administered by the Board or by a committee appointed by the Board (the “Administrator”). The Administrator has authority to (a) make rules and regulations for the administration of the Plan; (b) interpret the terms and provisions of the Plan; (c) make all determinations it deems advisable for the administration of the Plan; (d) determine which Designated Companies (as defined in Section 2) will participate in the Plan, including whether a Designated Company will participate in a Section 423 Offering or a Non-423 Offering, provided that in no event may a Designated Company participate in a Section 423 Offering and a Non-423 Offering at the same time; (e) decide all disputes arising in connection with the Plan; and (f) otherwise supervise the administration of the Plan, and its interpretation and decisions with regard thereto shall be final and conclusive. To the extent not prohibited by applicable law, the Administrator may delegate administrative tasks under the Plan to the services of an agent or an officer of the Company, including without limitation, determining the Designated Companies eligible to participate in the Plan or in an Offering thereunder.

2.

Eligibility. All employees of (a) the Company and (b) any subsidiary of the Company (as defined in Section 424(f) of the Code) and (c) solely for purposes of any Non-423 Offering, any other entity in which the Company has a greater than a fifty percent (50%) equity interest, and in the case of (b) and (c) which has been designated by the Administrator or its delegate from time to time (the Company, and any subsidiary or other such entity so designated are each referred to as a “Designated Company” and are collectively referred to as the “Designated Companies”), are eligible to participate in any one or more of the Offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(i)	they are customarily employed by a Designated Company for more than 20 hours a week and for more than five months in a calendar year;

(ii)	they have been employed by a Designated Company for at least two months prior to enrolling in the Plan; and

(iii)	they are employees of a Designated Company on the first day of the applicable Plan Period (as defined below).

No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock that the employee has a contractual right to purchase shall be treated as stock owned by the employee.

The Administrator retains the discretion to determine which eligible employees may participate in a Section 423 Offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f). In the case of a Non-423 Offering, an eligible employee (or group of eligible employees) may be excluded from participation in the Plan or an Offering if the Administrator has determined, in its sole discretion, that participation of such eligible employee(s) is not advisable or practicable for any reason.

3.

Offerings. The Company will make one or more Section 423 Offerings or Non-423 Offerings (collectively, “Offerings”) to employees to purchase Common Stock under this Plan. Offerings will begin at such time and on such dates as the Administrator shall determine, or the first business day thereafter (such dates, the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six-month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. However, the Administrator may, at its discretion, choose a different Plan Period of not more than twelve (12) months for Offerings. Unless otherwise determined by the Administrator, each Offering under the Plan in which eligible employees of the Company or one or more Designated Companies may participate will be deemed a separate offering for purposes of Section 423 of the Code, even if the dates of the applicable Plan Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. With respect to Section 423 Offerings, the terms of separate Offerings need not be identical provided that all eligible employees granted Options in a particular Offering will have equal rights and privileges, except as otherwise may be permitted by Section 423 of the Code; a Non-423 Offering need not satisfy such requirements.

4.

Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding either a written or electronic payroll deduction authorization form to the employee’s appropriate payroll office or an agent designated by the Company at least 15 days (or such other number of days as is determined by the Company) prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his or her deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. Furthermore, with respect to a Designated Company that is incorporated or formed in a non-U.S. jurisdiction where participation in the Plan through payroll deductions is prohibited or otherwise problematic under local laws (as determined by the Administrator in its sole discretion), the Administrator may permit eligible employees to elect to participate through other contributions in a form acceptable to the Administrator in lieu of payroll deductions. The Administrator shall determine what constitutes “Compensation” for purpose of the Plan. In the absence of a determination by the Administrator, the term “Compensation” shall mean the amount reportable on the employee’s U.S. Federal Income Tax Withholding Statement (or analogous non-U.S. statement), excluding overtime, shift premium, incentive or bonus awards, sales incentives, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock or restricted stock units, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the employee’s U.S. Federal Income Tax Withholding Statement (or analogous non-U.S. statement). The Administrator will have discretion to determine the application of this definition to eligible employees outside the United States.

5.

Deductions. The Company will maintain payroll deduction or other contribution accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction or other contribution in any percentage amount (in whole percentages) at a minimum of 1% up to a maximum of 20% of the Compensation the employee receives during the Plan Period or such shorter period during which deductions from payroll or other contributions are made. The Administrator may, at its discretion, designate a higher minimum, and/or a lower maximum, contribution rate.

6.

Deduction Changes. The Administrator will determine in advance of each Offering Commencement Date whether participants in the Offering are eligible to increase, decrease or discontinue payroll deductions or other contributions during the Plan Period (and, if so, on what terms) and will provide notice of such determination to all employees eligible to enroll in such Plan Period.

7.

Interest. Interest will not be paid on any employee accounts, except as required by applicable law or to the extent that the Administrator, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine.

8.

Withdrawal of Funds. To the extent the Administrator permits withdrawals during a Plan Period, the Administrator will specify whether the employee must draw out the balance accumulated in the employee’s account or whether a partial withdrawal is permitted. The employee may not begin participation again during the remainder of the Plan Period during which the employee withdrew. The employee may participate in any subsequent Plan Period in accordance with terms and conditions established by the Administrator.

9.	Purchase of Shares.

(a)

Number of Shares. On the Offering Commencement Date for the applicable Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to the number of shares of Common Stock, including fractional shares, determined by multiplying $2,083 by the number of full months in the Plan Period and dividing the result by the closing price of the Common Stock (as determined below) on the Offering Commencement Date; provided that no employee may be granted an Option which permits the employee’s rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423 of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time; and, provided further, however, that the Administrator may, in its discretion, set a different formula or a fixed number of shares of Common Stock (including fractional shares) that each eligible employee may purchase per Plan Period which number shall not be greater than the number of shares of Common Stock determined using the formula in the first clause of this Section 9(a), and which shall be subject to the second clause of this Section 9(a).

(b)

Option Price. The Administrator shall determine the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that for any Section 423 Offering, such Option Price shall be at least 85% of the applicable closing price in either case, and for any Non-423 Offering, such Option Price shall be at least 80% of the applicable closing price in either case. In the absence of a determination by the Administrator, the Option Price for all Offerings will be 85% of the lesser of the closing price of the Common Stock on (A) the first business day of the Plan Period or (B) the Exercise Date. The closing price shall be (1) the closing price (for the primary trading session) on any national securities exchange on which the Common Stock is listed or (2) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Administrator. If no sales of Common Stock were made on such a day, the price of the Common Stock shall be the reported price for the last preceding day on which sales were made.

(c)

Exercise of Option. Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of shares of Common Stock, including fractional shares (unless otherwise determined by the Administrator), reserved for the purpose of the Plan that his or her accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.

(d)	Return of Unused Payroll Deductions. Any balance remaining in an employee’s payroll deduction or other contribution account at the end of a Plan Period will be automatically refunded to the employee.

10.

Issuance of Certificates. Certificates representing shares of Common Stock, including any and all fractional shares, purchased under the Plan may be issued only in the name of the employee, or, for U.S. employees only, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates. Fractional shares shall be determined to 4 decimal places.

11.

Rights on Retirement, Death or Termination of Employment. If a participating employee’s employment with a Designated Company ends before any Exercise Date, no payroll deduction or other contributions shall be taken from any Compensation then due and owing to the employee and the balance in the employee’s account shall be paid to the employee. In the event of the employee’s death before any Exercise Date, the Company shall, upon notification of such death, pay the balance of the employee’s account (a) to the executor or administrator of the employee’s estate or (b) if no such executor or administrator has been appointed to the knowledge of the Company, to the person or persons entitled thereto pursuant to applicable law. If, before the last business day of the Plan Period, the Designated Company by which an employee is employed ceases to be a subsidiary or eligible affiliate of the Company, or if the employee is transferred to a subsidiary or affiliate of the Company that is not a Designated Company, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12.

Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his or her Compensation shall make such employee a stockholder of the shares of Common Stock covered by an Option under this Plan and such employee shall not become a stockholder until he or she has purchased and received such shares.

13.

Options Not Transferable. Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14.

Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose (unless otherwise required by applicable laws).

15.	Adjustment for Changes in Common Stock and Certain Other Events.

(a)

Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Administrator.

(b)	Reorganization Events.

(1)

Definition. A “Reorganization Event” shall mean: (A) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (B) any transfer or disposition of all of the Common Stock for cash, securities or other property pursuant to a share exchange or other transaction or (C) any liquidation or dissolution of the Company.

(2)

Consequences of a Reorganization Event on Options. In connection with a Reorganization Event, the Administrator may take any one or more of the following actions as to outstanding Options on such terms as the Administrator determines: (A) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (B) upon written notice to employees, provide that all outstanding Options will be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions or other contributions as of a date specified by the Administrator in such notice, which date shall be ten (10) days preceding the effective date of the Reorganization Event (or such other number of days as is determined by the Administrator), (C) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions or other contributions will be returned to participating employees on such date, (D) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), change the last day of the Plan Period to be the date of the consummation of the Reorganization Event and make or provide for a cash payment to each employee equal to (x) (1) the Acquisition Price times (2) the number of shares of Common Stock that the employee’s accumulated payroll deductions or other contributions as of immediately prior to the Reorganization Event could purchase at the Option Price, where the Acquisition Price is treated as the fair market value of the Common Stock on the last day of the applicable Plan Period for purposes of determining the Option Price under Section 9(b) hereof, and where the number of shares that could be purchased is subject to the limitations set forth in Section 9(a), minus (y) the result of multiplying such number of shares by such Option Price, (E) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (F) any combination of the foregoing.

For purposes of clause (A) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

16.

Amendment of the Plan. The Board may at any time, and from time to time, amend or suspend this Plan or any portion thereof, except that if the approval of any such amendment by the stockholders of the Company is required by law, by Section 423 of the Code or the applicable listing rules of the exchange on which the Common Stock is traded, such amendment shall not be effected without such approval. Notwithstanding the foregoing, the following amendments shall require the approval of the Company’s stockholders: (a) any increase in the number of shares of Common Stock that may be purchased under the Plan, except as provided in Section 15; (b) any ability to issue shares of Common Stock before payment therefor in full; (c) any reduction in the price per share at which Common Stock may be purchased; and (d) any change in the definition of subsidiaries or other entities eligible to participate in the Plan. In no event shall any amendment be made that would cause the Plan to fail to comply with Section 423 of the Code.

17.

Insufficient Shares. If the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Administrator will allot the shares then available on a pro-rata basis and shall allow for the allotment of fractional shares.

18.

Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded without interest (unless otherwise required by applicable laws).

19.

Governmental Regulations. The Company’s obligation to sell and deliver shares of Common Stock, including fractional shares, under this Plan is subject to listing on a national stock exchange (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock. If, pursuant to this Section 19, the Administrator determines that shares of Common Stock will not be issued to any employee, the Company is relieved from liability to any employee except to refund to the employee the amount in such employee’s payroll deduction or other contribution account, without interest thereon (except as may be required by applicable laws).

20.

Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts.

21.	Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

22.

Grants to Employees in Non-U.S. Jurisdictions. The Company may, to comply with the laws of a non-U.S. jurisdiction, grant Options under a Section 423 Offering to employees of a Designated Company who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are specified and communicated to the employees in such jurisdiction and that are less favorable (but not more favorable) than the terms of the Options granted under the Section 423 Offering to employees of the Designated Company who are resident in the United States. Notwithstanding the preceding provisions of this Plan, employees of a Designated Company who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility to participate in a Section 423 Offering if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Section 423 of the Code.

23.

Authorization of Sub-Plans. The Administrator may from time to time establish one or more Sub-Plans under the Plan to accommodate requirements of local law and procedures outside the United States, facilitate the administration of the Plan or accomplish other Company objectives in offering the Plan in jurisdictions outside the United States, or to qualify for particular tax treatment under laws of jurisdictions other than the United States. Subject to Section 16 of the Plan, such Sub-Plans may take precedence over the provisions of this Plan, but unless otherwise amended or superseded by the terms of any such Sub-Plan, the provisions of this Plan will govern the operation of Sub- Plans. To the extent inconsistent with the requirements of Section 423 of the Code, any such Sub-Plan will be operated under a Non-423 Offering, and rights granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code.

24.	Taxes.

(a)

Withholding. At the time of any taxable event that creates an obligation for any Designated Company to withhold U.S. or non-U.S. federal, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to an employee) for which an employee is liable in connection with his or her participation in the Plan (“Tax-Related Items”), each affected employee shall, no later than the date of the event creating the withholding obligation for Tax-Related Items, make provision satisfactory to the Administrator for payment of any Tax-Related Items required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, withhold any such Tax-Related Items from any payment of any kind otherwise due to an employee, including one or a combination of the following methods: (i) retaining, from the shares of Common Stock otherwise issuable on the last day of the Plan Period, a number of shares having a fair market value sufficient to cover the withholding obligation for the applicable Tax-Related Items (provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment); (ii) withholding from proceeds from the sale of shares of Common Stock issued upon exercise of the Option, either through a voluntary sale or an automatic sale arranged by the Company; or (iii) withholding from the employee’s wages or other compensation.

(b)

Notification upon Sale of Shares. To the extent required by the Administrator, each employee participating in a Section 423 Offering agrees, by participating in the Section 423 Offering, to promptly give the Company notice of any disposition of Common Stock purchased under the Plan where disposition occurs within two years after the date of grant of the Option pursuant to which such shares of Common Stock were purchased.

25.

Transfer of Employment. Unless otherwise determined by the Administrator, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a participant transfers from a Section 423 Offering to a Non-423 Offering, the exercise of the participant’s Option will be qualified under the Section 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a participant transfers from a Non-423 Offering to a Section 423 Offering, the exercise of the participant’s Option will remain non-qualified under the Non-423 Offering.

26.

Section 409A of the Code. Options granted under a Section 423 Offering are exempt from the application of Section 409A of the Code. Options granted under a Non-423 Offering are intended to be exempt from, or to comply with Section 409A of the Code, and as such, the Exercise Date for each Plan Period shall be fixed prior to the Offering Commencement Date and may not be accelerated or deferred unless permitted or required by Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representation in this regard and will have no liability to a participant or any other party if an Option that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

27.

Effective Date and Approval of Stockholders. The Plan shall take effect on the date the Plan is approved by the stockholders of the Company as required by Section 423 of the Code, which approval must occur within twelve (12) months of the adoption of the Plan by the Board.

Adopted by the Board of Directors on December 8, 2021

Approved by the stockholders on [                     XX, 2022]

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One Analog Way
Wilmington, MA 01887	1-800-262-5643	www.analog.com

ANALOG DEVICES, INC.

ATTN: INVESTOR RELATIONS DEPT.

ONE ANALOG WAY

WILMINGTON, MA 01887

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 8, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 8, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D64557-P64572                    KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANALOG DEVICES, INC.

The shares represented by this proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of each Director Nominee and FOR Proposals 2, 3 and 4.

The Board of Directors recommends you vote FOR each of the Director Nominees:

1.	The election to Analog Devices’ Board of Directors of the twelve nominees named in our Proxy Statement.
	Nominees:		For	Against	Abstain

	1a.	Ray Stata	☐	☐	☐

	1b.	Vincent Roche	☐	☐	☐

	1c.	James A. Champy	☐	☐	☐

	1d.	Anantha P. Chandrakasan	☐	☐	☐

	1e.	Tunç Doluca	☐	☐	☐

	1f.	Bruce R. Evans	☐	☐	☐

	1g.	Edward H. Frank	☐	☐	☐

	1h.	Laurie H. Glimcher	☐	☐	☐

	1i.	Karen M. Golz	☐	☐	☐

		For	Against	Abstain

1j.	Mercedes Johnson	☐	☐	☐

1k.	Kenton J. Sicchitano	☐	☐	☐

1l.	Susie Wee	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4:

2.	Advisory resolution to approve the compensation of our named executive officers.	☐	☐	☐

3.	Approve the Analog Devices, Inc. 2022 Employee Stock Purchase Plan.	☐	☐	☐

4.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting and at any adjournments or postponement at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D64558-P64572

ANALOG DEVICES, INC.

Annual Meeting of Shareholders - March 9, 2022 9:00 AM

This Proxy is solicited on behalf of the Board of Directors

The undersigned revokes all previous proxies and hereby appoints Ray Stata, Vincent Roche and Janene Asgeirsson, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of ANALOG DEVICES, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time on March 9, 2022, at Analog Devices, Inc., 125 Summer St., Boston, MA 02110, and any adjournment, postponement, continuation or rescheduling thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment, postponement, continuation or rescheduling thereof.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote the shares over the Internet or by telephone, please do not return your proxy card.

Unless voting the shares over the Internet or by telephone, please fill in, date, sign and mail this proxy card promptly using the enclosed envelope.

Continued and to be signed on reverse side